As filed with the Securities and Exchange
 Commission on December __, 2003.                Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------


                            THE NEPTUNE SOCIETY, INC.
             (Exact name of Registrant as specified in its charter)

        Florida                       7261                       59-2492929
(State or jurisdiction of       (Primary Standard             (I.R.S. Employee
    incorporation or         Industrial Classification       Identification No.)
      organization)                 Code Number)


    4312 Woodman Avenue, Third Floor                     (818) 953-9995
     Sherman Oaks, California 91423              (Registrant's telephone number,
(Address of principal executive offices)                including area code)


                               Matthew Hoogendoorn
                        4312 Woodman Avenue, Third Floor
                         Sherman Oaks, California 91423
                                 (818) 953-9995
            (Name, address and telephone number of agent for service)

                              --------------------

                                   Copies to:
                                 Randal R. Jones
                                   Kenneth Sam
                              Dorsey & Whitney LLP
                          1420 Fifth Avenue, Suite 3400
                                Seattle, WA 98101
                                 (206) 903-8800

                              --------------------


Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

                              --------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|

                               -------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               -------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               -------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               -------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                                        CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                                                     Proposed
                                                          Proposed Maximum            Maximum
   Title of Shares                    Amount to be           Offering            Aggregate Offering          Amount of
   to be Registered                  Registered(1)(2)     Price Per Share(3)          Price(3)            Registration Fee
--------------------------------------------------------------------------------------------------------------------------
Common Stock to be offered for          2,210,652              $1.25                 $2,763,315               $224.00
resale by selling stockholders
--------------------------------------------------------------------------------------------------------------------------
Common Stock to be offered for          3,284,290              $1.25                $4,105,362.50             $333.00
resale by selling stockholders
upon exercise of convertible
securities(4)
--------------------------------------------------------------------------------------------------------------------------
Total                                    5,494,942                                  $6,868,677.50             $557.00

==========================================================================================================================
(1)  Calculated  pursuant  to Rule  457(c) and (g) under the  Securities  Act of
     1933.
(2)  Based on the actual warrant exercise price per Rule 457(g).
(3)  Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of  registration  fee, based on the average of the bid and ask sales prices of the  Registrant's  common stock on December  18, 2003,  as quoted in the
     National Association of Securities Dealers Over-the-Counter Bulletin Board.
(4)  Represents  (a)  2,055,669  shares of common  stock that may be issued upon exercise of warrants:  (i)  1,716,667 of which can be exercised at any time until  July 31,  2007 at  $3.00  per  share,  (ii)  7,500  of which  can be exercised  until  December 31, 2005 at $3.00 per share and (iii) 331,502 of which  can be  exercised  until  February  19,  2004 at $0.72 per share and thereafter until February 19, 2005 at $0.79 per share; (b) 59,711 shares of common stock that may be issued upon conversion of convertible  debentures;
     (c)  953,410  shares of common  stock that may be issued  upon  exercise of options:  (i)  150,000 of which can be  exercised  at $0.65 per share until
     February  24,  2006,  (ii)  130,000 of which can be  exercised at $0.70 per share until  February 11,  2006,  (iii) 20,000 of which can be exercised at
     $0.70 per share until  February 28, 2006,  and (iv) 653,410 of which can be exercised  at $4.40 per share  until  December  31,  2005;  and (d) 215,500 shares of common stock to be issued in lieu of deferred compensation.


                              --------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and the selling stockholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                     SUBJECT TO COMPLETION, DECEMBER 24, 2003

                                 [COMPANY LOGO]

                             ----------------------

                            THE NEPTUNE SOCIETY, INC.


                             Shares of Common Stock

     This is a public offering of 5,494,942 shares of the common stock of The Neptune Society, Inc.

     All of the shares being offered, when sold, will be sold by selling stockholders as listed in this prospectus on pages 10 through 13. The selling stockholders are offering:

     o 2,055,669 shares of common stock that may be issued upon exercise of warrants:

          o 1,716,667 of which can be exercised at any time until July 31, 2007 at $3.00 per share,

          o 7,500 of which can be exercised until December 31, 2005 at $3.00 per share and

          o 331,502 of which can be exercised until February 19, 2004 at $0.72 per share and February 19, 2005 at $0.79 per share;

     o 59,711 shares of common stock that may be issued upon conversion of convertible debentures;

     o 953,410 shares of common stock that may be issued upon exercise of options:

          o 150,000 of which can be exercised at $0.65 per share until February 24, 2006,

          o 130,000 of which can be exercised at $0.70 per share until February 11, 2006,

          o 20,000 of which can be exercised at $0.70 per share until February 28, 2006,

          o 261,364 of which can be exercised at $4.40 per share until December 31, 2005, and

          o 392,046 of which will be granted under an employment agreement at the rate of 130,682 options annually for 2003, 2004, and 2005, exercisable at $4.40 per share until December 31, 2005;

     o 215,500 shares of common stock to be issued in lieu of deferred compensation; and

     o 2,210,652 shares of common stock issued to and owned by the selling shareholders.

     We will receive $6,763,384 in proceeds upon exercise of the outstanding warrants and options registered for sale in the event such warrants and options were to be exercised in full on December 24, 2003. We will not receive any of the proceeds from the sale of common stock by the selling shareholders.

     Our common stock is traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "NPTI". On December 22, 2003, the closing sale price for our common stock was $1.05 on the NASD OTCBB.

     Investing in our common stock involves risks. See "Risk Factors and Uncertainties" beginning on page 5.

     These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus is ___________________, 2003.

                                TABLE OF CONTENTS


SUMMARY INFORMATION...........................................................2

RISK FACTORS AND UNCERTAINTIES................................................5

DIVIDEND POLICY..............................................................10

USE OF PROCEEDS..............................................................10

SELLING STOCKHOLDERS.........................................................10

PLAN OF DISTRIBUTION.........................................................17

LEGAL PROCEEDINGS............................................................18

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................18

EXECUTIVE COMPENSATION.......................................................21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............29

TRANSACTIONS BETWEEN NEPTUNE AND ITS OFFICERS, DIRECTORS OR
   SIGNIFICANT SHAREHOLDERS..................................................32

DESCRIPTION OF SECURITIES....................................................35

THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.........36

DESCRIPTION OF THE BUSINESS..................................................36

MANAGEMENT'S DISCUSSION AND ANALYSIS.........................................46

DESCRIPTION OF PROPERTY......................................................57

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................59

TRANSFER AGENT AND REGISTRAR.................................................60

LEGAL MATTERS................................................................60

EXPERTS......................................................................60

WHERE YOU CAN FIND MORE INFORMATION..........................................60

INDEX TO FINANCIAL STATEMENTS...............................................F-1

                           FORWARD-LOOKING STATEMENTS

     We use words like "expects," "believes," "intends," "anticipates," "plans," "targets," "projects" or "estimates" in this prospectus. When used, these words and other, similar words and phrases or statements that an event, action or result "will," "may," "could," or "should" occur, be taken or be achieved identify "forward-looking" statements. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to:

     o our ability to manage an increasing number of sales offices and crematories,

     o our ability to retain key management personnel and to continue to attract and retain skilled crematory management personnel,

     o the effect of state and federal regulations on the death care and pre-need cremation service industry,

     o changes in the death rate or deceleration of the trend towards cremation,

     o availability and cost of capital to finance our growth and meet our capital requirements,

     o    our ability to meet our obligations as they become due, and

     o general economic conditions that affect the death care and pre-need cremation service industry.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

     Our management has included projections and estimates in this prospectus, which are based primarily on management's experience in the industry, assessments of our results of operations, discussions and negotiations with third parties and a review of information filed by our competitors with the Securities and Exchange Commission or otherwise publicly available.

     We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                 --------------

     "The Neptune Society", "Neptune Society" and "Trident Society" are a registered trademarks of The Neptune Society, Inc. in the United States.

                               SUMMARY INFORMATION

     Because this section is a summary, it does not contain all of the information important to an investor. Investors should read this prospectus and our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our common stock.

Summary of the Offering

     This is an offering of up to 5,494,942 shares of our common stock, including:

          o 2,055,669 shares of common stock that may be issued upon exercise of warrants,

          o 59,711 shares of common stock that may be issued upon conversion of convertible debentures,

          o 953,410 shares of common stock that may be issued upon exercise of options,

          o 215,500 shares of common stock to be issued in lieu of deferred compensation, and

          o 2,210,652 shares of common stock issued to and owned by the selling shareholders.

     We will not receive any proceeds from the sale of the shares by the selling stockholders, but we would receive $6,763,384 in proceeds upon exercise of the outstanding warrants and options registered for sale, assuming the warrants were exercised on December 24, 2003. Conversion of the convertible debentures, if converted, will reduce our liabilities by $71,653, and the shares to be issued in lieu of deferred compensation will be issued in lieu of $140,075 of deferred compensation accrued through December 31, 2002. We cannot assure you that the warrants or options will be exercised or the convertible debentures will be converted.

SUMMARY OF OUR BUSINESS

     We, The Neptune Society, Inc., are the holding company for the Neptune Society of America, Inc., a California corporation. Neptune Society of America, Inc. is the holding company for Neptune Management Corp., Heritage Alternatives, Inc. and Trident Society, Inc., which are engaged in marketing and administering Pre-Need and At-Need cremation services in Arizona, California, Colorado, Florida, Illinois, Iowa, New York, Oregon and Washington. We also operate three crematories and licensed holding facilities in Los Angeles, California; one licensed holding facility in Ventura, California; one crematory and licensed holding facility in Ankeny, Iowa; and one crematory and a licensed holding facility in Spokane, Washington. We provide cremation services in the areas in which we own crematories. We use the services of qualified and licensed third-party crematories and holding facilities in locations in which we do not own crematories.

     Our service programs include:

     o Pre-need programs that allow our clients to pre-plan and pre-pay for cremation services; and

     o At-need programs in which we arrange cremation services at the time of need.

     We compete in the cremation services sector of the death care service industry. Our primary business focus is on marketing our pre-need cremation services using an integrated promotion and professional sales strategy to pursue revenue and growth opportunities in the cremation sector of the death care service industry. We operate our locations under one nationally branded name, "The Neptune Society," where permitted, and offer only cremation services and products related to cremation services. We do not offer traditional burial funeral services, and we do not own or operate cemeteries. We do not intend to evolve into a traditional funeral burial services company and do not intend to compete directly with the larger competitors that provide traditional funeral and burial services.

CORPORATE INFORMATION

     Our principal corporate and executive offices are located at 4312 Woodman Avenue, Third Floor, Sherman Oaks, California 91423. Our telephone number is
(818) 953-9995. We maintain a website at www.neptunesociety.com. Information contained on our website is not part of this prospectus.

THE OFFERING

     This prospectus covers up to 5,494,942 shares of our common stock to be sold by selling stockholders identified in this prospectus.


Shares Offered By The Selling
Stockholders                              5,494,942  shares of common stock, $0.001 par value per share, including:

                                          o    2,055,669 shares of common stock that may be issued
                                               upon exercise of warrants,
                                          o    59,711 shares of common stock that may be issued upon
                                               conversion of convertible debentures,
                                          o    953,410 shares of common stock that may be issued upon
                                               exercise of options,
                                          o    215,500 shares of common stock to be issued in lieu of
                                               deferred compensation, and
                                          o    2,210,652 shares issued to and owned by the selling
                                               shareholders.

Offering Price                            Determined at the time of sale by the selling shareholders

Common Stock Outstanding as of
December 1, 2003                          5,773,205 shares

Number of Shares of Common Stock
Outstanding After Offering(1)             9,057,495 shares


Use of Proceeds                           We will not receive any of the proceeds of the shares offered by the selling shareholders.

                                          We intend to use the proceeds from the exercise of the warrants and options, held by certain selling shareholders, if exercised, for working capital purposes.

Dividend Policy                           We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

OTC Bulletin Board Symbol                 NPTI



(1) This number assumes the issuance of 2,055,669 shares of common stock that may be issued upon exercise of warrants, 59,711 shares of common stock that may be issued upon conversion of convertible debentures, 953,410 shares of common stock that may be issued upon exercise of options and 215,500 shares of common stock to be issued in lieu of deferred compensation. Selling shareholders are not required to exercise the warrants and options and the convertible debentures will be automatically converted on March 31, 2004.


-------------------------------------

SELECTED FINANCIAL DATA

     The selected financial information presented below as of and for the periods indicated are derived from our consolidated financial statements contained elsewhere in this prospectus.

------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT DATA                                Year Ended December 31        Nine Months Ended September 30
------------------------------------------------------------------------------------------------------------------
(in 000's, except per share amount)                  2001              2002               2002              2003
------------------------------------------------------------------------------------------------------------------
Total Revenue                                       $13,030          $11,767            $8,671           $15,069
Gross Profit                                          6,767            5,348             6,168            12,263
General, Administrative and Selling Expenses          7,798            8,709             8,183            11,017
Loss on disposal of assets                            2,759
Professional Fees                                     1,765              677               526               359
Amortization and Depreciation Expense                 2,082              253               203               184
Interest Expense (income)                             2,515            2,579             1,647             1,464
Net Income/(loss)                                   (10,151)          (6,706)           (4,393)             (760)
(Loss) per share before cumulative effect of          (5.09)           (1.88)            (1.29)            (0.15)
change in accounting principle per share
Loss per share--                                      (5.09)           (1.88)            (1.29)            (0.15)
------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:                                     At December 31                      At September 30
------------------------------------------------------------------------------------------------------------------
(in 000's)                                           2001              2002               2002              2003
------------------------------------------------------------------------------------------------------------------
Current Assets                                       $2,078           $2,701             $2,907            $2,487
Current Liabilities                                   5,273            5,046              5,241             3,621
Long Term Debt                                          198              390                267               420
Debentures Payable                                    7,942            6,755              6,942             7,290
Shareholders Equity                                   7,023            3,492              5,245             3,880
------------------------------------------------------------------------------------------------------------------

                         RISK FACTORS AND UNCERTAINTIES

     Readers should carefully consider the risks and uncertainties described below before deciding whether to invest in shares of our common stock.

     Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition or results of operations, and the trading price of our common stock may decline and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other, unknown, risks that may affect our business.


WE HAVE A HISTORY OF LOSSES AND ANTICIPATE THAT WE MAY CONTINUE TO EXPERIENCE LOSSES IN THE FUTURE.

     Since our acquisition of the Neptune group of companies, we have had a history of losses. We incurred losses of $10,151,168 and $6,705,576 respectively, during the years ended December 31, 2001 and 2002. We incurred losses of $759,932 during the nine-month period ended September 30, 2003. We had an accumulated deficit of $27,585,544 at December 31, 2002 and $28,345,476 at September 30, 2003. We anticipate that we will incur losses for the foreseeable future until we are able to increase our sales and reduce our level of debt. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We cannot assure you that we will ever successfully achieve a sufficient level of sales or reduce our level of debt to attain profitable operations.

     Failure to achieve profitability could have a material adverse effect on our business, results of operations and financial condition.


WE HAVE A LIMITED OPERATING HISTORY AS A STAND-ALONE COMPANY IN THE DEATH CARE INDUSTRY.

     Although our predecessors, the Neptune Group of companies, have operated Pre-Need and At-Need cremation businesses, we have operated the Neptune Society only since April 1999. See "History of our Company." Prior to our acquisition of the Neptune Group of companies, we had no operating business. Accordingly, we have only a limited operating history upon which an evaluation of our business and its prospects may be based. Although we have experienced revenue and net income growth in recent periods, there can be no assurance that our operations will be profitable in the future or that we will be able to successfully implement our operating and growth strategy. Failure to successfully implement our operating and growth strategy could have a material adverse effect on our net revenue and earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY TO ACQUIRE EXISTING CREMATORY SERVICE PROVIDERS UNLESS WE OBTAIN ADDITIONAL FINANCING.

     Our business strategy is to grow through the opening of new offices or start-ups and selective acquisitions of existing cremation service providers and to increase the performance of our existing operations. To date, we have financed the acquisitions of the Neptune Group of companies and our Spokane, Washington and Ankeny, Iowa, acquisitions through a combination of cash, common stock and debt. We may finance future acquisitions through debt, cash from operations, issuing common stock or other securities, or any combination of these. In the event that our common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept our common stock or other securities as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources or incur substantial debt in order to finance future acquisitions. If we do not have sufficient cash resources, our ability to open new offices (start-ups) or make selective acquisitions could be limited unless we are able to obtain additional capital through debt or equity financings. We cannot assure you that we will be able to obtain the financing we will need in the future on terms we deem acceptable, if at all.

WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY TO OPEN NEW START-UP OFFICES OR SELECTIVELY ACQUIRE EXISTING CREMATORY SERVICE PROVIDERS UNLESS WE ARE ABLE TO EFFECTIVELY TARGET NEW GEOGRAPHIC MARKET AREAS FOR START-UPS OR ACQUISITIONS IN A COMPETING ENVIRONMENT.

     We cannot assure you that our current management, personnel and other corporate infrastructure will be adequate to effectively target acquisitions and then integrate them into our business without substantial costs, delays or other operational or financial problems. In connection with certain acquisitions, we may need certain licenses and approvals. Obtaining such licenses and approvals could delay the closing of an acquisition.

     Even though several major death care companies have reduced their ongoing acquisition activities, we may be competing with several publicly held North American death care companies, including Service Corporation International, Stewart Enterprises, Inc., Alderwoods Group and Carriage Services, Inc. to selectively acquire cremation service providers. Each of these other companies has greater financial and other resources than we have and has, in the past, actively engaged in acquiring death care service providers in a number of markets. Because we are seeking to acquire only cremation service providers, we limit the number of potential acquisition targets available to us and consequently may not be able to execute our business acquisition strategy.

     The success of our start-up or selective acquisition plans depends on several factors, including:

     o our ability to identify suitable start-up or selective acquisition opportunities;

     o our ability to obtain a license to open a start-up or operate the target acquisition;

     o the level of competition for a start-up geographic area or selective acquisition target;

     o    the start-up cost or purchase price for selective acquisitions;

     o    the financial performance of facilities after start-up or acquisition;
          and

     o    our  ability  to  effectively   integrate  the  start-up  or  acquired
          facilities' operations.

     If we fail to achieve our start-up or selective acquisition plans or to operate start-up or acquired facilities and integrate them into our operations, such failure could materially and adversely affect our business, financial condition and results of operations.


WE WILL NOT BECOME A PROFITABLE  BUSINESS  UNTIL WE ARE ABLE TO FULLY  INTEGRATE
OUR   START-UPS   OR   SELECTIVE   BUSINESS   ACQUISITIONS   INTO  OUR  EXISTING
INFRASTRUCTURE.

     Assuming that we are successful in completing start-ups or selective acquisitions, we may not be able to effectively integrate them into our business due to the geographic disparity of management personnel and the cost of centralizing operations in our California head office. Part of our start-up and acquisition strategy will be to recruit and retain key employees at new start-ups or locations acquired and our failure to do so may result in a decline in the performance of the continuing operations at those newly opened or acquired locations. We may also experience increased costs related to the hiring and training of new personnel, which may adversely affect our ability to operate our newly opened start-ups or acquired locations on a cost-effective basis.

A DECLINE IN DEATH RATES MAY IMPAIR OUR ABILITY TO BECOME PROFITABLE IN THE FUTURE.

     As we continue to see improvements in technology related to health care that may prolong life expectancy, we may experience a decline in expected death rates. Such a decline, coupled with our current business strategy to expand through acquisitions and increased performance of our existing operations, may result in a decrease in the demand for our cremation services and adversely affect our ability to become profitable. A decline in demand and revenues together with increased costs resulting from our acquisitions may result in increased losses and we may never achieve profitability.

A DECLINE IN THE CHOICE OF CREMATION RATHER THAN BURIAL SERVICES MAY IMPAIR OUR ABILITY TO BE PROFITABLE IN THE FUTURE.

     Our business strategy is premised on the current trend in the death care industry where consumers are selecting cremation services over the more traditional burial services. We may be unable to achieve the growth in our revenues necessary to operate profitably as we expand our operations and increase our marketing and sales efforts. Our acquisition strategy is expected to increase our costs of operations and a decline in the number of cremation services may result in a decrease in our revenues, which may increase losses and decrease the likelihood we will achieve profitability.


OUR ABILITY TO EXECUTE OUR BUSINESS PLAN IS PREDICATED ON OUR ABILITY TO RETAIN KEY PERSONNEL WITH EXPERIENCE IN THE DEATH CARE INDUSTRY.

     We depend to a large extent upon the abilities and continued efforts of Marco Markin, our Chief Executive Officer and a director and Douglas Irving, our Chief Operating Officer to provide overall direction and decision making in developing and implementing our business strategy and identifying and opening new start-ups and selectively acquiring existing cremation service providers. We may incur additional costs and delays in our expected growth should we lose these key personnel. In addition, our success is also determined by offering quality Pre-Need and At-Need cremation services, which are supervised by our senior management team. The loss of the services of the key members of our senior management could have a material adverse effect on our continued ability to compete in the death care industry through delivery of quality services to consumers.


NEW LEGISLATIVE RESTRICTIONS IMPACTING TELEMARKETING ACTIVITIES MAY REDUCE THE NUMBER OF SALES LEADS.

     Currently we have a telemarketing center in Arizona that schedules more than 1,100 appointments per month for our sales force. This represents approximately 35% of the monthly leads currently obtained by us; specifically, the remainder are generated from direct mail, web site and advertising. On March 11, 2003, President Bush signed into law a national "Do Not Call" list. The law has been subject to legal challenge and several court rulings have delayed its implementation. A number of states have implemented similar initiatives. We cannot determine when, or if, this legislation will be implemented. This legislation, if implemented, will reduce the number of potential pre-need purchasers available to us to contact by telephone for sales appointments.


IN THE EVENT THAT WE ARE NOT ABLE TO COMPLY WITH THE SUBSTANTIAL REGULATIONS UNDER WHICH WE OPERATE, WE MAY BE SUBJECT TO BUSINESS OPERATION CLOSURES, FINES AND PENALTIES.

     The death care industry is subject to regulation, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, Pre-Need sales of cremation products and services, and various other aspects of our business. The impact of such regulations varies depending on the location of our offices and facilities and failure to comply with such regulations may result in business closures, fines and penalties, all of which may affect the profitability of our business.

     From time to time, states and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry and in particular our ability to be profitable. For example, some states and regulatory agencies have considered or are considering regulations that could require more liberal refund and cancellation policies for Pre-Need sales of products and services, prohibit door-to-door or telephone solicitation of potential customers, increase trust requirements and prohibit the common ownership of funeral homes and crematoriums in the same market. If adopted in the states in which we operate, these and other possible proposals could have a material adverse effect on our profitability.


YOUR INVESTMENT IN OUR SHARES MAY BE DILUTED IN THE EVENT THAT WE MAY BE REQUIRED TO SELL ADDITIONAL COMMON STOCK, OR PARTIES EXERCISE OPTIONS AND WARRANTS, OR CONVERTIBLE DEBENTURES ARE CONVERTED.

     As of December 1, 2003, we had the following warrants, options and other share acquisition rights outstanding:

     o options exercisable to acquire up to 636,989 shares of our common stock at prices ranging from $0.65 to $10.00 per share and an average price per share of $3.31 granted to our employees, officers, directors, and area sales representatives;

     o options to acquire a further 392,046 shares at a price of $4.40 are to be granted pursuant to an existing employment agreement

     o warrants exercisable to acquire up to 331,502 shares of our common stock at prices ranging from $0.72 to $0.79 per share and an average price per share of $0.76 issued to investors in private placement transactions;

     o warrants for the issue of up to 1,724,167 shares of our stock at the price of $3.00 per share granted in connection with debenture debt issuances and refinancing.

     o convertible debentures in the aggregate principal amount of $1,071,653 mandatorily convertible to acquire up to 893,044 shares of our common stock on March 31, 2004 under the terms of Mandatory Convertible Debentures, subject to our right to redeem the Debentures for cash by the payment of a premium of 50% of the principal amount by March 31, 2004.

     We also have agreed to issue a total of 215,500 shares of our common stock for payment of deferred executive compensation totaling $140,075, at the market value of our stock ($0.65 per share) at the time of our agreement with these executives. Holders of the options and warrants are likely to exercise them when, in all likelihood, we could obtain additional capital on terms more favorable than those provided by the options. This will increase the supply of common stock and dilute your investment in our shares. However, we cannot make assurances that such options will be exercised. Further, while the options are outstanding, our ability to obtain additional financing on favorable terms may be adversely affected as investors may not invest given the possibility of dilution through exercise of options.


WE HAVE AGREED TO PAY CERTAIN  PERSONS A  PERCENTAGE  OF THE  REVENUES  FROM THE
OPERATIONS  OF  OUR  SPOKANE,   WASHINGTON  BUSINESS,   WHICH  WILL  AFFECT  THE
PROFITABILITY OF THESE OPERATIONS.

     In connection with our acquisition of Spokane, Washington facilities, we agreed to pay the former owners of this business 1% percent of the gross revenues and 7.5% of EBITDA from our Spokane, Washington operations, and for so long as Charles S. Wetmore continues to be employed by us, 10% of EBITDA during each year ending December 31 commencing after January 1, 2005.

     In the future, we may negotiate additional acquisitions where we agree to share our revenues and/or profits. We cannot assure you that we will generate sufficient profits from our operations to meet these obligations and achieve profitability.


WE HAVE SUBSTANTIAL DEBT OBLIGATIONS THAT MAY AFFECT OUR FUTURE PROFITABILITY

     We had approximately $8.6 million of debt outstanding, at an average cost of 16% per annum at December 1, 2003. Of our total debt at December 1, 2003, approximately $3.1 million (including $1.1 million mandatorily convertible into stock) becomes due in the upcoming 12 months, $4.5 million becomes due in the next 13 to 36 months, and $1.0 million becomes due within 48 months. During the years ended December 31, 2002 and 2001, our total interest and finance expense was approximately $2,579,000 and $2,515,000, respectively. During the nine-month period ended September 30, 2003, our total interest and finance expense was approximately $1,464,000.

     Our debt may increase if we acquire additional death care service operations or open new offices. In the future, we may also issue additional notes or convertible debentures. There can be no assurance that we will generate sufficient cash flow or obtain sufficient financing to satisfy these obligations. If we are unable to satisfy these obligations as they become due, there can be no assurance that we will be able to obtain extensions on the maturity dates of the notes or of the convertible debenture.

CANCELLATIONS OF EXISTING PRE-NEED CONTRACTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FUTURE PROFITABILITY.

     We anticipate that a significant portion of our future revenues will be derived when we perform services under our Pre-Need contracts. We are required to place a percentage of the funds we receive from the sale of our Pre-Need programs in trust until we perform the cremation service. At that time, we are able to recognize revenue from the sale of the Pre-Need service. Currently, we manage approximately $42 million in trust funds for the benefit of our members. Although each state has different regulatory requirements regarding the trust funds, the states in which we conduct business, California, Colorado, Iowa, Florida, Oregon, New York, Illinois, Arizona and Washington, require us to refund all or a portion of trust monies to our members that cancel their Pre-Need contracts. See "Government Regulation." Historically, our cancellation rate is approximately .04% on an annual basis. Any substantial increase in cancellations may have a material adverse effect on our future revenues and results of operations.


IN THE EVENT THAT YOUR INVESTMENT IN OUR SHARES IS FOR THE PURPOSE OF DERIVING DIVIDEND INCOME OR IN EXPECTATION OF AN INCREASE IN MARKET PRICE OF OUR SHARES FROM THE DECLARATION AND PAYMENT OF DIVIDENDS, YOUR INVESTMENT WILL BE COMPROMISED BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never paid a dividend to our shareholders and we intend to retain our cash for the continued development of our business. We do not intend to pay cash dividends on our common stock in the foreseeable future. As a result, your return on investment will be solely determined by your ability to sell your shares in a secondary market.


BROKER-DEALERS MAY BE DISCOURAGED FROM EFFECTING TRANSACTIONS IN OUR SHARES BECAUSE THEY ARE CONSIDERED PENNY STOCKS AND ARE SUBJECT TO THE PENNY STOCK RULES

     Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in "a penny stock." A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share and stock quoted on the NASD OTCBB. Our shares are quoted on the NASD OTCBB, and the price of our shares ranged from $0.55 (low) to $3.10 (high) during the year ended December 31, 2002 and from $0.68 (low) to $2.00 (high) during the nine-month period ended September 30, 2003. The closing price of our shares on December 22, 2003 was $1.05. Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

     In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

TRADING ON THE OTC BULLETIN BOARD MAY BE SPORADIC BECAUSE IT IS NOT A STOCK EXCHANGE, AND STOCKHOLDERS MAY HAVE DIFFICULTY RESELLING THEIR SHARES.

     Our common stock is quoted on the OTC Bulletin Board. Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the company's operations or business prospects. For example, the reported trading volume for our common stock during the nine-month period ended September 30, 2003 was a total of 300,100 shares. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like NYSE or AMEX. Accordingly, you may have difficulty reselling any of the shares you purchase from the selling stockholders.


OUR ABILITY TO BE PROFITABLE IS PREMISED ON OUR ABILITY TO COMPETE EFFECTIVELY IN A HIGHLY COMPETITIVE INDUSTRY.

     The death care service industry is intensely competitive and rapidly evolving with the consolidation efforts of our competitors. Unless we can be competitive, we will lose revenue to our competitors and will not be able to be profitable. Our competitors are small independent death care service providers and large publicly traded companies, including Carriage Services which owns or operates more than 176 funeral homes and over 38 cemeteries in the United States, Service Corporation International, which operates more than 3,700 funeral service locations worldwide, and Stewart Enterprises, Inc., which owns and operates over 700 funeral homes and cemeteries worldwide. These competitors also offer cremation services that compete directly with our services and products. We also compete on a local basis to provide services in communities with service providers that have established reputations and long histories of operations.


                                 DIVIDEND POLICY

     We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any further determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on the financial condition, operating results, capital requirements and other factors that our board deems relevant. We have never declared a dividend.


                                 USE OF PROCEEDS

     We will receive $6,763,384 in proceeds upon exercise of the outstanding warrants and options registered for sale in the event such warrants and options were to be exercised in full on December 22, 2003. We intend to use the proceeds from the exercise of the warrants and options exercised, if any, for working capital purposes.


                              SELLING STOCKHOLDERS

     This prospectus covers the offering of shares of common stock by selling stockholders, and the sale of common stock by us to certain warrant holders upon the exercise of their warrants. This prospectus is part of a registration statement filed in order to register, on our behalf or on behalf of the selling stockholders, a total of 5,494,492 shares of common stock as follows:

     o 2,055,669 shares of common stock that may be issued upon exercise of warrants:

          o 1,716,667 of which can be exercised at any time until July 31, 2007 at $3.00 per share;

          o 7,500 of which can be exercised until December 31, 2005 at $3.00 per share;

          o 331,502 of which can be exercised until February 19, 2004 at $0.72 per share and thereafter until February 19, 2005 at $0.79 per share;

     o 59,711 shares of common stock that may be issued upon conversion of convertible debentures;

     o 953,410 shares of common stock that may be issued upon exercise of options:

          o 150,000 of which can be exercised at $0.65 per share until February 24, 2006;

          o 130,000 of which can be exercised at $0.70 per share until February 11, 2006;

          o 20,000 of which can be exercised at $0.70 per share until February 28, 2006;

          o 261,364 of which can be exercised at $4.40 per share until December 31, 2005;

          o 392,046 of which will be granted at the rate of 130,682 options annually for 2003, 2004, and 2005, exercisable at $4.40 per share until December 31, 2005;

     o 215,500 shares of common stock to be issued in lieu of deferred compensation; and

     o 2,210,652 shares of common stock issued to and owned by the selling shareholders.

     The shares issued to the selling stockholders are "restricted" shares under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

     The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See "Plan of Distribution." Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

     We will sell the warrant shares to the holders of the above-described warrants if and when they choose to exercise them. If this (or any subsequent) registration statement is then in effect, once the warrant holders have exercised their warrants, they will be free to re-sell the stock they receive at such time or times as they may choose, just as any purchaser of stock in the open market is allowed to do. We do not know how much, if any, of such stock these investors will hold or re-sell upon exercise of their warrants.

     The foregoing summary of the warrant terms is qualified in its entirety by the full terms of the applicable warrant agreements, a sample form of which is incorporated by reference in this Prospectus as an exhibit to the registration statement.

SELLING STOCKHOLDERS INFORMATION

     The following is a list of the selling stockholders who own or have the right to acquire an aggregate of 5,534,942 shares of common stock, including 2,210,652 shares of common stock owned by selling shareholders; 2,055,669 shares of common stock that may be issued upon exercise of warrants; 59,711 shares of common stock that may be issued upon conversion of convertible debentures, 953,410 shares of common stock that may be issued upon exercise of options, and 215,500 shares of common stock to be issued in lieu of deferred compensation. We registered a total of 5,494,942 shares of Company stock for resale by the selling stockholders. Some of these selling stockholders hold or have held a position, office or other material relationship with us or our predecessors or affiliates within the past three years. See "Relationships and Transactions with Selling Shareholders." At December 1, 2003, we had 5,773,205 shares of common stock issued and outstanding.


-------------------------------------------------------------------------------------------------------------------------
                                                    Before Offering                               After Offering
-------------------------------------------------------------------------------------------------------------------------
                                               Number of
                                                 Shares
                                  Number of    Acquirable
                                  Shares of       Upon
                                    Common     Exercise of    Total Number    Percentage      Number of
                                    Stock      Convertible      of Shares      of Shares        Shares       Percentage of
     Name                           Owned       Securities        Owned        Owned(1)(2)     Offered(3)     Shares Owned
-------------------------------------------------------------------------------------------------------------------------
CapEx, L.P.(4)                      603,797     1,080,113     1,683,910(4)       24.58%      1,683,910(4)         nil
-------------------------------------------------------------------------------------------------------------------------
D.H. Blair Investment Banking       338,615       720,075     1,058,690(5)       16.30%      1,058,690(5)         nil
Corp.(5)
-------------------------------------------------------------------------------------------------------------------------
Green Leaf Investors I, LLC(6)      303,948         7,500       311,448(6)        5.39%        311,448(5)         nil
-------------------------------------------------------------------------------------------------------------------------
The Apogee Companies, Inc.(7)       174,302             0       174,302           3.02%        174,302            nil
-------------------------------------------------------------------------------------------------------------------------
Marco Markin(8)(11)                 123,375     1,047,660     1,171,035          17.18%      1,142,285(8)          *
-------------------------------------------------------------------------------------------------------------------------
K.M. Lifestyles Inc.(9)(11)         107,750             0       107,750(9)        1.87%        107,750(9)         nil
-------------------------------------------------------------------------------------------------------------------------
570421 BC, Ltd.(10)(11)             307,692       307,692       615,384(10)      10.12%        615,384(10)        nil
-------------------------------------------------------------------------------------------------------------------------
Douglas Irving(12)                   72,385        50,000       122,385(12)       3.10%        122,385(12)        nil
-------------------------------------------------------------------------------------------------------------------------
Matthew Hoogendoorn(13)              30,000        50,000        80,000(13)       1.37%         80,000(13)        nil
-------------------------------------------------------------------------------------------------------------------------
Gary I. Harris(14)                   30,000        41,250        71,250(14)       1.23%         60,000(14)         *
-------------------------------------------------------------------------------------------------------------------------
Barry Maynes(15)                     21,250        20,000        41,250(15)       *             41,250(15)        nil
-------------------------------------------------------------------------------------------------------------------------
Matthew Markin(16)                   37,538                      37,538(16)       *             37,538(16)        nil
-------------------------------------------------------------------------------------------------------------------------
Bryan G. Symington Smith(17)         60,000             0        60,000           1.04%         60,000            nil
-------------------------------------------------------------------------------------------------------------------------
Total                             2,210,652     3,324,290     5,534,942          60.84%      5,494,942             *
-------------------------------------------------------------------------------------------------------------------------
*    Less than 1%.
(1)  This  table  assumes  that each  shareholder  will  sell all of its  shares available for sale during the  effectiveness of the registration  statement that includes this prospectus.  Shareholders are not required to sell their shares. See "Plan of Distribution".
(2)  Unless  otherwise  annotated in this column,  all  percentages are based on
     5,773,205  shares of common  stock  issued and  outstanding  on December 1,
     2003;  plus shares of common stock  acquirable  by the selling  shareholder upon exercise of warrants or options or  conversion  of  debentures  within sixty days of December 1, 2003.
(3)  Assumes that all shares  registered for resale by this prospectus have been sold.
(4)  RBP, LLC,  CapEx,  L.P.'s general  partner,  has ultimate  voting power and control over these shares.  Includes  603,797 shares of common stock issued and  outstanding  on December  1, 2003;  1,030,000  shares of common  stock acquirable  upon the exercise of warrants at $3.00 per share until July 31,
     2007; 14,286 shares of common stock acquirable upon exercise of warrants at
     $0.72 per share  until  February  19,  2004 and $0.79 per share  thereafter until February 19, 2005; and 35,827 shares of

     common stock acquirable upon conversion of convertible debentures in the principal amount of $42,992, due and converting on March 31, 2004.
(5) J. Morgan Davis has ultimate voting power and control over these shares. Includes 338,615 shares of common stock issued and outstanding on December 1, 2003; 686,667 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until July 31, 2007; 9,524 shares of common stock acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005; and 23,884 shares of common stock acquirable upon conversion of convertible debentures in the principal amount of $28,661, due and converting on March 31, 2004.
(6) The Apogee Management Company, Inc. is the manager of Green Leaf Investors I, LLC and has ultimate voting power and control over these shares. Includes 303,948 shares of common stock issued and outstanding on December 1, 2003; and 7,500 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until December 31, 2005.
(7) The Apogee Companies, Inc. and The Apogee Management Company, Inc. are affiliated companies. The Apogee Management Company, Inc. is the manager of Green Leaf Investors I, LLC.
(8) Marco Markin is our Chief Executive Officer and a director. Includes 123,375 shares of common stock issued and outstanding on December 1, 2003; 150,000 shares of common stock acquirable upon the exercise of options at $0.65 per share until February 28, 2006; 653,410 shares of common stock acquirable upon the exercise of options at $4.40 per share to be granted annually at the rate of 130,682 shares per year for the years 2001 through 2005 and expiring December 31, 2005, 28,750 shares of common stock acquirable upon the exercise of options at $10 per share until June 5,
     2004; and 215,500 shares issuable at the order of Mr. Markin in consideration of deferred compensation through December 31, 2002. Mr. Markin's spouse, Karla Markin, has ultimate voting power and control over K.M. Lifestyles Inc. and 570421 BC Ltd., which together beneficially own 723,114 shares of common stock of Neptune Society.
(9) Karla Markin, the spouse of Marco Markin, has ultimate voting power and control over these shares.
(10) Karla Markin, the spouse of Marco Markin, has ultimate voting power and control over these shares. Includes 307,682 shares of common stock and 307,682 shares acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005.
(11) Marco Markin is deemed to beneficially own the shares beneficially owned by Karla Markin, and Karla Markin is deemed to beneficially own the shares beneficially owned by Marco Markin. Collectively, Marco Markin and Karla Markin beneficially own a total of 1,894,169 shares of our common stock, constituting 26.57% of our issued and outstanding common stock at December 1, 2003, assuming the exercise or conversion of all convertible securities held by Marco Markin and Karla Markin.
(12) Douglas Irving is our Chief Operating Officer. Includes 72,385 shares of common stock issued and outstanding on December 1, 2003, and 50,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2008.
(13) Matthew Hoogendoorn is our Chief Financial Officer and director. Comprises 30,000 shares of common stock issued and outstanding on December 1, 2003 and 50,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2006.
(14) Gary I. Harris is our National Sales Manager. Includes 30,000 shares of common stock issued and outstanding at December 1, 2003, 7,500 shares of common stock acquirable upon exercise of options at $10.00 per share until June 5, 2004; 3,750 shares of common stock acquirable upon the exercise of options at $48.48 per share until March 2, 2003, and 30,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2006.
(15) Barry Maynes is our Chief Technology Officer. Includes 21,250 shares of common stock and 20,000 shares of common stock acquirable upon exercise of options at $0.70 per share until March 1, 2006.
(16) Matthew Markin is the brother of Marco Markin. Matthew Markin was our Vice President Operations and Real Estate, through December 1, 2003.
(17) Bryan G. Symington Smith is a director of The Neptune Society, Inc.

     Based on information provided to us, except as otherwise provided, none of the selling shareholders are or are affiliated with any broker-dealer in the United States. Except as otherwise provided, none of the selling shareholders are affiliated or have been affiliated with us or any of our predecessors or affiliates during the past three years.


RELATIONSHIPS AND TRANSACTIONS WITH SELLING SHAREHOLDERS

     Except for the transactions described below, none of our directors, named executive officers or principal shareholders, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, during the year ended December 31, 2001 and through December 1, 2003, or in any proposed transaction which has materially affected or will materially affect us.

CapEx L.P. and D.H. Blair Investment Banking Corp.

     Effective December 31, 2001, we amended the terms of our convertible debentures dated December 24, 1999, due February 24, 2005, in the initial principal amounts of $3,000,000 issued to CapEx, L.P., a Delaware limited partnership, and $2,000,000 issued to D.H. Blair Investment Banking Corp., a New York corporation, and warrants issued to CapEx exercisable to purchase 30,000 shares of common stock and warrants issued to D.H. Blair exercisable to purchase 20,000 shares of common stock. The convertible debentures contained a "full ratchet" anti-dilution provision that reset the conversion price of the convertible debenture in the event we issued equity securities at a price lower than the effective conversion price of the convertible debenture. The convertible debentures also contained certain debt coverage ratios (requiring us to maintain certain levels of cash flow in excess of debt obligations), which were in material default and constituted events of default under the terms of the convertible debentures. We determined that it was in our best interest to amend the convertible debentures to delete the "full ratchet" anti-dilution provision to provide us with flexibility in future equity financings and to adjust the debt coverage ratios to achievable levels. We also granted CapEx and D.H. Blair preemptive rights to participate in future offerings. We issued 101,250 shares to Capex and 67,500 shares to D.H. Blair as restructuring fees in connection with this amendment

     In April, 2002, we issued 64,449 shares of common stock to CapEx and 42,992 shares of common stock to D.H. Blair at $1.08 per share in connection with their exercise of preemptive rights in connection with our private placement of common stock. In addition, we issued 13.75% convertible debentures in the principal amount of $42,992 to CapEx and $28,661 to D.H. Blair in connection with their exercise of preemptive rights in connection with our private placement of convertible debentures. The convertible debentures are convertible into common stock at $1.20 per share. We granted registration rights with respect to the shares issued to CapEx and D.H. Blair and the shares issuable upon conversion of the convertible debenture.

     In February 2003, we issued a total of 23,810 units to CapEx and D.H. Blair at $0.65 per unit, each unit consisting of one share of common stock and one warrant exercisable to acquire one additional common share at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005. The units were issued pursuant to the exercise of preemptive rights, and the consideration for the units was paid by canceling deferred interest payable to the holders of the preemptive rights in the amount of $15,476.

     By an agreement dated July 31, 2003 with Capex, we borrowed $1,500,000 for the purposes of making the final payment of $1.8 million in acquisition debt related to our 1999 purchase of our pre-need cremation service. In connection with the debt financing, we also restructured our obligations under certain 13% debentures in the aggregate principal amount of $5 million held by Capex and D.H. Blair. This restructuring amended the previous fixed charge coverage ratio obligation and cured possible conditions of default under the 13% debentures. The restructured debentures, in the aggregate principal amount of $7.4 million, are repayable over the next four years; we hold the right to prepay the debentures at any time without penalty. In connection with this restructuring, we issued 400,000 shares of common stock to Capex and 200,000 shares of common stock to D.H. Blair as restructuring fees. We also issued warrants for the purchase of a total of 1,666,667 shares (1,000,000 shares to CapEx and 666,667 shares to D.H. Blair) up to July 31, 2008 at a price of $3.00 per share, with the number of shares subject to increase in connection with future equity issuances by us. We also extended the expiry date of 50,000 warrants previously issued to CapEx (30,000) and D.H. Blair (20,000) to July 31, 2008.

Green Leaf Investors I, LLC and The Apogee Management Company, Inc.

     In August 2001, Wilhelm Mortuary, Inc., our subsidiary, obtained a bridge loan in the principal amount of $1,575,000 from Green Leaf Investors I, LLC, evidenced by a promissory note due January 31, 2002, and secured by a deed of trust on our Portland real estate and a security interest in assets of our Portland business. Green Leaf is a California limited liability company managed by The Apogee Management Company, Inc. Tom Camp, a former director of Neptune Society, who resigned on February 28, 2002, is an officer of Apogee. Under the terms of the loan agreement, we issued Green Leaf a warrant exercisable to acquire 7,500 shares of common stock at $24.00 per share, which expired unexercised after one year and we issued Green Leaf 3,948 shares of common stock as a loan fee. We granted piggy-back registration rights on any of our shares of common stock held by Green Leaf.

     During the fourth quarter 2001 as part of our overall business strategy to focus on our pre-need marketing and sales operations, we determined that it was in our best interest to restructure our Oregon operations to dispose of certain physical assets related to our Portland business and our Portland real estate for the purposes of reducing our liabilities. To facilitate the disposition of our Portland operations, we restructured the obligation under the Green Leaf promissory note to permit the assumption of the note by the purchaser and to extend the due date to July 31, 2002. In consideration for the restructuring, we issued Green Leaf a loan fee of 75,000 shares of our common stock with piggy-back registration and preemptive rights and paid $75,000 of the principal due under the note payable by issuing Green Leaf a convertible debenture in the principal amount of $75,000, which was converted into 225,000 shares of our common stock on July 31, 2002.

     On  August  25,  2003,  we  entered  a letter  of  intent  with The  Apogee
Companies,  Inc.,  a  private  company  affiliated  with The  Apogee  Management
Company,   Inc.,  to  sell  substantially  all  of  our  operating  assets.  The transaction was subject to certain conditions which were not satisfied or waived, and we and Apogee agreed to terminate the letter of intent on October 14, 2003.

     570421BC, Ltd.

     In February, 2003 we issued 307,962 units, each unit consisting of one share of common stock and one warrant to acquire an additional share of common stock, to 570421 BC, Ltd., a private company controlled by the spouse of an executive officer and director. The units were issued at $0.65 per unit, and the proceeds of $200,000 we received were used for working capital purposes. The warrants are exercisable at the price of $0.72 per share by February 19, 2004 and thereafter until February 19, 2005 at the price of $0.79 per share.

     Named Executive Officers and Directors

     In June 2002, we issued 6,250 shares to Barry Maynes in settlement of deferred compensation.

     In September, 2002 we issued 30,000 shares to Bryan Symington Smith, a director, and 10,000 shares to Anthony George, a former director, in payment of directors fees.

     In February 2003, we issued 81,000 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $52,650 to three senior executives as follows: Gary Harris: 23,077 shares, Douglas Irving: 40,385 shares, and Matthew Markin: 17,538 shares.

     On April 25, 2003, we issued 107,750 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $70,037 to Marco Markin, our Chief Executive Officer.

     On April 25, 2003, we issued 30,000 shares of common stock to Bryan Symington Smith, an independent director for director fees.

     On April 30, 2003, we issued a total of 125,000 shares of common stock to five of our officers as signing bonuses under the terms of their employment or consulting agreements. These shares were issued to Matthew Markin (20,000 shares), Doug Irving (30,000 shares), Matthew Hoogendoorn (30,000 shares), Barry Maynes (15,000 shares) and Gary Harris (30,000 shares).

     On May 29, 2003, we issued 107,751 shares of common stock at $0.65 per share to K.M. Lifestyle Inc. in settlement of deferred compensation in the amount of $70,037 due to Marco Markin, our Chief Executive Officer. Karla Markin is the spouse of Marco Markin, our Chief Executive Officer, and has ultimate voting power and control over K.M. Lifestyles, Inc.

     On June 18, 2003, we issued 2,118 shares of common stock at a price of $0.65 per share in consideration of compensation to Doug Irving, an employee.

     We believe that the foregoing transactions were entered into terms as favorable as would have been entered into with unrelated third parties.

     We registered a total of 5,494,942 shares of common stock in the registration statement filed with the SEC in which this prospectus is included, including 2,210,652 shares of common stock owned by selling shareholders; 2,055,669 shares of common stock that may be issued upon exercise of warrants; 59,711 shares of common stock that may be issued upon conversion of convertible debentures, 953,410 shares of common stock that may be issued upon exercise of options, and 215,500 shares of common stock to be issued in lieu of deferred compensation.

                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders. When we refer to selling stockholders, we include donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered under this registration statement will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against some liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities arising under the Securities Act.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Upon being notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

     o the name of each selling stockholder(s) and of the participating broker-dealer(s),

     o    the number of shares involved,

     o    the price at which the shares were sold,

     o the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

     o that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, upon being notified by any selling stockholder that a donee or pledgee intends to sell more than 100,000 shares, we will file a supplement to this prospectus.


                                LEGAL PROCEEDINGS

         Neither we nor any of our property are currently subject to any material legal proceedings or other regulatory proceedings.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director expires at our next annual meeting or until his or her successor is appointed. The ages of the directors, executive officers and key employees are shown as of December 1, 2003.


-------------------------------------------------------------------------------------------------------------------
                                                                                     Director/             Age
Name                             Position                                            Officer Since
-------------------------------------------------------------------------------------------------------------------
Marco P. Markin                  CEO, President and Director of each of               June 1999             39
                                 Neptune Society, Neptune of America, Neptune
                                 Management, and Trident Society, Inc.
-------------------------------------------------------------------------------------------------------------------
Matthew J. Hoogendoorn           Director, Chief Financial Officer, Corporate         February 2003         51
                                 Secretary and Vice President Finance of all
                                 Neptune Group companies
-------------------------------------------------------------------------------------------------------------------
Bryan G. Symington Smith         Director of Neptune Society                          March 2002            61
-------------------------------------------------------------------------------------------------------------------
Brent Lokash                     Director of Neptune Society                          May 30, 2003          35
-------------------------------------------------------------------------------------------------------------------
Douglas J. Irving                COO of Neptune Society and Neptune                   May 2002              52
-------------------------------------------------------------------------------------------------------------------
Gary I. Harris                   National Sales Manager, Neptune Group                March 2002            62
-------------------------------------------------------------------------------------------------------------------
Barry Maynes                     Chief Information Officer, Neptune Group             March 2003            50
-------------------------------------------------------------------------------------------------------------------
Matthew Markin(4)                Vice President Operations and Real Estate,           April 2002-           38
                                 Neptune Management                                   November 2003
-------------------------------------------------------------------------------------------------------------------
David Schroeder(1)               Consultant, Senior Vice President of                 November 2000 -       56
                                 Operations and Development                           October 2002
-------------------------------------------------------------------------------------------------------------------
Rodney M. Bagley (2)             Chief Financial Officer, Treasurer,                  November 2000 -       43
                                 Secretary and Director of each of Neptune            April 2003
                                 Society, Neptune of America, Neptune
                                 Management and Heritage Alternatives
-------------------------------------------------------------------------------------------------------------------
Anthony George(3)                Director of Neptune Society                          March, 2002 -         39
                                                                                      May 2003
-------------------------------------------------------------------------------------------------------------------
(1)  Mr. Schroeder served as the President,  Chief Operating  Officer  Secretary
     and  Director  of each of Neptune  Society,  Neptune of America and Neptune
     Management and President of Heritage Alternatives until October 1, 2002.
(2)  Mr. Bagley resigned as a director and our Chief Financial  Officer in April
     2003.
(3)  Mr. George resigned as a director on May 30, 2003.
(4)  Mr. Markin resigned effective December 1, 2003.

     Marco P.  Markin - Mr.  Markin  joined  Neptune  Society  full  time as our
Chairman of the Board and Chief Executive Officer in September 1999. From November 1994 to September 1999, Mr. Markin was the Executive Vice President of TPP Management Inc., a private investment company, having a diverse portfolio consisting of residential/commercial real estate, merchant banking, and securities. His expertise included corporate management, and corporate development, research and marketing. From January 1991 to November 1995, Mr. Markin was the founder and CEO of a commercial real estate company, which secured and managed a portfolio of 400,000 square feet of real estate. He was also the co-founder of one of the largest direct marketing companies in Canada, which was subsequently sold to the Financial Post. From 1985 - 1990, Mr. Markin was the founder and CEO of Markin Development Group, a growing development company focusing on construction of multi-family apartment buildings and commercial offices. Mr. Markin graduated from Bishop College in Montreal in 1982. He also attended the University of British Columbia's Science Program.

     Matthew  Hoogendoorn  -  Mr.  Hoogendoorn  was  appointed  as  Senior  Vice
President of Finance on February 1, 2003 and Chief Financial Officer on April 28, 2003. Mr. Hoogendoorn was appointed to the Board of Directors on May 30, 2003 and was re-elected as a Director at our annual meeting of shareholders on July 28, 2003. Mr. Hoogendoorn is a Chartered Accountant in Canada and a Certified Public Accountant in the United States (Illinois). He has operated his own Chartered Accountancy practice continually from 1980 through the present. Mr. Hoogendoorn graduated from Simon Fraser University in Burnaby, BC in 1976.

     Bryan G. Symington Smith - Mr. Smith has served as a Director for Neptune Society since March 2002. He started his career in 1967 with Nesbitt Thomson, served as Vice President and Director of Draper Dobie Limited from 1973-1977, as Senior VP of Gardiner Watson Limited from 1977-1987. In 1990 Mr. Smith co-founded Burgundy Asset Management. Although Mr. Smith retired in 1998, he is currently serving as a director of several companies and non-profit organizations.

     Brent Lokash - Mr. Lokash was appointed to the Board of Directors of the Company on May 30, 2003. Since being called to the Bar of British Columbia in 1995, Mr. Lokash has been and remains a current practicing member of the Law Society of British Columbia. From 1996 to 1998 Mr. Lokash practiced municipal and administrative law with Jonathan Baker & Associates in Canada. Since 1998 to present, Mr. Lokash has been practicing administrative and commercial law, as a sole practitioner in Vancouver, British Columbia.

     Douglas J. Irving - Mr. Irving joined Neptune Society as its Chief Operating Officer in May 2002. Prior to joining Neptune Society, Mr. Irving had his own management consulting business. From 1997-1998, he served as Vice President of Operations for Service Corporation International, and from 1988-1996 Mr. Irving had several positions including Operations Controller for The Loewen Group, Inc. Mr. Irving is also a Licensed Funeral Director, holds a Bachelor of Commerce Degree from the University of British Columbia and is a Professional Accountant.

     Gary I. Harris - Mr. Harris is the National Sales Manager of Neptune Society. Prior to joining Neptune Society in March 2000, Mr. Harris was the Senior Vice-President in charge of the print division at T.V. Fanfare Publication, an international advertising company, where he worked since 1985. He attended both the University of Toledo and New York University.

     Barry Maynes - Mr. Maynes was appointed as Chief Information Officer (CIO) of Neptune Society on March 1, 2003. Mr. Maynes joined Neptune in March, 2002 as Vice President-Technical Services and Administration. Prior to joining Neptune, Mr. Maynes was employed by Bowne Global Solutions as Central Services Manager, Americas, where his responsibilities included all aspects of Finance, Information Technology, Human Resources and Administration. From 1975 to 1997 he was employed by the Origin Group, the consulting arm of Phillips Industries, in progressively responsible positions to Technical Support Manager.

     Matthew Markin - Mr. Markin joined Neptune Society in April 2002 as the National Pre-Need Manager. From 1999 - 2002, Mr. Markin was Vice President of Abacus Equities Corporation which specialized in raising capital and advising outside firms on matters involving mergers and acquisitions. Mr. Markin resigned effective December 1, 2003.

     David L. Schroeder - Mr. Schroeder served as Chief Operating Officer of Neptune Society from June 2000 to May 2002, as a Director and Secretary of Neptune Society from November 2000 to September 2002, and as President of all Neptune companies from January 2001 to September 2002. On October 1, 2002, Mr. Schroeder resigned as a director of The Neptune Society, Inc. and on October 21, 2002, resigned as president of The Neptune Society, Inc. and entered into a consulting agreement to provide services as our Senior Vice President of Operations and Development. Prior to his work with Neptune, Mr. Schroeder worked as the CEO of Community Memorial Centers, LLC, an Oregon cremation services company from May 1998 to July 2000. He has served on the board of directors for The Loewen Group, Inc., from August 15, 1990 to May 1, 1993, he was president of Universal Memorial Centers from 1984 to 1993, president and COO of Skyline Memorial Gardens & Crematory, and he worked for 7 years as a licensed funeral director and embalmer. Mr. Schroeder has served on the board and as an officer of the Oregon State Funeral Directors Association and as Chairman of the Oregon State Mortuary-Cemetery Licensing Board.

     Rodney M. Bagley - Mr. Bagley served as Director, Chief Financial Officer and Treasurer of Neptune Society, Neptune of America, Neptune Management and Heritage Alternatives from November 2000 to April 2003.

     Anthony George - Mr. George served as a Director of the Neptune Society from March 2002 to May 2003.

     None of our executive officers or key employees are related by blood, marriage or adoption to any director or other executive officer.

BOARD COMMITTEES

     Our board of directors has the following committees:

     Audit Committee. The Company is in the process of appointing the Audit Committee. The Audit Committee will be responsible for reviewing our financial reporting procedures and internal controls, the scope of annual and any special audit examinations carried out by our auditors, the performance of our auditors, systems and controls established to comply with financial regulatory requirements and our annual financial statements before they are reviewed and approved by the Board. Such reviews will be carried out with the assistance of our auditors and our senior financial management.

     Compensation Committee. The Compensation Committee consists of three members: Marco Markin (director), Bryan G. Symington Smith (director) and Kathryn Witter, a consultant to Neptune Society. The Compensation Committee is responsible for the establishment and revision of our compensation policy, the review of the compensation (including stock options) of our senior management and its subsidiaries, and for recommendations to the Board for adjustments to such compensation. The Committee is also responsible for the administration of our stock option plan and its benefit plans.

     Our compensation committee submits compensation recommendations to our board of directors for its approval. Compensation for our chief executive officer was determined considering his efforts in assisting in the development of our business strategy, the salaries of executives in similar positions, the development of business, and our general financial condition. Our Board of Directors believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

Board and Committee Meetings

     During 2002, our Board of Directors met 2 times including meetings by telephone conference, and approved actions by written consent 11 times. During the nine month period ended September 30, 2003, our Board of Directors met eight times, including meetings by telephone conference.

     To our knowledge, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which the executive officer was selected to serve as an executive officer.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid to each of the individuals who served as our Chief Executive Officer and our other most highly compensated executive officers (the "named executives officers") for the fiscal years ended December 31, 2000, 2001 and 2002, and the estimated compensation to be paid to each of the named executive officers for the fiscal year ending December 31, 2003. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.



========================================================================================================================
                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------
                                         ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                   ------------------------------    ----------------------------------
                                                                               AWARDS
                                                                     --------------------------
                                                         Other                       Securities                  All
          Name &                                        Annual        Deferred       Underlying                 Other
        Principal                  Salary    Bonus   Compensation   Compensation   Options/SAR's    LTIP    Compensation
         Position           Year     ($)      ($)         ($)            ($)            (#)        Payouts       ($)
------------------------------------------------------------------------------------------------------------------------
Marco Markin (1)            2003*  200,000               95,400        100,000         280,682
President, CEO and          2002   174,616              105,750        125,384(3)      130,682
Director of Neptune         2001   145,233               98,287        154,767(3)      130,682
Society                     2000   120,000               83,000             --          28,750
------------------------------------------------------------------------------------------------------------------------
Matthew Hoogendoorn
Director, Senior Vice       2003*  146,000               43,500         36,500          50,000
President - Finance, and
Chief Financial Officer
of Neptune Society
------------------------------------------------------------------------------------------------------------------------
Douglas J. Irving
Chief Operating Officer     2003*  146,000               43,500         36,500          50,000
of Neptune Society          2002    74,160                   --         26,125              --
------------------------------------------------------------------------------------------------------------------------
Gary Harris
National Sales Manager      2003*   75,000              170,750         20,225          30,000
Neptune Management          2002    75,000              140,769         15,000          11,250
                            2001    75,000              134,619             --           7,500
                            2000    75,000               78,000             --           3,125
------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
Barry Maynes                2003*   98,000               21,750         14,700          20,000
Chief Technology Officer    2002    70,615                   --             --              --
------------------------------------------------------------------------------------------------------------------------
Matthew Markin(6)           2003*  116,000               37,500         29,000          30,000
Vice President of           2002    63,125                   --             --              --
Operations and Real Estate
------------------------------------------------------------------------------------------------------------------------
David Schroeder (2)         2003*   63,900                   --             --              --
Consultant, Senior Vice     2002   128,738                   --             --              --
President of Operations     2001   134,616               21,355        138,263         149,432
and Development             2000   120,000                   --             --          18,750
------------------------------------------------------------------------------------------------------------------------
Rodney Bagley (4)           2003*   82,672               60,000        540,000              --
Chief Financial Officer,    2002   175,270               24,000        124,730         130,682
Secretary and Director      2001   161,737               23,355        138,263         149,432
of Neptune Society          2000    51,000                   --             --          18,750
========================================================================================================================
*    Estimated based on compensation  paid through the eleven month period ended
     November  30,  2003  and the  terms  of the  employment  contract  for such executive officer.

(1) Mr. Markin was appointed as an Officer and Director of our subsidiary companies in April 1999. He was appointed as Neptune Society's President and CEO in October 1999. Other compensation represents lease payments on Mr. Markin's home and for personal use of an automobile. The services of Mr. Markin were provided directly and through his private company, Spiral
     Marketing, Inc., in 2003. Securities underlying Options for 2003 include his annual options under his employment agreement plus 150,000 options under the 2002 Stock Option Plan granted February, 2003.

(2)  Mr.  Schroeder  served as our Chief Operating  Officer from June 1, 2000 to
     October 2002. In 2002, we paid Mr. Schroeder for lease payments for personal use of an automobile. Effective October 2002, Mr. Schroeder entered into a Consulting Agreement to provide services as our Senior Vice
     President of Operations and Development.

(3) Mr. Markin has agreed to accept payment of this deferred compensation in stock. To December 1, 2003, 215,501 shares have been issued to him for payment of 50% of this amount. A further 215,500 shares remain to be issued to him for compensation deferred to December 31, 2002.

(4)  Mr. Bagley was appointed as Chief  Financial  Officer of Neptune Society in
     November  2000. Mr. Bagley  resigned as a director and our Chief  Financial
     Officer in April 2003. Other annual compensation for 2003 comprises 6 monthly payments of $10,000.00 under the Separation Agreement. Deferred
     Compensation consists of the unpaid portion of all monthly payments still due to Mr. Bagley under the Separation Agreement.

(5) The services of Mr. Irving are provided through DSI Holdings Ltd., his private company.

(6)  Mr. Markin resigned effective December 1, 2003.

DIRECTOR AND OFFICER STOCK OPTION/STOCK APPRECIATION RIGHTS ("SARS") GRANTS

     The following table sets forth information regarding stock option grants to our named executive officers during the year ended December 31, 2002:


                                                                                                Potential Realized
                                                                                                 Value at Assumed
                                                                                              Annual Rates of Stock
                                                                                                Price Appreciation
Individual Grants                                                                                for Option Term
--------------------------------------------------------------------------------------------------------------------
            (a)                    (b)            (c)           (d)              (e)              (f)         (g)
                                Number of
                                Securities
                                Underlying    % of Total    Exercise or
                                 Options        Options     Base Price
            Name                Granted(#)     Granted(1)    ($/Sh)(2)     Expiration Date         5%($)      10%($)
--------------------------------------------------------------------------------------------------------------------
Marco Markin                     130,682          50%         $4.40         Dec. 31, 2005        $195,555    $351,043
Rodney Bagley(3)                 130,682          50%         $4.40         Dec. 31, 2005        $195,555    $351,043


(1) Based on options exercisable to acquire a total of 261,364 shares granted to executive officers, directors and employees during the year ended
     December 31, 2002.
(2) Under the terms of Employment Agreements with Mr. Markin and Mr. Bagley, we agreed to annually grant to each of Messers Markin and Bagley options to acquire 130,682 shares at a price of $4.40 per share, expiring December 31, 2005.
(3)  Mr. Bagley resigned as a director and our Chief Financial  Officer in April
     2003.


     The following table sets forth information regarding stock option grants to our named executive officers and directors during the eleven month period ended November 30, 2003:

                                                                                                Potential Realized
                                                                                                 Value at Assumed
                                                                                              Annual Rates of Stock
                                                                                                Price Appreciation
Individual Grants                                                                                for Option Term
--------------------------------------------------------------------------------------------------------------------
            (a)                    (b)            (c)           (d)              (e)              (f)         (g)
                               Number of
                               Securities
                               Underlying    % of Total    Exercise or
                                Options        Options     Base Price
            Name               Granted(#)     Granted(1)    ($/Sh)(2)     Expiration Date         5% ($)     10% ($)
--------------------------------------------------------------------------------------------------------------------
Marco Markin (2)                150,000        45.45%        $0.65         Feb. 24, 2006         $15,378     $32,273
Matthew Hoogendoorn(3)           50,000        15.15%        $0.70         Feb. 11, 2006          $5,517     $11,585
Douglas Irving(4)                50,000        15.15%        $0.70         Feb. 11, 2006          $5,517     $11,585
Gary Harris(5)                   30,000         9.09%        $0.70         Feb. 11, 2006          $3,310      $6,951
Barry Maynes(6)                  20,000         6.07%        $0.70         Feb. 28, 2006          $2,207      $4,634
Matthew Markin(7)                30,000         9.09%        $0.70         Feb. 11, 2006          $3,310      $6,951

(1) Based on options exercisable to acquire a total of 330,000 shares to executive officers, directors and employees during the eleven month period ended December 1, 2003
(2)  Granted under the terms of Employment Agreement with Marco Markin.
(3)  Granted under the terms of Employment Agreement with Mr. Hoogendoorn.
(4)  Granted under the terms of Employment Agreement with Mr. Irving.
(5)  Granted under the terms of Employment Agreement with Mr. Harris.
(6)  Granted under the terms of Employment Agreement with Mr. Maynes.
(7)  Granted under the terms of Employment  Agreement with Matthew  Markin.  Mr.
     Markin resigned effective December 1, 2003.

The potential realizable value in the tables above is calculated based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiry of the term of the option. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by:

     o multiplying the number of shares of common stock subject to a given option by the exercise price;

     o assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire term of the option; and

     o    subtracting from that result the aggregate option exercise price.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR - AND FISCAL YEAR-END OPTION/SAR VALUES

     The table below sets forth information on the aggregated option/SAR exercises during our fiscal year end December 31, 2002 and option/SAR values related to options/SARS outstanding as of December 31, 2002.

--------------------------------------------------------------------------------------------------------------------------
                                                                     Unexercised Options    Value of Unexercised in the
                                 Securities      Aggregate              At FY-End (#)         Money-Options at FY-End
                                Acquired on        Value                Exercisable/            ($) Exercisable/
    Name                        Exercise(#)     Realized($)             Unexercisable            Unexercisable (1)
--------------------------------------------------------------------------------------------------------------------------
Marco Markin                        Nil             Nil              290,114 (exercisable)   $ nil (exercisable)
--------------------------------------------------------------------------------------------------------------------------
Douglas J. Irving (2)               Nil             Nil              nil (exercisable)       $ nil (exercisable)
                                                                     nil (unexercisable)     $nil (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Gary Harris                         Nil             Nil              11,250(exercisable)     $ nil (exercisable)
                                                                     nil (unexercisable)     $ nil (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Barry Maynes                        Nil             Nil              nil (exercisable)       $ nil (exercisable)
                                                                     nil (unexercisable)     $ nil (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
David Schroeder                     Nil             Nil              nil (exercisable)       $ nil (exercisable)
                                                                     nil (unexercisable)     $ nil (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Rodney Bagley (1)                   Nil             Nil              298,864 (exercisable)   $ nil (exercisable)
                                                                     nil (unexercisable)     $ nil (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Matthew Markin(3)                   Nil             Nil              nil (exercisable)       $ nil (exercisable)
                                                                     nil (unexercisable)     $ nil (unexercisable)
--------------------------------------------------------------------------------------------------------------------------

(1)  Mr. Bagley resigned as a director and our Chief Financial  Officer in April
     2003.
(2)  Under an  employment  agreement  dated July 1, 2002, we agreed to grant Mr.
     Irving options exercisable to purchase 50,000 shares of common stock. No options were granted under the agreement, and the agreement was superceded by an employment agreement dated March 1, 2003.
(3)  Mr. Markin resigned effective December 1, 2003.


     The table below sets forth information on the aggregated option/SAR exercises during the eleven months ended November 30, 2003 and option/SAR values related to options/SARS outstanding as of November 30, 2003.

--------------------------------------------------------------------------------------------------------------------------
                                                                     Unexercised Options    Value of Unexercised in the
                                 Securities      Aggregate              At FY-End (#)         Money-Options at FY-End
                                Acquired on        Value                Exercisable/            ($) Exercisable/
    Name                        Exercise(#)     Realized($)             Unexercisable            Unexercisable (1)
--------------------------------------------------------------------------------------------------------------------------
Marco Markin                        Nil             Nil              290,114 (exercisable)     $ nil (exercisable)
                                                                     150,000 (unexercisable)   $ 26,250 (unexercisable)

--------------------------------------------------------------------------------------------------------------------------
Matthew Hoogendoorn                 Nil             Nil              nil (exercisable)         $ nil (exercisable)
                                                                     50,000 (unexercisable)    $ 6,250 (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Douglas Irving                      Nil             Nil              nil (exercisable)         $ nil (exercisable)
                                                                     50,000 (unexercisable)    $6,250 (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Gary Harris                         Nil             Nil              11,250 (exercisable)      $ nil (exercisable)
                                                                     30,000 (unexercisable)    $ 3,750 (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Barry Maynes                        Nil             Nil              nil (exercisable)         $ nil (exercisable)
                                                                     20,000 (unexercisable)    $ 2,500 (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
Matthew Markin(1)                   Nil             Nil              nil (exercisable)         $ nil (exercisable)
                                                                     30,000 (unexercisable)    $ 3,750 (unexercisable)
--------------------------------------------------------------------------------------------------------------------------
(1)  Mr. Markin resigned effective December 1, 2003.


LONG TERM INCENTIVE PLANS

     No long-term incentive awards have been made by us to date.


DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

     We do not provide retirement benefits for the directors or officers.


COMPENSATION OF DIRECTORS

     None of our directors received compensation for their service as directors during the fiscal year ended December 31, 2002, except for our independent directors: Mr. Smith who received 30,000 shares for Directors fees and Mr. George who received 10,000 shares for directors fees.

     During the eleven month period ended November 30, 2003: Mr. Smith, an independent directors received 30,000 shares for directors fees, and Mr. Lokash, an independent director received $5,000 for directors fees.

     An independent member of the Compensation Committee of the Board of Directors, Kathryn Witter, received 25,000 shares for services as a committee member.


EMPLOYMENT  CONTRACTS  AND  TERMINATION  OF  EMPLOYMENT  AND   CHANGE-IN-CONTROL
ARRANGEMENTS

Marco Markin Employment Agreement

     On June 6, 2001, we entered into an employment agreement with Mr. Marco Markin, the Chairman of the Board and Chief Executive Officer, for employment through December 31, 2005.

     Under the terms of the Agreement, Mr. Markin receives an annual base salary of $200,000, a minimum of 130,682 share options annually exercisable at $4.40 per share, vesting over the employment period, and a minimum annual bonus of $100,000, and automobile, business and entertainment allowances of a minimum of $24,000 annually. The Agreement provides that if the officer resigns with good reason or if we terminate their employment other than for cause or disability, then they will be entitled to receive an immediate lump sum cash payment and certain installment payments equal to the sum of:

     o accrued, but unpaid, base salary or other payment and vacation through the date of termination

     o two or three times their base salary, depending upon period of service, and

     o the higher of $500,000 or three times the highest annual bonus paid for any fiscal year during the employment period

     Mr. Markin will also receive continued benefits for the longer of three years or the remainder of the employment period. If his employment is terminated due to disability, or in the event of death, he or his estate will receive continued payments of the base salary for the remainder of the scheduled term of the Agreement less any disability benefits. If Mr. Markin's employment is terminated for any other reason, he will be entitled to receive his accrued, but unpaid, base salary and other payments and vacation through the date of termination.

     We issued a signing bonus of up 17,000 options to purchase shares of our common stock at a discount.

     In February, 2003, our board of directors approved amendments to Mr. Markin's employment agreement that extended his employment through December 31, 2007. In addition, the board of directors approved a plan under which Mr. Markin could elect to convert past deferred compensation into shares of common stock at a price equal to fair market value less 10%. The Company also granted Mr. Markin additional options to acquire 150,000 shares for a three year period.


Doug Irving Employment Agreement

     On July 1, 2002, we entered into an agreement for Doug Irving to act as our Chief Operating Officer. Mr. Irving's annual base compensation was $144,000 per annum, and a bonus of no less than 25% of base compensation upon successful performance as defined by us. We were further obligated to grant stock options to purchase 50,000 shares of our common stock at $2.00 per share, vesting on June 30, 2003. The term of the agreement was until June 30, 2005.

     On March 1, 2003, we entered into a new agreement with Doug Irving to act as our Chief Operating Officer. Mr. Irving's annual base compensation is $146,000 per annum, subject to annual adjustment, and an annual bonus of no less than 25% of base compensation, Mr. Irving will have a car and expense allowance and standard employee benefits. We also agreed to issue 30,000 shares of our common stock as a signing bonus and to grant Mr. Irving options to acquire 50,000 shares of common stock at $0.70 per share, subject to adjustment, vesting March 1, 2004. Mr. Irving agreed to defer $2,000 per month of his salary until August 31, 2003, at which time the deferred salary shall be paid in cash. The term of the agreement extends to January 31, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Irving may have under the agreement. Mr. Irving may terminate the agreement upon four weeks written notice. This agreement supersedes the employment agreement dated July 1, 2002.


Barry Maynes Employment Agreement

     On March 1, 2003, we entered into an agreement with Barry Maynes to act as our Chief Information Officer. Mr. Maynes' annual base compensation is $98,000 per annum for the first twelve months, $103,000 during the second year and $108,000 during the third year. We agreed to issue Mr. Maynes 15,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 20,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on March 1, 2004. Mr. Maynes will be entitled to a yearly bonus of no less than 15% of his annual salary, payable in cash or shares of our common stock, as determined by the board of directors. The term of the agreement extends to February 28, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of the accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of four months salary in full satisfaction of all claims Mr. Maynes may have under the agreement. Mr. Maynes may terminate the agreement upon four weeks written notice.

Gary Harris Employment Agreement

     On February 1, 2003, we entered into an agreement with Gary Harris to act as our National Sales Manager. Mr. Harris' annual base compensation is $75,000 per annum plus an override of $10 on each pre-need contract sold. Mr. Harris will have a car and expense allowance and standard employee benefits. We agreed to issue 30,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 30,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on February 1, 2004. Mr. Harris will be entitled to a yearly bonus of no less than 10% of his annual salary, net of reimbursement and car expenses, payable in cash or shares of our common stock, as determined by the board of directors. Mr. Harris agreed to defer $2,000 per month of his salary under August 31, 2003, at which time the deferred salary shall be paid in cash. The term of the agreement extends to January 31, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of the accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Harris may have under the agreement. Mr. Harris may terminate the agreement upon four weeks written notice.


Matthew Markin Employment Agreement

     On March 1, 2003, we entered into an agreement with Matthew Markin to act as our Vice President of Operations and Real Estate. Mr. Markin is the brother of Marco Markin, our Chief Executive Officer. Mr. Markin's annual base compensation is $116,000 per annum for the first twelve months, $124,000 during the second year and $132,000 during the third year. Mr. Markin will have a car and expense allowance and standard employee benefits. We agreed to issue 20,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 30,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on March 1, 2004. Mr. Markin will be entitled to a yearly bonus of no less than 25% of his annual salary, payable in cash or shares of our common stock, as determined by the board of directors. Mr. Markin agreed to defer $2,666 per month of his salary until August 31, 2003, at which time the deferred salary shall be paid in cash. The term of the agreement extends to February 28, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and the payment of the accrued salaries due under the agreement and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Markin may have under the agreement. Mr. Markin may terminate the agreement upon four weeks written notice.

     Mr. Matthew Markin resigned effective December 1, 2003.


Matthew Hoogendoorn Employment Agreement

     On February 1, 2003, we entered into an agreement with Matthew Hoogendoorn to act as our Senior Vice President of Finance. Mr. Hoogendoorn's annual base compensation is $146,000 per annum. Mr. Hoogendoorn will have a car and expense allowance and standard employee benefits. We agreed to issue 30,000 shares of our common stock as a signing bonus. We also agreed to grant options under our stock option plan to purchase 50,000 shares of common stock at $0.70 per share, subject to adjustment, vesting on February 1, 2004. Mr. Hoogendoorn will be entitled to a yearly bonus of no less than 25% of his annual salary payable in cash or shares of our common stock, as determined by the board of directors. The term of the agreement extends to January 31, 2006, unless terminated prior to that date. We may terminate the agreement upon written notice and, provided that there has not been a breach of the agreement, a lump sum payment of six months salary in full satisfaction of all claims Mr. Hoogendoorn may have under the agreement. Mr. Hoogendoorn may terminate the agreement upon four weeks written notice.


David Schroeder Consulting Amendment

     In October 2002, we agreed with Mr. Schroeder to terminate his employment agreement. We were released from all obligations to pay previously deferred compensation under his employment agreement and all stock options previously granted to Mr. Schroeder were cancelled. We continued to retain Mr. Schroeder's services, including continuing development of suitable operating, administrative, industry compliance reporting systems and new market research, under the terms of a consultant agreement with Mr. Schroeder and Western Management Services, LLC dated October 1, 2002. We pay Mr. Schroeder consulting fees of $7,100 per month under the consulting agreement. The consulting arrangement will expire January 31, 2004.


Bagley Settlement Amendment

     On April 18, 2003, we entered into a separation agreement with Mr. Bagley, under which his employment agreement was canceled. Mr. Bagley resigned as our Chief Financial Officer and as a director. We agreed to pay Mr. Bagley severance pay in the amount of $600,000, payable in equal monthly installments over a five year period beginning on April 18, 2003. We also agreed to pay Mr. Bagley a final conditional payment of $100,000 if we have net free cash of at least $1,000,000 after all of our normal operating expenses the final year. We agreed to pay Mr. Bagley for certain insurance costs until Mr. Bagley becomes covered under another health insurance program or our obligations under the separation agreement are satisfied. The separation agreement contains provision for the acceleration of payments in the event of certain specified events, such as a change of control, sale of substantially all of our assets, sale of a location, or payment of dividends to stockholders.


Report on Repricing of Options/SARs

     We did not reprice any options or SARs outstanding during the most recently completed fiscal year ended December 31, 2002 or during the eleven month period ended November 30, 2003.


ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The  Compensation   Committee  consists  of  three  members:  Marco  Markin
(director), Bryan G. Symington Smith (director) and Kathryn Witter, an independent human resource consultant. The Compensation Committee is responsible for the establishment and revision of our compensation policy, the review of the compensation (including stock options) of our senior management and its subsidiaries, and to make recommendations to the Board for adjustments to such compensation. The Committee is also responsible for the administration of our stock option plan and its benefit plans.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The primary objectives of the Company's executive compensation program are to enable the Company to attract, motivate and retain outstanding individuals and to align their success with that of the Company's shareholders through the achievement of strategic corporate objectives and creation of shareholder value. The level of compensation paid to an individual is based on the individual's overall experience, responsibility and performance. The Company's executive compensation program consists of a base salary, performance bonuses and stock options. The Company furnishes other benefits to certain of its officers and other employees.

     The Compensation Committee determined the compensation paid to its executive officers based on several factors, including the compensation paid to executive officers of similarly situated companies, our revenue growth and expansion growth over the past twelve months, our financial position, our success in raising financing to meet our capital obligations and our financial performance. Mr. Markin did not participate in the determination of his compensation.


INCENTIVE STOCK OPTION PLANS

     On October 8, 1999, our shareholders approved our 1999 Stock Option Plan, as approved by the Board of Directors on June 1, 1999. The Option Plan provides for the grant of incentive and non-qualified options to purchase up to 225,000 shares of Neptune Society common stock to our employees and such other persons as the Plan Administrator (which currently is the Board of Directors) may select. The Plan is intended to help attract and retain key employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of our shareholders.

     Effective April 12, 2002, our Board unanimously approved our 2002 Stock Plan, which provides for the grant of incentive and non-qualified options to purchase up to 750,000 shares of our common stock to our employees and such other persons as the Plan Administrator (which currently is the Board of Directors) may select. The 2002 Plan is intended to help attract and retain key employees and such other persons as the Plan Administrator may select and to give such persons an equity incentive to achieve the objectives of our shareholders. Our shareholders ratified the 2002 Plan on May 22, 2002.

     Incentive stock options may be granted to any individual who, at the time the option is granted, is an employee of Neptune Society or any related corporation. Non-qualified stock options may be granted to employees and to such other persons as the Plan Administrator may select. The Plan Administrator fixes the exercise price for options in the exercise of its sole discretion, subject to certain minimum exercise prices in the case of Incentive Stock Options. The exercise price may be paid in cash, certified check or cashier's check. Options will not be exercisable until they vest according to a vesting schedule specified by the Plan Administrator at the time of grant of the option.

     Options are non-transferable except by will or the laws of descent and distribution. Except as otherwise specified by the Plan Administrator or the employee's stock option agreement, vested but unexercised options terminate upon the earlier of:

     the expiration of the option term specified by the Plan Administrator at the date of grant (generally ten years; or, with respect to Incentive Stock options granted to greater-than ten percent shareholders, a maximum of five years); or

     the expiration of ninety (90) days from the date of an employee's termination of employment with Neptune Society or any related corporation for any reason whatsoever.

     Unless accelerated in accordance with the Plan, unvested options terminate immediately upon termination of employment of the optioned by us for any reason whatsoever, including death or disability.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of December 1, 2003 by:

     o each person who is known by us to beneficially own more than 5% of our issued and outstanding shares of common stock;

     o our chief executive officer and our five executive officers during our last fiscal year, individually named in the executive compensation table below;

     o    our directors; and

     o    all of our executive officers and directors as a group.

-----------------------------------------------------------------------------------------------------------------
                                                                       Number of
                                                                        Common
Name of Shareholder             Address                               Shares Owned            Percent of Class(1)
-----------------------------------------------------------------------------------------------------------------
5% or greater shareholders
-----------------------------------------------------------------------------------------------------------------
CapEx, L.P.                     518 17th Street, Suite 1700             1,638,910(2)              24.58%(2)
                                Denver, CO  80202
-----------------------------------------------------------------------------------------------------------------
D.H. Blair Investment           44 Wall Street, 2nd Floor               1,058,690(3)              16.30%(3)
Banking Corp.                   New York, NY 10005
-----------------------------------------------------------------------------------------------------------------
Greenleaf Investors I,          c/o The Apogee Companies                  311,448(4)               5.39%(4)
L.L.C.                          4444 Lakeside Drive, Suite 340,
                                Burbank, California 91505
-----------------------------------------------------------------------------------------------------------------
The Apogee Companies,           c/o The Apogee Companies                  174,302(4)               3.02%(4)
Inc.                            4444 Lakeside Drive, Suite 340,
                                Burbank, California 91505
-----------------------------------------------------------------------------------------------------------------
CCD Consulting                  Glockengasse 4, Postfach 1220           1,091,203(5)              16.52%(5)
Commerce Distribution           CH-4001 Basel, Switzerland
AG
-----------------------------------------------------------------------------------------------------------------
570421 BC, Ltd.                 Sherman Oaks, CA 91423                 615,364(6)(7)              10.12%(6)(7)
-----------------------------------------------------------------------------------------------------------------
Directors and Named Executive Officers
-----------------------------------------------------------------------------------------------------------------
Marco P. Markin                 4312 Woodman Avenue, 3rd Floor       1,171,035(7)(8)              17.18%
                                Sherman Oaks, CA 91423
----------------------------------------------------------------------------------------------------------------
Matthew Hoogendoorn             4312 Woodman Avenue, 3rd Floor             80,000(9)               1.37%
                                Sherman Oaks, CA 91423
----------------------------------------------------------------------------------------------------------------
Douglas J. Irving               4312 Woodman Avenue, 3rd Floor           122,385(10)               2.10%
                                Sherman Oaks, CA 91423
----------------------------------------------------------------------------------------------------------------
Gary Harris                     4312 Woodman Avenue, 3rd Floor            71,250(11)               1.23%
                                Sherman Oaks, CA 91423
----------------------------------------------------------------------------------------------------------------
Barry Maynes                    4312 Woodman Avenue, 3rd Floor            41,250(12)                *
                                Sherman Oaks, CA 91423
----------------------------------------------------------------------------------------------------------------
Matthew Markin                  4312 Woodman Avenue, 3rd Floor             37,538(3)                *
                                Sherman Oaks, CA 91423
----------------------------------------------------------------------------------------------------------------
Bryan G. Symington Smith(14)    396 King Street                            60,000                  1.04%
                                Terra Cotta, Ontario L0P 1N0
----------------------------------------------------------------------------------------------------------------
Brent Lokash                    4312 Woodman Avenue, 3rd Floor              nil                     *
                                Sherman Oaks, CA 91423
-----------------------------------------------------------------------------------------------------------------
Officers and Directors                                                  1,583,458                 22.68%
 as a group
(includes7 persons)
-----------------------------------------------------------------------------------------------------------------
*    Less than one percent (1%).

(1)  Based on 5,773,205 shares issued and outstanding as of December 1, 2003.

(2) RBP, LLC, CapEx, L.P.'s general partner, has ultimate voting power and control over these shares. Includes 603,797 shares of common stock issued and outstanding on December 1, 2003; 1,030,000 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until July 31, 2007; 14,286 shares of common stock acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005; and 35,827 shares of common stock acquirable upon conversion of convertible debentures in the principal amount of $42,992, due and converting on March 31, 2004.

(3) J. Morgan Davis has ultimate voting power and control over these shares. Includes 338,615 shares of common stock issued and outstanding on December 1, 2003; 686,667 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until July 31, 2007; 9,524 shares of common stock acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005; and 23,884 shares of common stock acquirable upon conversion of convertible debentures in the principal amount of $28,661, due and converting on March 31, 2004.

(4) The Apogee Management Company, Inc. is the manager of Green Leaf Investors I, LLC and has ultimate voting power and control over these shares. Includes 303,948 shares of common stock issued and outstanding on December 1, 2003; and 7,500 shares of common stock acquirable upon the exercise of warrants at $3.00 per share until December 31, 2005.

(5) Includes of 257,870 shares of common stock and 833,333 shares of common stock acquirable upon conversion of convertible debentures which are immediately convertible.

(6) Karla Markin, the spouse of Marco Markin, has ultimate voting power and control over these shares. Includes 307,682 shares of common stock and 307,682 shares acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share thereafter until February 19, 2005.

(7) Marco Markin is deemed to beneficially own the shares beneficially owned by Karla Markin, and Karla Markin is deemed to beneficially own the shares beneficially owned by Marco Markin. Karla Markin, the spouse of Marco Markin, has ultimate voting power and control over these shares. Includes 307,682 shares of common stock and 307,682 acquirable upon exercise of warrants at $0.72 per share until February 19, 2004 and $0.79 per share until February 19, 2005.

(8) Marco Markin is our Chief Executive Officer and a director. Includes 123,375 shares of common stock issued and outstanding on December 1, 2003; 150,000 shares of common stock acquirable upon the exercise of options at $0.65 per share until February 28, 2006; 653,410 shares of common stock acquirable upon the exercise of options at $4.40 per share to be granted annually at the rate of 130,682 shares per year for the years 2001 through 2005 and expiring December 31, 2005; 28,750 shares of common stock acquirable upon the exercise of options at $10 per share until June 5,
     2004; and 215,500 shares issuable at the order of Mr. Markin in consideration of deferred compensation through December 31, 2002. Mr. Markin's spouse, Karla Markin, has ultimate voting power and control over K.M. Lifestyles Inc. and 570421 BC Ltd., which beneficially owns 723,114 shares of common stock of The Neptune Society, Inc. Collectively, Marco
     Markin and Karla Markin beneficially own a total of 1,894,169 shares of common stock, constituting 26.57% of our issued and outstanding common stock as of December 1, 2003.

(9) Matthew Hoogendoorn is our Chief Financial Officer and director. Comprises 30,000 shares of common stock issued and outstanding on December 1, 2003 and 50,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2006.

(10) Douglas Irving is our Chief Operating Officer. Includes 72,385 shares of common stock issued and outstanding on December 1, 2003, and 50,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2008.

(11) Gary I. Harris is our National Sales Manager. Includes 30,000 shares of common stock issued and outstanding at December 1, 2003, 7,500 shares of common stock acquirable upon exercise of options at $10.00 per share until June 5, 2004; 3,750 shares of common stock acquirable upon the exercise of options at $48.48 per share until March 2, 2003, and 30,000 shares of common stock acquirable upon the exercise of options at $0.70 per share until February 28, 2006.

(12) Barry Maynes is our Chief Technology Officer. Includes 21,250 shares of common stock and 20,000 shares of common stock acquirable upon exercise of options at $0.70 per share until March 1, 2006.

(13) Matthew Markin is the brother of Marco Markin. Matthew Markin is our Vice President Operations and Real Estate. Stock options granted to Mr. Markin prior to his resignation will not vest. Mr. Markin resigned effective December 1, 2003.

(14) Bryan G. Symington Smith is a director of The Neptune Society, Inc.


     We have no knowledge of any arrangements, including any pledge by any person of securities of the Neptune Society, the operation of which may at a subsequent date result in a change in our control.

     We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.


                 TRANSACTIONS BETWEEN NEPTUNE AND ITS OFFICERS,
                      DIRECTORS OR SIGNIFICANT SHAREHOLDERS

     Except for the transactions described below, none of our directors, named executive officers or principal shareholders, nor any associate or affiliate of the foregoing have any interest, direct or indirect, in any transaction, during the year ended December 31, 2001 and through December 1, 2003, or in any proposed transaction which has materially affected or will materially affect us.

CapEx L.P. and D.H. Blair Investment Banking Corp.

     Effective December 31, 2001, we amended the terms of our convertible debentures dated December 24, 1999, due February 24, 2005, in the initial principal amounts of $3,000,000 issued to CapEx, L.P., a Delaware limited partnership, and $2,000,000 issued to D.H. Blair Investment Banking Corp., a New York corporation and warrants issued to CapEx exercisable to purchase 30,000 shares of common stock and warrants issued to D.H. Blair exercisable to purchase 20,000 shares of common stock. The convertible debentures contained a "full ratchet" anti-dilution provision that reset the conversion price of the convertible debenture in the event we issued equity securities at a price lower than the effective conversion price of the convertible debenture. The convertible debentures also contained certain debt coverage ratios (requiring us to maintain certain levels of cash flow in excess of debt obligations), which were in material default and constituted events of default under the terms of the convertible debentures. We determined that it was in our best interest to amend the convertible debentures to delete the "full ratchet" anti-dilution provision to provide us with flexibility in future equity financings and to adjust the debt coverage ratios to achievable levels. We also granted CapEx and D.H. Blair preemptive rights to participate in future offerings. We issued 101,250 shares to Capex and 67,500 shares to D.H. Blair as restructuring fees in connection with this amendment

     In April, 2002, we issued 64,449 shares of common stock to CapEx and 42,992 shares of common stock to D.H. Blair at $1.08 per share in connection with their exercise of preemptive rights in connection with our private placement of common stock. In addition, we issued 13.75% convertible debentures in the principal amount of $42,992 to CapEx and $28,661 to D.H. Blair in connection with their exercise of preemptive rights in connection with our private placement of convertible debentures. The convertible debentures are convertible into common stock at $1.20 per share. We granted registration rights with respect to the shares issued to CapEx and D.H. Blair and the shares issuable upon conversion of the convertible debenture.

     In February 2003, we issued a total of 23,810 units to CapEx and D.H. Blair at $0.65 per unit, each unit consisting of one share of common stock and one warrant exercisable to acquire one additional common share at $0.72 per share thereafter until February 19, 2004 and $0.79 per share until February 19, 2005. The units were issued pursuant to the exercise of preemptive rights, and the consideration for the units was paid by canceling deferred interest payable to the holders of the preemptive rights in the amount of $15,476.

     By an agreement dated July 31, 2003 with Capex, we borrowed $1,500,000 for the purposes of making the final payment of $1.8 million in acquisition debt related to our 1999 purchase of our pre-need cremation service. In connection with the debt financing, we also restructured our obligations under certain 13% debentures in the aggregate principal amount of $5 million held by Capex, L.P. and D.H. Blair. This restructuring amended the previous fixed charge coverage ratio obligation and cured possible conditions of default under the 13% debentures. The restructured debentures, in the aggregate principal amount of $7.4 million, are repayable over the next four years; we hold the right to prepay the debentures at any time without penalty. In connection with this restructuring, we issued 400,000 shares of common stock to Capex and 200,000 shares of common stock to D.H. Blair as restructuring fees. We also issued warrants for the purchase of a total of 1,666,667 shares (1,000,000 shares to CapEx and 666,667 shares to D.H. Blair up to July 31, 2008 at a price of $3.00 per share, with the number of shares subject to increase in connection with future equity issuances by us. We also extended the expiry date of 50,000 warrants previously issued to CapEx (30,000) and D.H. Blair (20,000) to July 31, 2008.

Green Leaf Investors I, LLC and The Apogee Management Company, Inc.

     In August 2001, Wilhelm Mortuary, Inc., our subsidiary, obtained a bridge loan in the principal amount of $1,575,000 from Green Leaf Investors I, LLC, evidenced by a promissory note due January 31, 2002, and secured by a deed of trust on our Portland real estate and a security interest in assets of our Portland business. Green Leaf is a California limited liability company managed by The Apogee Management Company, Inc. Tom Camp, a former director of Neptune Society, who resigned on February 28, 2002 is an officer of Apogee. Under the terms of the loan agreement, we issued Green Leaf a warrant exercisable to acquire 7,500 shares of common stock at $24.00 per share, which expired unexercised after one year and we issued Green Leaf 3,948 shares of common stock as a loan fee. We granted piggy-back registration rights on any of our shares of common stock held by Green Leaf.

     During the fourth quarter 2001 as part of our overall business strategy to focus on our pre-need marketing and sales operations, we determined that it was in our best interest to restructure our Oregon operations to dispose of certain physical assets related to our Portland business and our Portland real estate for the purposes of reducing our liabilities. To facilitate the disposition of our Portland operations, we restructured the obligation under the Green Leaf promissory note to permit the assumption of the note by the purchaser and to extend the due date to July 31, 2002. In consideration for the restructuring, we issued Green Leaf a loan fee of 75,000 shares of our common stock with piggy-back registration and preemptive rights and paid $75,000 of the principal due under the note payable by issuing Green Leaf a convertible debenture in the principal amount of $75,000, which was converted into 225,000 shares of our common stock on July 31, 2002.

     On  August  25,  2003,  we  entered  a letter  of  intent  with The  Apogee
Companies, Inc., a private company affiliated with The Apogee Management Company, Inc. to sell substantially all of our operating assets. The transaction was subject to certain conditions which were not satisfied or waived, and we and Apogee agreed to terminate the letter of intent on October 14, 2003.


Community Memorial Centers Convertible Debenture Restructuring

     In connection with our sale of the Portland business, we amended the terms of a $1 million convertible debenture issued to Community Memorial Centers, L.L.C., a limited liability company. David Schroeder, our former President and Director (November 2000 through October 1, 2002), and Michael Ashe, our Former Vice President of Operations, are principals of the Prestige Group, a member of Community Memorial Centers, L.L.C.

     Effective December 31, 2001, we sold substantially all of the assets related to the Portland business and the Portland real estate to Western Management Services, L.L.C., an Oregon limited liability company managed by Mr. Ashe under the terms of an asset purchase agreement. In connection with the transaction, Mr. Ashe's employment agreement with Neptune Society was terminated in its entirety and Mr. Ashe entered into a consulting agreement with Neptune Management to provide consulting services to us.

CCD Consulting Commerce Distribution AG

     On April 1, 2002, we completed a private placement of 13.75% convertible debentures in the principal amount of $1,000,000 to CCD Consulting Commerce Distribution AG in consideration of $200,000 in cash and the satisfaction of a promissory note in the principal amount of $800,000. We paid a commitment fee of 83,333 shares of common stock for CCD's agreement to convert the promissory note into convertible debentures. The convertible debentures are due and mandatorily convertible on March 31, 2004 into shares of our common stock at $1.20 per share. We granted CCD registration rights related to our issuance of shares upon conversion of the convertible debenture.


570421BC, Ltd.

     In February, 2003 we issued 307,962 units, each unit consisting of one share of common stock and one warrant to acquire an additional share of common stock to 570421 BC, Ltd., a private company controlled by the spouse of an executive officer and director. The units were issued at $0.65 per unit, and the proceeds of $200,000 we received were used for working capital purposes. The warrants are exercisable at the price of $0.72 per share by February 19, 2004 and thereafter until February 19, 2005 at the price of $0.79 per share.


Named Executive Officers and Directors

     In June 2002 we issued 6,250 shares to Barry Maynes in settlement of deferred compensation.

     In September, 2002 we issued 30,000 shares to Bryan Symington Smith and 10,000 shares to Anthony George, Directors of the Company, in payment of Directors fees.

     In February 2003, we issued 81,000 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $52,650 to three senior executives as follows: Gary Harris: 23,077 shares, Douglas Irving: 40,385 shares, and Matthew Markin: 17,538 shares. We registered these shares of common stock in the registration statement filed with the SEC in which this prospectus is included.

     On April 25, 2003, we issued 107,750 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $70,037 to Marco Markin, our Chief Executive Officer. We registered these shares of common stock in the registration statement filed with the SEC in which this prospectus is included.

     On April 25, 2003, we issued a total of 55,000 shares of common stock: to Kathryn Witter, a member of the Compensation committee for her services (25,000 shares) and Bryan Symington Smith, a director for directors fees (30,000 shares. as. We registered these shares of common stock in the registration statement filed with the SEC in which this prospectus is included.

     On April 30, 2003, we issued a total of 125,000 shares of common stock to five officers of the Company as signing bonus under the terms of their employment or consulting agreements with the Company. These shares were issued to Matthew Markin (20,000 shares), Doug Irving (30,000 shares), Matthew Hoogendoorn (30,000 shares), Barry Maynes (15,000 shares) and Gary Harris (30,000 shares). We registered these shares of common stock in the registration statement filed with the SEC in which this prospectus is included.

     On May 29, 2003, we issued 107,751 shares of common stock at $0.65 per share to K.M. Lifestyle Inc. in settlement of deferred compensation in the amount of $70,037 due to Marco Markin, our Chief Executive Officer. Karla Markin is the spouse of Marco Markin, our Chief Executive Officer, and has ultimate voting power and control over K.M. Lifestyles, Inc.

     On June 18, 2003, we issued 2,118 shares of common stock at a price of $0.65 per share in consideration of compensation to Doug Irving, an employee. We registered these shares of common stock in the registration statement filed with the SEC in which this prospectus is included.

     We believe that the foregoing transactions were entered into terms as favorable as would have been entered into with unrelated third parties.


                            DESCRIPTION OF SECURITIES

     Our authorized capital consists of 85,000,000 shares consisting of 75,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. Our board of directors may designate the rights and preferences of the preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the company. As of December 1, 2003, we had 5,773,205 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.


COMMON STOCK

     All shares of common stock are of the same class and have the same rights, preferences and limitations. Holders of shares of common stock are entitled to receive dividends in cash, property or shares when and if dividends are declared by our Board of Directors out of funds legally available for distribution. There are no limitations on the payment of dividends. A quorum for a general meeting of shareholders is one or more shareholders entitled to attend and vote at the meeting who may be represented by proxy and other proper authority, holding at least a 33-1/3% of the outstanding shares of common stock. Holders of shares of common stock are entitled to one vote per share of common stock and entitled to cumulative voting rights in the election of directors. Cumulative voting applies only to voting for the election of directors. Upon any liquidation, dissolution or winding up of our business, if any, after payment or provision for payment of all of our debts, obligations or liabilities shall be distributed to the holders of shares of common stock. There are no pre-emptive rights, subscription rights, conversion rights and redemption provisions relating to the shares of common stock and none of the shares of common stock carry any liability for further calls.

     The rights of holders of shares of common stock may not be modified other than by vote of majority of the shares of common stock voting on such modification. Because a quorum for a general meeting of shareholders can exist with one shareholder (proxy-holder) personally present, the rights of holders of shares of common stock may be modified by less than a majority of the issued shares of common stock.

     The declaration of dividends on our shares is within the discretion of our board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and our operating and financial condition. At the present time, we anticipate that all available funds will be invested to finance the growth of our business.


PREFERRED STOCK

     Our articles of incorporation grant our board of directors the authority to issue up to 10,000,000 shares of preferred stock. Florida law provides our board of directors the authority to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by the shareholders.


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAWS PROVISIONS AND THE FLORIDA BUSINESS CORPORATION ACT

     Florida law provides that any agreement providing for the merger, consolidation or sale of all or substantially all of the assets of a corporation be approved by the owners of at least the majority of the outstanding shares of that corporation, unless a different vote is provided for in our Articles of Incorporation. Our Articles of Incorporation do not provide for a super-majority voting requirement in order to approve any such transactions. Florida law also gives appraisal rights for certain types of mergers, plans of reorganization, or exchanges or sales of all or substantially all of the assets of a corporation. Under Florida law, a stockholder does not have the right to dissent with respect to:

     o    a sale of assets or reorganization, or

     o any plan of merger or any plan of exchange, if the shares held by the stockholder are part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market Systems, or are held of record by not less than 2,000 shareholders, and the stockholder is not required to accept for his shares any consideration other than shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares which are listed on a national securities exchange or the Nasdaq National Market System, or are held of record by not less than 2,000 holders.


WARRANTS, OPTIONS AND OTHER COMMON STOCK ACQUISITION RIGHTS

     We currently have outstanding warrants, options and other stock acquisition rights outstanding to purchase an aggregate of 3,801,202 shares of common stock. Of such shares, 2,892,244 shares underlying the warrants, options and other stock acquisition rights are being registered for sale under this prospectus as follows:

     o 1,716,667 of which can be issued on the exercise of warrants at any time until July 31, 2007 at $3.00 per share,

     o 7,500 of which can be issued on the exercises of warrants at any time until December 31, 2005 at $3.00 per share,

     o 331,502 of which can issued on the exercise of warrants at any time until February 19, 2004 at $0.72 per share and February 19, 2005 at $0.79 per share,

     o 59,711 of which will be issued on the conversion of mandatorily convertible debentures at any time on or before March 31, 2004 and

     o 561,364 of which can be issued on the exercise of employee and executive stock options as follows: 261,364 shares at a price of $4.40 per share until December 31, 2005; 150,000 shares at a price of $0.65 per share until February 24, 2006; 130,000 at a price of $0.70 per share until February 11, 2006; and 20,000 shares at a price of $0.70 per share until February 28, 2006.

     Mr. Marco Markin holds the right and has agreed to convert deferred compensation owing to him for services up to December 31, 2002 into 215,500 shares.


      THE SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Florida Business Corporation Act, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the Florida Business Corporation Act, and indemnification for such a person may be greater or different from that provided in the bylaws. To the extent that indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                           DESCRIPTION OF THE BUSINESS

OVERVIEW

     The Registrant was incorporated in the State of Florida on January 4, 1985 under the name "L R Associates, Inc.", and subsequently changed its name to "Lari Corp." on August 3, 1998. On March 31, 1999, Lari Corp., paid $1,000,000 cash, $310,000 in transaction costs, 125,000 shares of common stock valued at $5,000,000 and $21,000,000 of promissory notes valued at $19,968,529 (for total consideration of $26,278,529), to acquire a group of privately held companies and limited partnerships (collectively, referred to as the "Neptune Group") that were engaged in the business of marketing and administering Pre-Need and At-Need (at the time of death) cremation services under the name "Neptune Society." See "Neptune Society Acquisitions" On April 26, 1999, Lari Corp. changed its name to "Neptune Society, Inc."

     The Neptune Society, Inc., is the holding company for the Neptune Society of America, Inc., a California corporation. Neptune Society of America, Inc. is the holding company for Neptune Management Corp., Heritage Alternatives, Inc. and Trident Society, Inc., which are engaged in marketing and administering Pre-Need and At-Need cremation services in Arizona, California, Colorado, Florida, Illinois, Iowa, New York, Oregon and Washington. See "Description of Properties" for a list of our locations and a description of their operations. We also operate three crematories and licensed holding facilities in Los Angeles, California; one licensed holding facility in Ventura, California; one crematory and licensed holding facility in Ankeny, Iowa; and one crematory and a licensed holding facility in Spokane, Washington. We provide cremation services in the areas we own crematories. We use the services of qualified and licensed third-party crematories and holding facilities in locations that we do not own crematories.

     Our principal corporate and executive offices are located at 4312 Woodman Avenue, Third Floor, Sherman Oaks, California 91423. Our telephone number is
(818) 953-9995.


THE NEPTUNE SOCIETY BUSINESS

     Our business strategy is to pursue revenue and growth opportunities in the cremation sector of the death care service industry. We operate all our locations under one nationally branded name, "The Neptune Society," and offer only cremation services and products related to cremation services. We do not intend to evolve into a traditional funeral burial services company.


Neptune Society Services

     Our primary business is marketing and administering Pre-Need and At-Need cremation services in the states of Arizona, California, Colorado, Florida, Illinois, Iowa, New York, Oregon and Washington.


The Neptune Society Pre-Need Program

     The Neptune Group started our Pre-Need program in 1988. Our Pre-Need program is designed to eliminate some of the emotional and financial burdens associated with death by allowing individuals to pre-arrange cremation services at a guaranteed fixed price. We offer the same standard Pre-Need Plan in all the states that we conduct business.

     A Neptune Society Pre-Need Plan consists of the following:

     Merchandise: At the time of sale, we deliver a Neptune Information Book, personalized Neptune registration portfolio, membership card and specially designed Neptune urn.

     Administrative Services: At the time of sale, we also provide services related to the administration of the Pre-Need Plan, including registering the member on our permanent database and processing documents related to third party administration, accounting and record delivery.

     Cremation Services: At the time of death, we provide the basic professional services of a funeral director and staff, the cremation and related items required for the cremation.

     The Neptune Pre-Need Plan is a guaranteed price plan, which means we guarantee that we will provide the services at the time of need without additional payment for the service. The purchase price of a Pre-Need Plan is allocated to Merchandise, Cremation Services and Administrative Services based on the regulatory requirements and market conditions of the states in which we conduct business. See "Industry Regulation."

The Neptune Society At-Need Programs

     We also provide cremation services on an At-Need basis (at the time of death). We provide a full range of cremation services and merchandise and care for all aspects of the deceased's cremation needs according to the decisions and plans of the decedent's heirs, including service planning, optional services for scattering remains, and delivery of ashes to family members. These services are typically far less expensive than traditional burials.


The Neptune Society Registration Service

     We offer a registration service that allows individuals to record and register their request to be cremated, and we maintain a record of information necessary for us to provide cremation services at the time of death, however these registration services do not provide for a guarantee of price to the individual unless such services are paid for in advance.


Other Services and Products

     We offer premium, upgraded services and products, including higher quality urns, and memorialization options. These options include upgraded permanent memorial urns or keepsakes, memorial record books, memorial life celebration videos, assistance in arranging for private or public memorial services, arranging for disposition of the ashes other than common scattering at sea such as delivery to cemeteries or other points of permanent disposition. Our offices in Arizona, Fort Lauderdale, Ankeny, Portland, and Spokane have chapels for cremation memorial services.


Pricing

     We define our pricing strategy as a simple and economical alternative to traditionally more expensive and elaborate funerals and burials. Our strategy is to maintain a simple pricing structure for our products.

     We charge a one time $50 non-refundable registration fee for customers who chose only to register their cremation wishes. A customer may remove their cremation wishes from the register at no charge.

     We offer a worldwide guaranteed travel plan to Pre-Need members for $329, which guarantees service coverage throughout the world if a member dies while away from home. Under our travel plan, the travel plan provider will provide a member cremation services at any place in the world, regardless of where the Pre-Need Plan is purchased.

     The price of our basic Pre-Need Plan currently ranges between $1,070 and $1,499. We price our Pre-Need Plans to enable us to provide the purchaser a future fixed price guarantee at our Neptune level of service and our assessment of market conditions in each geographic area that we serve. Our standard Pre-Need service program includes services such as burial at sea, rose garden scattering or delivery of ashes to family members. Our cremation services are typically less expensive than traditional funeral services.


Installment Payment Plans

     We offer two installment payment programs, which allow purchasers to finance the purchase of a Pre-Need Plan with a down payment and monthly payments together with interest. We currently charge interest of between 7% and 9%per annum on balances due under our installment payment programs in those States where permitted by State law.


Existing Facilities

     Our strategy is to maintain offices within or near major metropolitan geographic areas. This strategy is designed to allow us to cost effectively market our products using integrated marketing programs and to reduce general expenses by centralizing administrative functions for multiple offices in a particular metropolitan area. We currently have locations in the states of Arizona, California, Colorado, Florida, Illinois, Iowa, New York, Oregon and Washington, representing approximately 40 major metropolitan market areas. We also have a national telemarketing center located in Tempe, Arizona. See "Description of Properties."


Expansion and Growth Strategy

     Our  present  growth   strategy  is  to  expand  our   operations   through
establishing new start-up offices in major metropolitan market areas that we believe provide opportunities based on demographic and other characteristics. In addition, we may acquire existing cremation service providers with established market presence in certain geographic areas, subject to the availability of financing. Since March 31, 1999, we have acquired existing cremation service providers or established new start-up offices in Illinois, Arizona, Colorado, Iowa, Oregon, Washington and Florida. We are currently exploring new start-up opportunities in Missouri, Minnesota and Michigan, and we have identified 26 additional states which have demographic characteristics that may provide opportunities for future expansion.

     Our strategy is to enter new geographic market areas with large population centers where existing cremation rates are 15% to 50%, with projected rates increasing over the next 10 years. We evaluate opportunities for expansion using a number of factors, including:

     o    population demographics;

     o    death and cremation rates for the area;

     o    competition in the market;

     o    forecasted growth in cremation rates for the area; and

     o    operating regulatory requirements.

     We cannot assure you that we will successfully implement new start-ups or acquire any additional cremation service providers or that start-ups or acquisitions, if any, will result in increased operating efficiencies or revenues to us.

     We may also acquire or construct additional crematories and licensed holding facilities if we determine that the demand for cremation services in a particular geographic region warrants expansion. We anticipate that our existing crematories and third party service providers have the capacity to service our present cremation service needs.


Marketing

     We market our services in all our locations under the name "The Neptune Society", except for San Diego, San Bernardino, Riverside and Imperial Counties in California, where we market our services under the name "Trident Society." Our marketing strategy is focused on maintaining and further developing the strength of our brand name and creating consumer awareness of our services and products. We promote our services and products using targeted advertising campaigns, including Yellow Pages advertising, local television and radio advertising, our website and direct marketing campaigns.

     We market our Pre-Need programs using a combination of direct mail, telemarketing and personal sales programs.


Direct Mail

     We use a monthly direct mail campaign to generate sales leads. We presently mail a total of approximately 6.6 million pieces of direct mail marketing materials per year in the geographic areas we serve. Our marketing materials provide information related to our Pre-Need programs, including a description of the services, pricing information, our toll free phone number, and a business reply card to obtain additional information or to make an appointment with one of our area sales representatives.


Telemarketing

     We have established a Predictive Dialing Telemarketing Center (PDS Center) in Tempe, Arizona. Our current telemarketing program is primarily designed to generate leads from people who have not responded to our direct mail marketing campaigns. Our call center is designed to provide information to potential customers about Neptune Society products and services and to allow leads to schedule appointments with our area sales representatives. Our call center is designed to consolidate our telemarketing efforts in one centralized location and allow us to implement a uniform telemarketing and promotional strategy using professional telemarketers.


Personal Sales

     We use commissioned independent contractors to provide services as area sales representatives to sell our Pre-Need Plans. As of December 1, 2003 we had approximately 100 commissioned area sales representatives. We provide our area sales representatives with leads generated from our direct mail campaigns and telemarketing efforts, and our sales representatives meet with potential clients individually to determine the service needs of the individual. Our sales representatives are paid on a commission. Each of our Pre-Need sales offices has a sales manager who recruits, trains and engages commissioned independent contractors to provide services as area sales representatives to sell our Pre-Need Plans.


Internet Web Site

     We maintain a fully integrated and comprehensive web site located at www.neptunesociety.com. Visitors to our website may access information related to our services and products. Our website also provides general information related to cremation services and related topics.


DEATH CARE INDUSTRY

     It is estimated that four publicly traded companies hold approximately 20% of the domestic death care market. The public companies are Service Corporation International, Stewart Enterprises, Alderwoods Group, and Carriage Services.

     There are estimated to be approximately 22,000 funeral homes in the United States.

     There were approximately 2,400,000 deaths in the United States in the year 2000, or 8.7 deaths per thousand population. (National Vital Statistics Reports, Vol 50, No. 15). The rate of increase in deaths in the United States has been nearly 1% annually since 1980, based on National Vital Statistics Reports. Johnson Rice & Company estimate the number of deaths will increase by 0.70% over the years 2000 to 2010, taking into account current mortality rates. Industry wide it is estimated that approximately 30% of all funerals are currently prearranged. (Johnson Rice & Company).

     We believe that the popularity and acceptance of cremation services will increase in the future as a result of the differences in costs between traditional burial funerals and cremations and as a result of a consumer shift in attitude towards cremation and perception of value. According to a survey of statistics compiled by the Cremation Association of North America:

     o The popularity of cremation varies by geographic location in the United States, ranging from a low of 4.92% in Tennessee to a high of 60.87% in Hawaii;

     o In 2001, cremation services were chosen for approximately 27.12% of total deaths in the United States, representing approximately 653,350 cremations;

     o The demand for cremation services as a percentage of death services grew on average approximately 4.6% annually over the last ten years from 1989 to 1999 and approximately 3.8% over the last five years from 1995 to 1999;

     o Cremation services as a percentage of death services grew from 21.20% in 1996 to 26.19% in 2000; and

     o Cremation services are expected to account for approximately 39.24% of all death services in 2010 and 47.98% in 2025.

     We cannot assure you that the trend towards cremation will continue or that we will benefit from the growth demand for cremation services, if any. Our business strategy is to provide Pre-Need and At-Need cremation services. A decline in the demand for such services may have a material adverse affect on our business and our results of operations.


COMPETITION

     The death care industry as a whole is highly fragmented. Neptune operates only in the cremation segment of the death care industry. We estimate that the Company performed approximately 1% of all cremations in the United States in 2002, while we operated in only 11 states. Approximately 53% of our cremations in 2002 were prearranged.

     Our competitors range from nation-wide large publicly held companies to regional independently owned chains of death care providers, and local family-owned businesses. The large public companies have much greater financial resources and have by past consolidation strategies achieved greater economies of scale in marketing and operations than we have. The local family owned death care providers have competitive advantages based on established local reputations, local ownership and management and existing capital facilities. Full service death care providers of all sizes offer a broader range of traditional funeral and burial products and services, including traditional burial, embalming services, plots, caskets, tombstones and markers, cremation, plaques and urns, and pre-need arrangements.

     We intend to compete by focusing on the Pre-Need cremation segment of the death care industry. We believe that we can effectively market cremation services on a Pre-Need basis by offering a lower cost alternative to burial funerals. In addition, we believe that by marketing our company as "America's Cremation Specialist"(R), we can differentiate ourselves from our competitors.

     We cannot assure you that we will effectively compete against existing local death care service providers or corporate consolidators. Many of these competitors offer a full range of death care services, including cremation services and Pre-Need service plans. Several of these competitors also have significantly greater financial and other resources than us and have long established reputations in the markets they serve.


INDUSTRY REGULATION

Licensing and Regulation

     The funeral service industry is regulated primarily on a state-by-state basis with all jurisdictions requiring licensing and supervision of individuals who provide funeral-related services. Generally, our operations must be licensed in each state in which we provide services or sell our products. To maintain these licenses we are required to comply with the rules and regulations of each state, which are usually administered by a state regulatory board or funeral board. Most states require us to pay annual licensing fees and renew our license annually.

     When we acquired the Neptune Group in 1999, the Neptune Group was subject to a Stipulation and Settlement and Decision in California. On April 9, 1999, in connection with our acquisition of the Neptune Group, we entered into an agreement with the State of California and applied for an assignment of the Neptune Group licenses. California approved the assignment, subject to amending the Neptune Group's Stipulation and Settlement and Decision to incorporate a requirement for us to complete audits of the Pre-Need trust funds in accordance with the California Business and Profession Code, to comply with all other requirements for licensure, and to be placed on probation until June 2000. We complied with the terms and conditions of the Stipulation and Settlement and Decision and the Neptune Group licenses were assigned to us in the fourth quarter of 2000. As a condition of the assignment, we agreed to remain on probation for a period of one year, until June 2001, or as long as Mr. Weintraub, the controlling shareholder of the acquired business, continues to be a shareholder of our company. Under the terms of our probation, we must continue to comply with the California regulatory requirements related to licensed funeral establishments applicable to our business of providing cremation services and marketing pre-need cremation services. In the event we fail to comply with these requirements, our California funeral establishment licenses may be revoked.


Pre-Need Trust Fund Regulation and Pre-Need Contract Cancellation

     All jurisdictions regulate the sale of Pre-Need services and the administration of any resulting trust funds or insurance contracts. Most states require pre-approval of pre-need contracts entered into in connection with the sale of Pre-Need Plans. Our Pre-Need Plans consists of a contract for the sale of cremation services at the time of death, administrative services at the time of sale and for merchandise delivered at the time of sale.

     All states in which we currently operate require us to place into trust all or a portion of the funds related the cremation services we will perform at the time of death. In all states in which we offer Pre-Need plans, except California and New York, we are allowed to retain a percentage of the future cremation service price related to the sale of the Pre-Need Plan. The amount we are required to place into trust ranges from State-to-State. Trust funds are maintained by financial institutions in accordance with the laws of the state in which the Pre-Need Plan is sold.

     In all of the states that we currently sell our Pre-Need Plans, except for New York and Florida, we are generally not required to place into trust the funds received for merchandise that is delivered to the customer at the time of the sale. Florida requires us to place the greater of 30% of the price for merchandise or 110% of the wholesale cost into trust and New York requires us to place 100% of the price for merchandise into trust. The rules related to merchandise stored for customers in connection with Pre-Need Plans differs from state-to-state, but generally, merchandise is deemed to be delivered at the time of sale if it is stored for the customer by a third-party or stored by the customer. Effective January 1, 2003, we began delivering all merchandise to our customers at the time of sale, except Florida, Illinois and New York.

     In addition, all states in which we currently sell our Pre-Need Plans have rules and regulations governing the cancellation of pre-need services. Generally, a client has the right to cancel a Pre-Need plan within 30 days of the initial purchase (3 days in Iowa and Oregon) and receive a full refund. After this initial period, a Pre-Need contract may be cancelled by the purchaser with proper notice to us, and in most cases, we are required to refund the funds held in trust for the benefit of the purchaser. In most states, we can cancel a Pre-Need contract where the purchaser is in arrears in making payments on Pre-Need Plans purchased on an installment basis with proper notice and time to cure the arrears.


Other Regulations

     Our operations must also comply with federal legislation, including the laws administered by the Occupational Safety and Health Administration, the Americans with Disabilities Act and the Federal Trade Commission ("FTC") regulations. The FTC administers the Trade Regulation Rule on Funeral Industry Practices, the purpose of which is to prevent unfair or deceptive acts or practices in connection with the provision of funeral goods or services.

     In addition, concerns regarding lack of competition have led a few jurisdictions to enact legislation designed to encourage competition by restricting the common ownership of funeral homes, cemeteries and related operations within a specific geographic region.

TRUST FUND ADMINISTRATION

     We administer our Pre-Need trust funds in accordance with applicable state regulation. Generally, the funds related to each Pre-Need contract are released to us when we perform the crematory service or the contract is cancelled. In Oregon, Washington, Iowa, Colorado, New York, Illinois and Arizona, we engage the services of a third party trust administrator, American Funeral & Cemetery Trust Services (AFCTS) to administer such trust funds. AFCTS also administers the California Trust fund on a limited basis, providing year end auditing and mailing of required annual statements to trust fund beneficiaries. In the Florida, we engage the services of SunTrust to administer our Pre-Need Trust Funds.

     Approximately 108,000 individuals have become members of our Pre-Need programs since 1988, some of whom have since died or cancelled their membership. Since 1988, the cancellation rate of active Pre-Need Contracts has been approximately 1.0% on an annual basis. At December 1, 2003, the balance of our pre-need trust funds were approximately $45 million and we had over 79,000 active members.

     Neptune has in the past relied exclusively on trusting arrangements to comply with State regulatory requirements for the security of clients' funds for cremation services. In 2003 we evaluated the insurance policy alternative which is also widely used in the death care industry. We initiated a program of offering each fully paid member of our Washington State pre-need plan the opportunity to convert their trust funds to a fully paid insurance policy naming The Neptune Society, Inc., as beneficiary, in consideration for our providing the same cremation services at their time of need. Approximately 44% of eligible Washington State members, having approximately $1,688,971 in trust funds on deposit, elected to convert to the insurance alternative.

     We are currently evaluating the possibility of converting trust funds in a number of other States to insurance. There are advantages to both the client and Neptune in the insurance alternative. A significant number of our prospective clients prefer the insurance alternative due to the involvement of a major insurance carrier, and the elimination of annual tax reporting requirements for investment income on the trust funds. From the company's perspective, insurance policy funding requires less annual administration.

     Neptune receives commissions on the acquisition of insurance policies by its members, as well as an indicated growth rate on the policy.


PERSONNEL

     At December 1, 2003, we employed 31 full time counselors and 10 mortuary personnel, 14 telemarketers, and 38 administrative personnel. In addition, we had contracts with 97 independent contractors to serve as commissioned sales representatives, including 16 in California, 16 in Florida, 9 in Colorado, 11 in Oregon, 3 in Iowa, 28 in Washington, 7 in Illinois and 7 in Arizona. Management believes that our relationships with our employees and independent contractors are good. None of our employees are members of collective bargaining units.


NEPTUNE SOCIETY ACQUISITIONS

Neptune Group Acquisition

     On March 31, 1999, we acquired a group of privately-held companies engaged in the business of marketing and administering Pre-Need and At-Need cremation services in California, Florida and New York under the name the "Neptune Society." We paid the owners of the Neptune Group $1,000,000 in cash, a total of 125,000 common shares and issued two promissory notes in the amounts of $2,000,000 and $19,000,000. The notes were guaranteed by the Neptune Society and secured by the assets and business of Neptune Management and Heritage Alternatives. We have satisfied our obligations under these notes.

Spokane, Washington Acquisition

     On December 31, 1999, we acquired all of the assets of the business of Cremation Society of Washington, Inc. in Spokane, Washington, pursuant to the terms of an asset purchase agreement. In connection with this acquisition, we agreed to pay Cremation Society of Washington a percentage of the gross revenues (1% for 2003) and a percentage of earnings before income tax, depreciation and amortization ("EBITDA") (7.5% for 2003) from our Spokane, Washington operations. Our obligations to make future payments ends after the year ending December 31, 2003. We also agreed to pay an earn out payment equal to 10% of EBITDA of our Spokane, Washington operations for so long as Charles S. Wetmore, the general business manager of Cremation Society of Washington, continues to be employed by us.


Iowa Acquisition

     On March 15, 2000, we acquired all of the issued and outstanding common stock of Cremation Society of Iowa, Inc. in Ankeny, Iowa in a series of transactions described under the heading "Item 1. Business - Neptune Society Acquisitions - Iowa Acquisition" in our annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2002. As of December 1, 2003, we have no further payment obligations in connection with our acquisition of Cremation Society of Iowa, Inc.


Oregon Acquisition and Disposition

     Effective July 17, 2000, we, through a wholly-owned subsidiary, acquired a funeral, burial and cremation business and real estate in Portland, Oregon in a series of transactions from a group of companies owned and controlled by David Schroeder, our former President and director, and Michael Ashe, a former Vice President. We also entered into employment agreements with David Schroeder and Michael Ashe. See "Item 1. Business - Neptune Society Acquisitions - Oregon Acquisition" in our annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2002 for a complete description of this transaction.

     During the fourth quarter 2001 as part of our overall business strategy to focus on our pre-need marketing and sales operations, we disposed of certain physical assets related to the Portland business in a series of transactions previously described under "Item 1. Business - Neptune Society Acquisitions - Disposition of Portland Assets and Related Transactions" in our annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission on April 1, 2002. Under these transactions, effective
December 31, 2001, we sold substantially all of the assets related to the Portland business and crematory to Western Management Services, L.L.C., an Oregon limited liability company managed by Michael Ashe, in consideration of among other things, the assumption of a $1,500,000 promissory note issued by our Oregon subsidiary and the assumption of the $1,000,000 convertible debenture issued in connection with the original acquisition and entering into a service agreement to provide Neptune Society at-need services in connection with pre-need services sold within 100 miles of Portland, Oregon. We also agreed to terminate Mr. Ashe's employment agreement with the Neptune Society.

Other Expansion

     Since 1999, we have opened the following offices:

     -----------------------------------------------------
     Location                            Year of Opening
     -----------------------------------------------------
     Lynnwood, WA                             2001

     Portland, OR                             2001

     Denver, CO                               2002

     Phoenix, AZ                              2002

     Chicago, IL                              2002

     St. Louis, MO (Licensee)                 2003
     -----------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis is provided to increase understanding of, and should be read in conjunction with, the consolidated financial statements and accompanying notes.


OVERVIEW

     We are a provider of pure cremation services in the United States. We operate 19 locations serving Arizona, California, Colorado, Florida, Illinois, Iowa, Oregon, New York, and Washington.


CRITICAL ACCOUNTING POLICIES:

Revenue Recognition

     Pre-need cremation arrangements - From January 1, 2000 to December 31, 2002 (with the exception of a four month period in the second and third quarters of
2001), our pre-need merchandise delivery and handling procedures in virtually all locations did not meet the test for revenue recognition at the point of sale. Rather, revenue related to the merchandise component of pre-need arrangements was generally recorded as deferred pre-need revenue. Commissions paid with respect to obtaining pre-need arrangements were also deferred. Both the revenue received and costs paid by us during the life of the contract were accordingly not taken into account until the cremation services were actually performed. At that point, these deferred amounts, together with the previously trusted funds for the cremation service, were matched and recorded in operations in accordance with generally accepted accounting principles.

     Effective January 1, 2003, we implemented a full merchandise delivery policy for new pre-need arrangement contracts sold in all locations, except in the states of Florida, Illinois and New York. In all states, except Florida, Illinois and New York, we now irrevocably deliver to the purchaser at the time of sale all the merchandise purchased in connection with the contract. The effect of this revised business practice is that the selling price of all merchandise sold in connection with pre-need contracts, together with administrative charges for set-up of the contract, are recognized as revenue in accordance with generally accepted accounting policies at the time the contract is entered into and the merchandise is delivered. Also, all sales commissions paid relating to the obtaining of such contracts are recognized as expense when the revenue associated with such contract is recognized, rather than being deferred until fulfillment (the time the cremation services are performed).

     The portion of the pre-need contract relating to the cremation services to be performed in the future continues to be paid into trust to support our obligations in accordance with applicable state regulations and is released to the Company once the cremation services are performed. These receipts are not recognized in income until earned through the provision of the actual cremation.

     The change to a full delivery policy in the majority of our locations has affected the comparability of our 2003 operating results with the 2002 figures in the accompanying unaudited financial statements for the three and nine month periods ended September 30, 2003 and 2002. The change to a full delivery policy will also affect the comparability of the audited financial statements for the years ended December 31, 2002 and 2001 with our financial statements for subsequent fiscal years.

     At-need cremation services - all merchandise and services revenue is recognized at the time services are provided.

     Installment sales - we recognize an account receivable for the unpaid amount of the pre-need arrangement at the time of sale, to the extent the installment payments will not be required to be trusted.

     Travel plan sales- we recognize revenue related to the sale of travel plans at the time of sale. We also concurrently recognize the premium cost to the third party carrier obligated to provide the services if required.

     Deferred Costs

     We defer sales commissions applicable to pre-need cremation service and merchandise sales which do not meet our revenue recognition criteria. These deferred costs are expensed in the period of performance of the services and delivery of merchandise covered by the related pre-need arrangements.


NEW ACCOUNTING PRONOUNCEMENTS

Goodwill (Names and Reputations)

     In July 2001 the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and other Intangible Assets", which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. We adopted FASB 142 effective January 1, 2002. The asset "Names and Reputations" meets the definition of goodwill under FASB 142.

     On implementation of FASB 142, management determined that the fair value of the Company as a single reporting unit under FASB 142 exceeded the carrying value of the net assets, including goodwill. We completed the required annual evaluation of the implied value of our goodwill on December 31, 2002, and determined that there was no impairment in value.

     The carrying value of goodwill (Names and Reputations) constitutes the single most significant asset of the company. An analysis of its current carrying value for the years ended December 31, 2002 and 2001 is as follows:


                                                                           2002              2001
                                                                      --------------    --------------
Cost
  Names and Reputations recorded on acquisition of:

  Predecessor Companies                                               $  26,809,237     $  26,809,237
  Washington crematory                                                      732,968           699,744
  Iowa crematory                                                            816,390           816,390
                                                                      --------------    --------------
                                                                         28,358,595        28,325,371
Less:
  Accumulated amortization (1999 to 2001)                                (3,960,899)       (3,960,899)
                                                                      --------------    --------------
          Net book Value                                              $  24,397,696     $  24,364,472
                                                                      ==============    ==============


     For the 2001 and  prior  fiscal  years,  the  Company  amortized  Names and
Reputations  over  a  period  of  20  years  from   acquisition,   resulting  in
amortization expense of approximately $ 1,500,000 annually. There was no impairment recorded in 2002 as the implied value of goodwill exceeded its carrying value.

     With the requirement to adopt FASB 142, the Company will no longer amortize its acquired goodwill on a systematic basis. Rather it will test the value of Goodwill annually, and if it is determined that goodwill is impaired, the carrying value of Names and Reputations will be written down to its implied value by a charge to operations in the year that such determination is made.

     The following table provides a reconciliation between the loss for each of the years ended December 31, 2002 and 2001 adjusted for the exclusion of amortization expense on goodwill (names and reputations);

                                                    2002            2001
                                               -------------    -------------
Loss before extraordinary items
     as previously reported                     ($6,705,576)    ($10,151,168)
     Extraordinary items                                 --               --
                                               -------------    -------------
Loss for the year                               (6,705,576)      (10,151,168)
                                               -------------    -------------

Add back:
   Amortization on Names and                            --         1,574,992
   Reputations no longer subject to
   amortization effective January 1, 2002
                                               -------------    -------------
Adjusted loss for the year                      ($6,705,576)     ($8,576,176)
Adjusted loss per share-basic and diluted             $1.88            $4.29


Other accounting pronouncements

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. We do not expect the adoption to have a material impact on our financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. We do not expect the adoption to have a material impact to our financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Issued 4/02)" which we do not believe will materially affect our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as previously required under Emerging Issues Task Force ("EITF") Issue 94-3. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. We do not believe that this SFAS will have a significant impact on our results of operations or financial position.

     In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions--an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9 We do not believe that these pronouncements will affect us because either they are not relevant to our business or we will not adopt their elective provisions.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. Interpretation 45 is effective for guarantees issued or modified on or after January 1, 2003. The adoption of this pronouncement is not expected to have a material impact on our financial position or results of operations.

     In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on our financial position or results of operations as we have not elected to change to the fair value based method of accounting for stock-based employee compensation.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of this interpretation is not expected to have a material impact on our financial position or results of operations.

     In April 2003, the FASB issued Statement No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. We do not believe that this pronouncement will affect us because it is not relevant to our business.

     In May 2003, the FASB issued Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The Statement established standards for how an issuer classifies certain financial instruments with characteristics of both liabilities and equity. It requires that certain financial instruments often previously classified as equity but which have dual characteristics be classified as a liability. We do not believe this pronouncement will affect us because we have no such financial instruments classified as equity.


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2001

     The following discussion compares the financial results of our operations for the year ended December 31, 2002 to the financial results of our operations for the year ended December 31, 2001.


Revenue

     Service and Merchandise Revenue: Overall, our services and merchandise revenue decreased from $11,775,109 in 2001 to $10,899,026 in 2002, a decrease of $876,000 or 7.5%. Services and merchandise revenue consists of cremation service, at-need merchandise revenue, pre-need merchandise revenue recognized, and travel plan revenue.

     The decrease in services and merchandise revenue resulted from an increase of $1,244,000 in Travel Plan revenue offset by a decrease of $844,000 in cremation services and at need merchandise revenue, largely due to the sale of our Portland cremation business at the end of 2001, and a decrease of $1,276,000 in pre-need merchandise revenue recognized because of our decision to change our inventory management procedures in the third quarter of 2001. Cremation services revenue and at-need merchandise sales from the two new locations opened in 2002 did not have a material impact on consolidated revenue.

     Travel plan revenue increased by $1,244,000 (65%) from $1,904,000 in 2001 to $3,148,000 in 2002. Travel plan contracts are sold in combination with our pre-need cremation plans, however all revenue from travel contracts is recognized at the point of sale, as we concurrently arrange with a third party to provide the service on an individual contract basis. This was the first year that this popular feature was sold company wide for the full 12 months, accordingly travel plan growth as an annual percentage is expected to more closely track the rate of pre-need cremation plan sales in future years.

     Pre-Need merchandise revenue recognized decreased from $2,407,000 in 2001 to $1,390,000 in 2002, a decrease of $1,017,000 or 42%. Our revenue recognition policy requires us to specifically identify and physically segregate each individual's merchandise until the time of death to allow us to recognize revenue. From June through September 2001, we specifically identified and segregated for each individual sold a pre-need plan allowing us to recognize $1,804,000 in revenue in accordance with our revenue recognition policy. In October 2001, we changed our inventory management policy to discontinue our practice of individually identifying merchandise in an effort to reduce operating costs. As a consequence, with the exception of $514,000, all receipts for merchandise sold in 2002 under pre-need plans, which were still active at year end, were deferred and not included in the revenue that we recognized. We currently maintain only a general inventory sufficient to meet our requirements in the normal course of business, except where required by State law to segregate purchased merchandise for past or new sales.

     Pre-need contracts funded and deferred in the accounts in 2002 were 25% higher than in 2001, however except for the small number of those contracts which were also fulfilled in 2002, substantially all of the contract proceeds relating to merchandise revenue has been deferred to future years.

     Management and finance fees: Management and finance fees decreased from $1,255,187 in 2001 to $867,583 in 2002, a decrease of $387,604 or 31%. The management fees we earn for administering pre-need trusts declined from $756,769 in 2001 to $608,708 in 2002, as a result of reduced yields on investments being reinvested at current lower market rates of interest.

     Finance fees declined from $498,418 in 2001 to $258,875 in 2002, a decline of $239,543 or 48%, due in part to the transitional adjustment in 2001 when the company began recognizing finance income on pre need contracts over the life of the contract. Previously this income was recognized only on fulfillment of the contract.


Costs and expenses and gross profit

     Direct costs and expenses include all costs related to cremation, at need merchandise services, previously deferred merchandise and obtaining costs recognized on fulfillment of services for pre-need customers, and travel plan premiums paid. Direct costs were $6,419,000 or 55% of revenues in 2002 compared with $6,263,000 or 48% of revenues for 2001. The number of services we performed in 2002 was approximately 9% higher in 2002 than in 2001. Our gross profit was $5,348,000 or 45% in 2002 compared with $6,767,223 or 52% in 2001. The reduction of 7% in our gross profit was primarily due to 2001 revenue including merchandise revenue on pre-need sales for a 4 month period due to the inventory management decision discussed under services and merchandise revenue above.


General, administrative and selling expenses

     General, administrative and selling expenses for 2002 were $8,709,000 compared with $7,798,000 in 2001. The increase of $911,000 in 2002 over 2001 was due to a number of factors. Advertising costs in 2002 were $300,000 higher than in 2001. We increased our provision for uncollectible at need accounts receivable by $276,000 in 2002. The remainder of the increase in general and administrative expenses were attributable to the addition of 2 locations in 2002, increased insurance costs, and costs associated with seeking additional financing. The increases were partially offset by reduced overhead expense associated with the Portland business which was sold effective December 31, 2001.


Amortization and depreciation expense

     Amortization and depreciation expense was $253,000 for 2002 compared with $2,082,000 for 2001, a decrease of $1,829,000 in 2002. The decrease was due to the adoption of FASB 142 effective January 31, 2002. FASB 142 requires that goodwill and intangibles of an indefinite life (such as the "Names and Reputations" recorded by the company on the acquisition of the Neptune Group business) no longer be amortized, but instead be tested for impairment at least annually. The Company's acquired Goodwill was tested for impairment in accordance with FASB 142 and is not considered impaired, accordingly no reduction of its value is necessary, or permitted by way of amortization under FASB 142.


Professional fees

     Professional fees expense comprises legal and audit fees, and fees paid to consultants for business and financial consulting. Professional fees expense was $677,000 in 2002 compared with $1,765,000 in 2001, for a decrease of $1,088,000.
Fiscal 2001 expenses were higher than 2002 expenses due to significant legal and audit fees in 2001 associated with the registration of our stock with the Securities Exchange Commission, and consulting fees of $430,000 paid to the former principal owner of the Neptune Group. The consulting contract was terminated in 2001.


Loss on disposal of assets

     In 2001 we sold substantially all of the assets of our Portland, Oregon businesses. We had purchased those assets in 2000 for $5.7 million, comprising $500,000 cash, a $1,000,000 convertible debenture, and $4.2 million in stock. We sold those assets in 2001 for total consideration of $2.5 million, comprising assumption of a $1.5 million promissory note and the $1.0 million convertible debenture. We guaranteed repayment of the $ 1.5 million promissory note as a term of the sale, which note has now been repaid. As a result of this disposition, we recognized a $2.7 million loss in 2001. We sold no businesses in 2002.


Interest and finance expense

     This expense item comprises interest on notes payable originally classified as long term, amortization of fees and expenses directly associated with procuring such financing which are initially deferred, and accretion of discount on debt charged to operations over the life of the debt. In 2002, interest and finance expense was $2,579,000 compared with $2,515,000 in 2001. We reduced our related debt by a net amount of $1,755,000 in 2002. Fees and expenses incurred with the fourth restructuring of our acquisition debt in 2001, which added to 2002 amortization, and restructuring fees on the conversion of an $800,000 note payable to a convertible debenture in 2002 increased this expense item in 2002. This was offset by interest charges saved as a consequence of the debt reduction referred to above and the sale of the Portland businesses.


Other income - lawsuit of settlement proceeds.

     In 2002 the Company received $165,000 to settle a lawsuit for service mark infringement (2001-nil)


Net loss

     Net loss for 2002 was $6,705,000 compared with $10,151,000 for 2001. The net loss related to the reasons described above.

THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THE THREE MONTHS ENDED SEPTEMBER 30, 2002

Revenue

     Total revenue was approximately $5,385,000 in the third quarter of 2003 compared with $2,779,000 for the third quarter of 2002, an increase of approximately $2,606,000.

     The increase is attributable mainly to our delivering ownership and possession of purchased merchandise to our pre-need customers at the time of sale and recognizing in income the related proceeds and administrative handling charges, commencing January 1, 2003, in all of the states in which we offer pre-need contracts, except for Florida, Illinois and New York. Under our previous merchandise delivery policy in effect in 2002, the merchandise was not delivered until the actual cremation services were performed, and therefore, the revenue received was deferred until the cremation services were provided. We recognized $2,137,000 in revenue on the sale of pre-need contracts in the three months ended September 30, 2003, which would have been deferred as to recognition if title and possession of the merchandise had not been delivered, as was the case in the comparative three months ended September 30, 2002. The number of pre-need contracts signed in the third quarter of 2003 was down 10%, which we attribute to increased competition and a sales price increase effective January 1, 2003.

     Revenue from cremation services and previously deferred merchandise sales was $2,123,000 in the third quarter of 2003, a decrease of 3% from the comparable quarter in 2002. Our volume of cremation cases was 12% higher in the third quarter of 2003 compared with the third quarter of 2002. We anticipate that per case revenue for cremation cases will remain below 2002 levels due to increased competition in the death care industry, which has reduced the number of full price cremations we perform. Further, since we began delivering merchandise at the point of sale for pre-need contracts and recognizing merchandise related revenue at that point, beginning January 1, 2003, the amount of revenue recognized at the time of cremation in future pre-arranged fulfillments will be proportionately reduced. This will have an increased impact as our pre-need fulfillments, which represent approximately 50% of all the cremations we perform, are increasingly derived from 2003 and later pre-arranged contracts.

     Travel plan revenue was $681,000 in the third quarter of 2003 compared with $747,000 in the third quarter of 2002, a decrease of 9%. We believe our members and prospective members have a diminished inclination to travel internationally due to global terrorist threats and world tensions of recent years, which resulted in a decline in travel plan sales. We do not consider it possible to determine whether this will be an ongoing trend affecting this revenue component.

     Management and finance fee income was relatively constant for the third quarter of 2003 as compared to the same period in 2002.

     We received approximately $240,000 in commissions on the conversion of certain pre-arranged trust funds to insurance products in the third quarter of 2003. We believe that the choice of providing for pre-arranged cremations by means of an insurance policy, naming us as the beneficiary, is a popular alternative to the traditional trusting arrangements in the death care industry. In the past, we relied exclusively on the traditional trust fund alternative in satisfying our future funding obligations under our pre-need arrangements. We anticipate that we will continue to convert our pre arranged trusts to insurance policies in circumstances where there are benefits identified for both the contract holder and ourselves, and that we will earn conversion commissions whenever existing and new trusts are converted.


COSTS AND EXPENSES AND GROSS PROFIT

     Direct costs and expenses relate to the providing of at-need and fulfillment cremation services, the cost of travel plan premiums, and the cost of merchandise delivered. Total direct costs and expenses were approximately $999,000 for the three months ended September 30, 2003 compared with $808,000 for the third quarter of 2002, an increase of $191,000 or 23%.

     The majority of the increase was due to increased cost of merchandise, as we commenced delivering merchandise to new pre-need contract purchasers effective January 1, 2003. There were no material changes in the total cost of travel plan premiums.

     Increased operating efficiencies allowed us to increase the number of cremations we performed by 12% in the three months ended September 30, 2003, compared with the same period in 2002, without increasing our total direct costs and expenses.

     Gross profit was approximately $4,385,000 or 81% of total revenue for the three months ended September 30, 2003, compared with $1,971,000 or 71% of total revenue for the three months ended September 30, 2002. The increase in gross profit realized was due mainly to our ability to recognize revenue from the sale of merchandise which we began delivering at the time of sale beginning January 1, 2003, as discussed under the heading "Revenue," above.


Selling and Obtaining Costs

     Selling and costs of obtaining pre-need arrangement contracts increased to approximately $1,552,000 for the three months ended September 30, 2003 from $789,000 for the three months ended September 30, 2002, an increase of $763,000. Substantially, all of this increase relates to the matching of expenses to the same time period as the related revenue is recognized. Prior to 2003, sales costs directly related to contracts sold would be deferred together with the contract revenue to be recognized on fulfillment (provision of the cremation service). Commencing in 2003, we now recognize revenue from merchandise and administrative services at the time of sale, and accordingly, commissions and other costs of obtaining the sale are also fully recognized at the time of sale. Selling and obtaining costs also increased marginally in 2003 over 2002 due to increased competition and the costs of obtaining sales leads.


Operating Expenses

     Salaries and payroll costs for the third quarter of 2003 were approximately $1,121,000 compared with approximately $1,192,000 for the comparable period in 2002, a decrease of $71,000 or 6%. The decrease is mainly attributable to our ongoing efforts to increase production without adding additional personnel.

     Other operating services and supplies were $313,000 in the three months ended September 30, 2003 compared with $599,000 for the same period in 2002, a decrease of $286,000 due to our cost reduction efforts.

     All  other  operating   expenses  were   materially   consistent  over  the
comparative third quarters of 2003 and 2002.

     Total operating expenses were approximately $2,177,000 for the third quarter of 2003 compared with $2,483,000 for the third quarter of 2002. The net decrease in operating expenses of $305,000 relates to the reasons described above.


Interest and Finance Expense

     Interest and finance expense was $444,000 for the three months ended September 30, 2003 compared with $532,000 for the comparable period in 2002, a decrease of $88,000. Interest and finance expense decreased as a consequence of the restructuring of a number of long term liabilities during 2002 and 2003. See "Liquidity and Capital Resources."


Net income (loss)

     Net income for the three months ended September 30, 2003 was $213,000 ($0.04 per share) compared with a loss of $1,833,000 ($0.45 per share) for the three months ended September 30, 2002. The net income relates to the reasons described above.

NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2002

     The following discussion compares our results of operations for the nine months ended September 30, 2003 (YTD 2003) to our results of operations for the nine months ended September 30, 2002 (YTD 2002).


Revenue

     Total revenue was approximately $15,068,637 for YTD 2003 compared with $8,670,869 for YTD 2002, an increase of approximately $6,400,000.

     The increase is attributable mainly to our delivering ownership and possession of purchased merchandise to our pre-need customers at the time of sale and recognizing in income the related proceeds and administrative handling charges commencing January 1, 2003, in all of the states in which we offer pre-need contracts, except for Florida, Illinois and New York. Under our previous merchandise delivery policy in effect in 2002, the merchandise was not delivered until the actual cremation services were performed, and therefore the revenue received was deferred until the cremation services were performed. We recognized $5,863,000 in revenue on the sale of pre-need contracts in the nine months ended September 30, 2003 which would have been deferred as to recognition if title and possession of the merchandise had not been delivered, as was the case in the comparative nine months ended September 30, 2002.

     The value of pre-need contracts sold, both recognized as revenue currently and deferred, was 11% higher in YTD 2003 compared with YTD 2002. We attribute this to the sales price increase effective January 1, 2003 and increased sales in the new locations added in 2002. The number of pre-need contracts sold YTD 2003 compared with YTD 2002 was down 13%, which we attribute to slow sales in the first six months of 2003 due to the tension of war with Iraq resulting in unwillingness of people to make appointments with us to review our product.

     Revenue from cremation services and previously deferred merchandise sales was $6,235,000 for YTD 2003, which was, in all material respects, the same as YTD 2002. Our volume of cremation cases was 9% higher for the nine months ended September 30, 2003 compared with the nine months ended September 30, 2002. We anticipate that the per case revenue for cremation cases will remain below 2002 levels due to increased competition in the death care industry, which has reduced the number of full price cremations we perform. Further, since we began delivering merchandise at the point of sale for pre-need contracts beginning January 1, 2003 and recognizing merchandise related revenue at that point, the amount of revenue recognized at the time of cremation in future pre-arranged fulfillments will be proportionately reduced. This will have an increased impact in the future as our fulfillments, which represent approximately 50% of all the cremations we perform, are increasingly derived from 2003 and later pre-arranged contracts.

     Travel plan revenue was $2,080,000 for the first nine months of 2003 compared with $2,226,000 for the same period in 2002, a decrease of $145,000 or 7%. We believe our members and prospective members have a diminished inclination to travel internationally due to global terrorist threats and world tensions of recent years, which resulted in a decline in travel plan sales. We do not consider it possible to determine whether this will be an ongoing trend affecting this revenue component.

     Management and finance fee income was relatively constant for YTD 2003 compared with YTD 2002.

     We received approximately $240,000 in commissions on the conversion of certain pre-arranged trust funds to insurance products in YTD 2003 (YTD 2002:
Nil). We believe that the choice of providing for pre arranged cremations by means of an insurance policy naming us as the beneficiary is a popular alternative to the traditional trusting arrangements in the death care industry. In the past, we relied exclusively on the traditional trust fund alternative.

     We anticipate that we will continue to convert our pre arranged trusts to insurance policies in circumstances where there are benefits identified for both the contract holder and ourselves, and that we will earn conversion commissions whenever existing and new trusts are converted.

Costs and Expenses and Gross Profit

     Direct costs and expenses relate to the providing of at-need and fulfillment cremation services, the cost of travel plan premiums, and the cost of merchandise delivered. Total direct costs and expenses were approximately $2,805,000 for the nine months ended September 30, 2003 compared with $2,503,000 for the nine months ended September 30, 2002, an increase of $302,000 or 12%.

     Premium costs associated with travel plan sales were approximately $158,000 lower for YTD 2003 compared with YTD 2002, due to decreased sales of travel plans in 2003 and our selection of a lower cost provider.

     Direct costs of merchandise increased by approximately $291,000 as we commenced delivering merchandise to pre-need contract purchasers in 2003.

     The cost of our cremation services increased overall by $169,000 for the first nine months of 2003 compared with the same period in 2002, along with a 9% increase in the number of cremations performed.

     Gross profit was $12,263,000 or 81% of total revenue for the nine months ended September 30, 2003, compared with $ 6,168,000 or 71% of total revenue for the nine months ended September 30, 2002. The increase in gross profit realized was due mainly to our ability to recognize revenue from the sale of merchandise which we began delivering at the time of sale beginning January 1, 2003, as discussed above under the heading "Revenue".


Selling and Obtaining Costs

     Selling and costs of obtaining pre-need arrangement contracts increased to $4,373,000 for the nine months ended September 30, 2003 from $2,081,000 for the nine months ended September 30, 2002, an increase of $2,292,000. Substantially all of this increase relates to the matching of expenses to the same time period as the related revenue is recognized. Prior to 2003, sales costs directly related to contracts sold would be deferred together with the contract revenue, to be recognized on fulfillment (provision of the cremation service). Commencing in 2003, revenue from merchandise and administrative services is recognized at the time of sale, and accordingly, commissions and other costs of obtaining the sale are also fully recognized at the time of sale. Selling and obtaining costs also increased marginally in 2003 over 2002 due to increased competition and the costs of obtaining sales leads.


Operating Expenses

     Stock based compensation increased to $425,000 for YTD 2003 from $237,000 for YTD 2002, an increase of $188,000. This is mainly attributable to the value of shares issued under the terms of new employment and consulting agreements and for services paid by issuing shares of our common stock.

     Insurance costs increased by approximately $107,000 in YTD 2003 over YTD 2002 as a result of the events of 9-11 and the related increase in risk premiums charged by our insurance carriers. We continue to face increased insurance costs as existing policies come up for renewal.

     Professional fees were reduced approximately $167,000 for YTD 2003 compared with YTD 2002, as a result of our efforts to reduce our reliance on outside professionals by undertaking more administrative duties in-house in 2003.

     We had  employee  settlement  expenses  of  $306,000 in YTD 2003 (YTD 2002:
Nil). Substantially, this entire amount relates to the terms of a separation agreement with our former Chief Financial Officer under which his employment agreement was cancelled.

     Total operating expenses were $7,186,000 for the nine months ended September 30, 2003 compared with $6,832,000 for the nine months ended September 30, 2002. The net increase in operating expenses of $354,000 relates to the reasons described above.

Interest and Finance Expense

     Interest and finance expense was $1,464,000 for the nine months ended September 30, 2003 compared with $1,647,000 for the comparable period in 2002, a decrease of $183,000. Interest and finance expense decreased as a consequence of the restructuring of a number of long term liabilities during 2002 and 2003. See "Liquidity and Capital Resources."


Net (loss)

     Net loss for the nine months ended September 30, 2003 was $760,000 ($0.15 per share) compared with a loss of $4,393,000 ($1.29 per share) for the nine months ended September 30, 2002. The net loss relates to the reasons described above.


Liquidity and Capital Resources

     This section should be read in conjunction with our consolidated financial statements included in this prospectus, and in particular the Consolidated Statements of Cash Flows. At December 31, 2002, we had current assets of $2,700,000, offset by accounts payable and accrued liabilities of approximately $(2,689,000), resulting in substantially no excess working capital in reserve. The section titled Cash Flows provided by Operating Activities for the nine months ended September 30, 2003 reconciles the net loss for the period of ($759,932) to the net cash provided by operating activities of $312,843. There were no significant investing activities in the nine months ended September 30, 2003. Financing activities in YTD 2003 consisted of our raising $200,000 by a private placement issue of our stock, and the retirement of approximately
$860,000 in long-term debt. Our cash position decreased by approximately $364,000 in the nine months ended September 30, 2003 from $776,000 at December 31, 2002, to $412,000 at September 30, 2003.

     At September 30, 2003, we had current assets of $2,487,000 and current liabilities of $3,621,000, for a working capital deficiency of $1,134,000. We project we will realize sufficient cash from operating activities over the upcoming 12 months to satisfy in full our existing obligations as they become due.

     Our only internal sources of liquid assets are cash flows from operations. We have no standby line of credit, nor have we been able to make arrangements for such line of credit. We have no external sources of liquid assets.

     By an agreement dated July 31, 2003 with Capex, LLP of Denver, Colorado, we borrowed $1,500,000 for the purpose of making a portion of the final payment of $1.8 million in acquisition debt related to our 1999 purchase of the Neptune Society business. The remaining $300,000 was paid from working capital. In connection with the debt financing, we also restructured our obligation under the 13% Debentures held by Capex and another debenture holder. This restructuring favorably amended the previous fixed charge coverage ratio obligation and cured certain possible conditions of default under the debentures. The restructured debentures, in the aggregate principal amount of $7.4 million, are repayable over the next four years. We have the right to prepay the debentures at any time without penalty.

     In addition to the $7.4 million due under the restructured debentures described above, we also have the following long-term liabilities:

     o Convertible Debentures in the principal amount of $1.1 million, which are mandatorily convertible into shares of our common stock on March 31, 2004 at the price of $1.20 per share, unless we exercise our right to retire the debentures for cash with a premium payment of 50%; and

     o $540,000 payable in equal installments of $10,000 per month under the terms of a settlement agreement with our former Chief Financial Officer.

     We intend to finance any acquisitions or start ups from operational cash flow, or a combination of operational cash flow and vendor financing. We have no material commitments for capital expenditures at this time.

     As at December 1, 2003, we had the following contractual obligations and commercial commitments:

    ------------------------------------------------------------------------------------------------------
         Contractual                                   Payments Due by Period
         Obligations
    ------------------------------------------------------------------------------------------------------
                                 Total        Less Than One      1-3 Years     4-5 Years       After 5
                                                  Year                                          Years
    ------------------------------------------------------------------------------------------------------
        Long-Term Debt        $8,674,396        $3,101,617      $4,565,922     $1,006,857        Nil
         Obligations
    ------------------------------------------------------------------------------------------------------
        Capital Lease             Nil              Nil              Nil           Nil            Nil
         Obligations
    ------------------------------------------------------------------------------------------------------
       Operating Leases       $2,564,990          $739,042      $1,825,948        Nil            Nil
    ------------------------------------------------------------------------------------------------------
     Employment Contracts     $3,941,148        $1,466,916      $2,074,232       $400,000        Nil
    ------------------------------------------------------------------------------------------------------
      Total Contractual      $15,180,534        $5,307,575      $8,466,102     $1,406,857        Nil
         Obligations
    ------------------------------------------------------------------------------------------------------


     Long-term debt obligations maturing in less than one year includes mandatorily convertible debentures having a face value of $1,071,653. We do not anticipate exercising our right to retire these debentures in cash.

     We do not anticipate that we will have to raise new capital during the next 12 months. We anticipate we will be able to meet our contractual obligations from operating cash flow. In the event that operating cash flow is insufficient to meet our contractual obligations, we will be required to raise new financing to cover the shortfall through the issue of debt or equity. There can be no assurance such new financing will be available or accessible on reasonable terms.


INFLATION

     We do not believe that inflation has had a significant impact on our consolidated results of operations or financial condition.


                             DESCRIPTION OF PROPERTY

     We lease properties in eighteen locations in Arizona, California, Colorado, Florida, Illinois, Iowa, New York, Oregon and Washington. There are three sales offices in California, three in Florida, one in Iowa, two in New York, one in Oregon and two in Washington. Two of the offices in Florida and the office in Iowa have chapels for funeral services. We lease two properties for holding facilities, one of which also stores merchandise inventory and the other has the crematory. We also lease our corporate office in Los Angeles. All of our leases are on standard terms and conditions, and we do not rely on any one lease for its continuing operations. The operations are currently concentrated at the following locations:

                                     SUMMARY OF OUR OPERATIONAL LOCATIONS

---------------------------------------------------------------------------------------------------------------------
        Location                                 Operation                         Term of Lease    Expiration Date
---------------------------------------------------------------------------------------------------------------------
Tempe                      Pre-Need/At-Need sales and administrative office and    5 years             9/30/2007
                           Telemarketing Center
---------------------------------------------------------------------------------------------------------------------
Sherman Oaks -             Administration and operations headquarters              7 years             7/31/2009

Corporate                  Pre-Need/At-Need sales and administrative office        5 years             3/31/2007
     San Pedro             Pre-Need/At-Need sales and administrative office        1 year              7/31/2004
     Santa Barbara         Pre-Need/At-Need sales and administrative office        5 years             1/31/2007
     Los Angeles -         Holding facility, crematory and viewing room            Monthly

Heritage                   Holding facility and inventory warehouse                Monthly
     Santa                 Inventory warehouse

Barbara/Ventura
     Canoga Park
---------------------------------------------------------------------------------------------------------------------
Colorado
     Arvada                Pre-Need/At-Need sales and administrative office        4 Years             9/1/2005
---------------------------------------------------------------------------------------------------------------------
Florida
     Fort Lauderdale       Pre-Need/At-Need sales and administrative office and    10 years            9/3/2006
                           chapel

     St. Petersburg        Pre-Need/At-Need sales and administrative office         5 years            8/31/2006
---------------------------------------------------------------------------------------------------------------------
Iowa
     Ankeny                Pre-Need/At-Need sales and administrative office, and    1 year             5/31/2004
                           chapel

     Ankeny                Crematory                                                5 years           10/14/2004
---------------------------------------------------------------------------------------------------------------------
Illinois
     Chicago               Pre-Need/At-Need sales and administrative office         4 years            5/31/2006
---------------------------------------------------------------------------------------------------------------------
Oregon
      Portland             Pre-Need sales and administrative office                 5 Years            1/31/2008
---------------------------------------------------------------------------------------------------------------------
New York
     Long Island           At-Need sales and administrative office                  Monthly

     Yonkers               At-Need sales and administrative office                  Monthly
---------------------------------------------------------------------------------------------------------------------
Washington
     Spokane               Pre-Need/At-Need sales and administrative office,        6 years            1/01/2005
                           holding facility, crematory and viewing room

    Lynnwood               Pre-Need/At-Need sales and administrative office         3 years            4/30/2005
---------------------------------------------------------------------------------------------------------------------


     We do not currently maintain any investments in real estate, real estate mortgages or persons primarily engaged in real estate activities, nor do we expect to do so in the foreseeable future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On August 26, 1998, our shares of common stock were listed under our former name Lari Corp. on the NASD OTC Bulletin Board under the symbol "LREE". On May 3, 1999, Lari Corp. changed its name to the Neptune Society and on May 4, 1999, the symbol was changed to "NPTN". In March, 2000, our common stock was de-listed from the NASD OTCBB, and began quotation on the National Quotation Bureau's pink sheets. On May 19, 2000, after affecting a reverse stock split, the symbol for our common stock was changed to "NTUN". On August 2, 2001, our common stock began quotation on the OTCBB. On March 22, 2002, we effected a 4:1 reverse stock split and the symbol for our common stock was changed to "NPTI".

     The high and low bid quotations of our common stock on the NASD OTC Bulletin Board as reported by the NASD and the National Quotation Bureau's pink sheets were as follows:


Period                                         High(1)              Low (1)
------                                         -------              -------

2003
----
First Quarter                                   $1.01                $0.68
Second Quarter                                  $0.80                $0.72
Third Quarter                                   $2.00                $0.795

2002
----
First Quarter                                   $2.15                $1.28
Second Quarter                                  $3.15                $1.01
Third Quarter                                   $1.08                $0.55
Fourth Quarter                                  $1.08                $0.60


2001

First Quarter(2)                               $36.50                $6.40
Second Quarter(2)                              $24.80                $8.50
Third Quarter(2)                               $24.72                $5.60
Fourth Quarter                                  $6.72                $1.60

(1) Gives effect to the two for one reverse stock split that occurred on May 19, 2000, and the four for one reverse split effected on March 22, 2002.

(2)  Based on National Quotation Bureau pink sheet quotation.


     The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

     As of December 22, 2003, the closing bid quotation for our common shares was $1.05 per share as quoted by the NASD OTCBB.

     As of December 1, 2003, we had 5,773,205 shares of common stock issued and outstanding, held by 113 registered shareholders.

     The declaration of dividends on our shares is within the discretion of our board of directors and will depend upon the assessment of, among other factors, earnings, capital requirements and the operating and financial condition of Neptune Society. The Board has never declared a dividend. At the present time, we anticipate that all available funds will be invested to finance the growth of our business.


EQUITY COMPENSATION PLAN INFORMATION

     The  following  table  sets  forth   information   related  to  our  equity
compensation plans as of December 31, 2002.

----------------------------------------------------------------------------------------------------------
   Plan Category           Number of                Weighted average        Number of securities remaining
                           Securities to be         exercise price          available for future issuance
                           issued upon              of outstanding          under equity compensation
                           exercise of              options,                plans (excluding securities
                           outstanding              warrants and            reflected in column (a))
                           options, warrants        rights
                           and rights
                               (a)                      (b)                               (c)

----------------------------------------------------------------------------------------------------------
Equity Compensation             86,000                  $24.12                         709,000
Plans approved by
security holders
----------------------------------------------------------------------------------------------------------
Equity Compensation            522,728(1)                $4.40                               -
Plans not approved
by Security Holders
----------------------------------------------------------------------------------------------------------
Total                           608,728                                                709,000
----------------------------------------------------------------------------------------------------------
(1)  Stock Options issued under our 1999 stock option plan and 2002 stock option plan.
(2)  Stock Options issued under employment agreements. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."


                          TRANSFER AGENT AND REGISTRAR

     Our registrar and transfer agent for our common shares is Interwest Transfer Company, Inc. PO Box 17136, Salt Lake City, Utah 84117.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for The Neptune Society, Inc. by Eric Littman, P.A., Miami, Florida.


                                     EXPERTS

     The financial statements as of December 31, 2002 and 2001 included in this prospectus have been audited by Stonefield Josephson, Inc., independent certified public accountants, each as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     We have had no changes in or disagreements with our accountants or accounting or financial disclosure during our two most recently completed fiscal years.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.



                                ----------------

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001






                                    CONTENTS

                                                                         Page
                                                                         ----

Independent Auditors' Report                                               F-1

Consolidated Financial Statements:
  Consolidated Balance Sheets                                              F-2
  Consolidated Statements of Operations                                    F-3
  Consolidated Statements of Stockholders' Equity                    F-4 - F-5
  Consolidated Statements of Cash Flows                              F-6 - F-7
  Notes to Consolidated Financial Statements                        F-8 - F-35

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
The Neptune Society, Inc.
Sherman Oaks, California

We have audited the accompanying consolidated balance sheets of The Neptune Society, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Neptune Society, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

STONEFIELD JOSEPHSON, INC.



CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 21, 2003

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                                                          December 31,       December 31,
                                                                              2002               2001
                                                                        --------------      ---------------
ASSETS
Current assets:
  Cash                                                                  $     775,966       $      213,219
  Accounts receivable, net                                                  1,818,162            1,751,276
  Prepaid expenses and other current assets                                   106,642              113,644
                                                                        --------------      ---------------
          Total current assets                                              2,700,770            2,078,139

Accounts receivable, net - non current                                        252,305                    -

Property and equipment, net                                                   520,759              548,469

Names and reputation                                                       24,397,696           24,364,472

Non compete agreement, net                                                          -               48,333

Deferred financing costs                                                      810,347            1,539,132

Deferred charges and other assets                                           6,963,738            4,343,159
                                                                        --------------      ---------------
                                                                        $  35,645,615       $   32,921,704
                                                                        ==============      ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                      $   1,005,139       $    1,700,487
  Accrued and other current liabilities                                     1,683,700              681,846
  Current portion of long-term debt                                         2,357,265            2,890,215
                                                                        --------------      ---------------
          Total current liabilities                                         5,046,104            5,272,548
                                                                        --------------      ---------------
Notes payable                                                               6,754,965            7,942,465
                                                                        --------------      ---------------
Other long-term liabilities                                                   389,662              197,971
                                                                        --------------      ---------------
Deferred pre-need revenues                                                 19,702,742           11,688,952
                                                                        --------------      ---------------
Liabilities to be settled by issue of shares                                  260,525              796,342
                                                                        --------------      ---------------
Stockholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares authorized,
    none issued or outstanding                                                      -                    -
  Common stock, $.001 par value, 75,000,000 shares authorized,
    4,280,423 and 2,154,400 shares issued and outstanding at
    December 31, 2002 and 2001, respectively                                    4,280                2,153
  Additional paid-in capital                                               31,072,881           27,901,241
  Accumulated deficit                                                     (27,585,544)         (20,879,968)
                                                                        --------------      ---------------
          Total stockholders' equity                                        3,491,617            7,023,426
                                                                        --------------      ---------------
                                                                        $  35,645,615       $   32,921,704
                                                                        ==============      ===============


The accompanying notes form an integral part of these consolidated financial statements.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       Year ended           Year ended
                                                                      December 31,         December 31,
                                                                          2002                 2001
                                                                    ---------------      --------------
Revenue:
  Services and merchandise                                          $   10,899,026       $  11,775,109
  Management and finance fees                                              867,583           1,255,187
                                                                    ---------------      --------------
          Total revenues                                                11,766,609          13,030,296

Costs and expenses                                                       6,418,544           6,263,073
                                                                    ---------------      --------------
          Gross profit                                                   5,348,065           6,767,223
                                                                    ---------------      --------------
General, administrative and selling expenses                             8,708,742           7,797,567

Amortization and depreciation expense                                      253,428           2,081,585

Professional fees                                                          677,009           1,765,289

Loss on disposal of assets, net                                                  -           2,759,380
                                                                    ---------------      --------------
          Total general, administrative, selling
            and other expenses                                           9,639,179          14,403,821
                                                                    ---------------      --------------
Other income - lawsuit settlement proceeds                                 165,000                  -

Loss from operations                                                    (4,126,114)         (7,636,598)

Interest and finance expense                                             2,579,462           2,514,570
                                                                    ---------------      --------------
Loss before income taxes                                                (6,705,576)        (10,151,168)

Income tax expense                                                               -                   -
                                                                    ---------------      --------------
Loss before cumulative effect of change in
  accounting principle                                                  (6,705,576)        (10,151,168)

Cumulative effect of a change in accounting
  principle                                                                      -                   -
                                                                    ---------------      --------------
Net loss                                                            $   (6,705,576)      $ (10,151,168)
                                                                    ===============      ==============
Loss per share - basic and diluted
  Loss before cumulative effect of
    change in accounting principle                                  $        (1.88)      $       (5.09)
                                                                    ===============      ==============
  Cumulative effect on prior years of
    change in accounting principle                                  $             -      $           -
                                                                    ===============      ==============
  Loss per share - basic and diluted                                $        (1.88)      $       (5.09)
                                                                    ===============      ==============
Weighted average number of shares -
  basic and diluted                                                      3,576,100           1,994,991
                                                                    ===============      ==============



The accompanying notes form an integral part of these consolidated financial statements.

                                                 THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                             Additional          Accum-            Total
                                                Common stock                   paid-in           ulated         Stockholders'
                                             Shares          Amount            capital           deficit           equity
                                           ----------------------------------------------------------------------------------
Balance at December 31, 2000                1,915,343        $1,915         $26,834,648      $(10,728,800)      $16,107,763

Net loss                                            -             -                   -       (10,151,168)      (10,151,168)

Shares issued:

  In connection with long and
    short-term debt                            96,447            97             476,112                 -           476,209

  For acquisition activities                  141,162           141                (141)                -                 -

Discount on convertible
  debentures                                        -             -              60,090                 -            60,090

Compensation related to stock
  options                                           -             -             530,532                 -           530,532
                                           -----------     -----------      -------------     -------------      ------------
Balance at December 31, 2001                2,152,952        $2,153         $27,901,241      $(20,879,968)      $ 7,023,426



                                   (Continued)



The accompanying notes form an integral part of these consolidated financial statements.

                                                 THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY




                                                                             Additional          Accum-            Total
                                                Common stock                   paid-in           ulated         Stockholders'
                                             Shares          Amount            capital           deficit           equity
                                           ----------------------------------------------------------------------------------
Net loss                                                                                       (6,705,576)       (6,705,576)

Shares issued for:

  Settlement of accrued
    liabilities                                21,250            21             406,321                 -           406,342

  Restructuring fees on long term
    debt                                      327,083           327             389,673                 -           390,000

  Cash                                      1,388,889         1,389           1,498,611                 -         1,500,000

  Conversion of debenture                     225,000           225              74,775                 -            75,000

  Acquisitions and other                        6,559             7               2,282                 -             2,289

  Compensation - shares issued                 51,250            51              59,050                 -            59,101

  Settlement of debenture interest            107,440           107             115,928                 -           116,035

Compensation related to stock
  options                                           -             -             345,000                 -           345,000

Beneficial conversion feature on
  convertible debt                                  -             -             280,000                 -           280,000
                                           -----------     -----------      -------------     -------------      ------------
Balance at December 31, 2002                4,280,423         4,280          31,072,881       (27,585,544)        3,491,617
                                           ===========     ===========      =============     =============      ============




The accompanying notes form an integral part of these consolidated financial statements.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           Year ended               Year ended
                                                                          December 31,             December 31,
                                                                             2002                      2001
                                                                        --------------           --------------
Cash flows provided by (used for) operating activities:
  Net loss                                                              $  (6,705,576)            $(10,151,168)

  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
      Depreciation and amortization                                           253,428                2,081,585
      Accretion of discount on notes payable                                  135,239                   67,605
      Non-cash interest & amortization of deferred
        finance costs                                                       1,098,993                1,315,279
      Stock issued for professional services                                        -                   31,658
      Stock compensation                                                      404,101                  530,532
      Loss on disposal of assets                                                    -                2,759,380
      Deferred tax benefit                                                          -                        -
      Compensation expense to be settled by stock                             160,525                        -

Change in operating assets and liabilities:
      Accounts receivable, net                                               (319,191)              (1,516,906)
      Prepaid expenses and other current assets                                 7,002                    7,417
      Deferred charges and other assets                                    (2,620,579)                (320,915)
      Accounts payable                                                       (695,348)                 300,949
      Accrued and other liabilities                                         1,001,854                 (931,133)
      Deferred pre need revenues                                            8,013,790                5,090,705
                                                                        --------------           --------------
          Net cash provided by (used for) operating activities                734,238                 (735,012)
                                                                        --------------           --------------
Cash flows used for investing activities:
  Purchases of property and equipment, net                                   (175,096)                  (4,404)
  Acquisitions, net of cash acquired                                          (33,224)                       -
                                                                        --------------           --------------
          Net cash used for investing activities                             (208,320)                  (4,404)
                                                                        --------------           --------------
Cash flows provided by (used for) financing activities:
  Payments on notes payable                                                (1,954,862)              (2,412,704)
  Proceeds from issuance of debt, net                                         200,000                2,300,000
  Net proceeds of common stock issued                                       1,500,000                        -
  Increase in long term liabilities                                           291,691                        -
                                                                        --------------           --------------
          Net cash provided by (used for) financing activities                 36,829                 (112,704)
                                                                        --------------           --------------
Net increase (decrease) in cash                                               562,747                 (852,120)
Cash, beginning of year                                                       213,219                1,065,339
                                                                        --------------           --------------
Cash, end of year                                                       $     775,966             $    213,219
                                                                        ==============           ==============


The accompanying notes form an integral part of these consolidated financial statements.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                                                                          Year ended               Year ended
                                                                          December 31,            December 31,
                                                                             2002                     2001
                                                                        --------------           --------------
Supplemental disclosure of cash flow information -
  cash paid during the period for interest                              $    1,147,469            $  1,132,000
                                                                        ==============           ==============
Supplemental disclosure of noncash investing
 and financing activities:

  Debt assumed by third party resulting from asset sale                 $            -            $  1,500,000
                                                                        ==============           ==============
  Debt forgiveness related to asset sale                                $            -            $  1,000,000
                                                                        ==============           ==============
  Discount on debenture payable                                         $      280,000            $     60,090
                                                                        ==============           ==============
  Common stock issued for acquisitions                                  $        2,289            $          -
                                                                        ==============           ==============
  Accrued interest settled by issue of stock                            $      116,035            $          -
                                                                        ==============           ==============
  Accrued liabilities settled by issue of stock                         $      796,342            $          -
                                                                        ==============           ==============
  Deferred compensation to be settled by stock                          $      100,000            $          -
                                                                        ==============           ==============
  Conversion of debentures by issue of stock                            $       75,000            $          -
                                                                        ==============           ==============







The accompanying notes form an integral part of these consolidated financial statements.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(1)  The Business, Basis of Presentation and Liquidity:

          The Neptune Society, Inc., a Florida Corporation, is the holding company for Neptune America, Inc., a California Corporation. Neptune Management Corporation, Heritage Alternatives, Inc., and Trident Society, Inc. are wholly owned subsidiaries of Neptune America, Inc. and engage in marketing and administering pre-need and/or at-need cremation services in California, Colorado, Florida, New York, Arizona, Illinois, Iowa, Oregon and Washington. The Neptune Society, Inc. operates crematories in California, Washington, Oregon and Iowa.

          On March 31, 1999, The Neptune Society, Inc. (formerly Lari Corp. "Lari") paid $1,000,000 cash, $310,000 in transaction costs, 125,000 shares of common stock valued at $5,000,000 and $21,000,000 of promissory notes valued at $19,968,529 (for total consideration of $26,278,529) to acquire all of the outstanding shares and the partnership interests of the following entities (collectively referred to as the Predecessor Companies):

          Neptune Management Corporation

                           Neptune Pre-Need Plan, Inc.
                           Heritage Alternatives, Inc.
                           Heritage Alternatives, L.P.
                         Neptune Funeral Services, Inc.

          Neptune Funeral Services of Westchester, Inc.

                            Neptune-Los Angeles, Ltd.
                           Neptune-Santa Barbara, Ltd.
                          Neptune-Ft. Lauderdale, Ltd.
                          Neptune-St. Petersburg, Ltd.
                               Neptune-Miami, Ltd.
                            Neptune-Westchester, Ltd.
                              Neptune-Nassau, Ltd.

          The business combination was accounted for using the purchase method of accounting, and the excess of the purchase price over the fair value of identifiable net assets and liabilities acquired, ($26,809,237) was recorded as goodwill ("Names and Reputations"). In addition, the Company entered into a three-year $1,000,000 consulting agreement with the former controlling owner of the Predecessor Companies. In January 1999, Lari Corp. issued 250,000 shares of common stock and 1,000,000 warrants to purchase common stock for total consideration of $200,000. The warrants were fully exercised in April 1999 for $800,000 and, with the proceeds from the sale of the 250,000 shares for $200,000, used to fund the acquisition. On April 26, 1999, Lari Corp. changed its name to The Neptune Society, Inc. (the "Successor Company"). Collectively, the Predecessor Companies and Successor Company are herein referred to as ("the Company").

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(1)  The Business, Basis of Presentation and Liquidity, Continued:

          As of December 31, 2002, the Company has a working capital deficit of approximately $2.3 million. Management believes it will obtain, on acceptable terms, a fifth restructuring of the remaining balance of the acquisition debt, which at December 31, 2002 is approximately $2.1 million and is currently due in the upcoming year. In fiscal 2002, the Company achieved positive operating cash flow of approximately $700,000 after several years of negative operating cash flow. The Company believes that it has sufficient liquidity from continuing positive cash flow to maintain operations and to allow it to build a cash reserve to partially retire and successfully renegotiate the current portion of its acquisition debt.


(2)  Summary of Significant Accounting Policies:

     Principles of Consolidation:

          The consolidated financial statements as of December 31, 2002 and 2001 and for the years then ended present the consolidated accounts of The Neptune Society, Inc. and subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition:

          Prior to 2000, revenue related to merchandise sold with a pre-need cremation service arrangement was recognized upon meeting certain state regulatory criteria, which, in California, Colorado, Iowa, Washington and Oregon may be prior to the performance of cremation services. The Company considered such criteria met when the Company was permitted to receive one hundred percent of the unrestricted funds associated with the merchandise sale, the merchandise was in a condition for its intended use and the Company did not retain any specific performance obligations essential to the functionality of the merchandise, the customer accepted the merchandise as evidenced by a written transfer of title to the customer and certificate of ownership, and, if the customer so requested, the Company stored the merchandise in an insured location on the customer's behalf until customer pick-up or the time of need, but no later than the customer's death. Customers that purchase pre-need cremation arrangements do not have cancellation rights with respect to the purchase of merchandise.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(2)  Summary of Significant Accounting Policies, Continued:

     Revenue Recognition, Continued:

          In response to SAB No. 101, the Company changed its revenue recognition accounting policy with respect to merchandise sold in a pre-need arrangement to include certain conditions beyond current state regulations. As of January 1, 2000, the Company added the following criteria related to its revenue recognition policy for the sale of merchandise: (i) a definitive delivery date, (ii) stored merchandise is required to be segregated and specifically identified by customer, (iii) a customer's merchandise is labeled or marked for such customer and may not be used to fill another customer's order, and exchange for a different piece of merchandise in the future is remote. In addition, the merchandise must not be subject to claims of the Company's creditors, the risks and rewards of merchandise ownership must have transferred to the customer, and the Company's custodial risks are insurable and insured. The Company shall defer pre-need merchandise sales until such time as the merchandise has been physically delivered or upon satisfaction of the additional criteria noted. The Company recognizes revenue on the sale of future pre-need merchandise sales upon the physical delivery of the merchandise or upon the satisfaction of the Company's current revenue recognition policy criteria outlined above.

          Florida and New York do not allow the Company to deliver cremation merchandise prior to the provision of cremation services, and as such, revenue related to merchandise sold with a pre-need cremation arrangement in these states is not recognized until the merchandise is delivered, which is generally concurrent with the period services are performed.

          The Company is allowed under state regulations in Colorado, Iowa, Washington, Oregon and Florida to retain certain cash receipts received related to services to be performed in the future. These cash receipts are recorded as deferred revenue and recognized when services are provided.

          At-need cremation services--The Company recognizes revenue on at-need cremation services and merchandise sales at the time the services are provided and the merchandise is delivered.

          Pre-need cremation arrangements--The Company sells pre-need cremation services and merchandise under contracts that provide for delivery of the services at the time of need. Services and merchandise revenues related to pre-need cremation services are recorded as revenue in the period the services are performed. Until the services are performed, the proceeds received from the sale of pre-need cremation contracts are recorded as deferred pre-need revenue to the extent that such proceeds are not required to be trusted.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(2)  Summary of Significant Accounting Policies, Continued:

     Revenue Recognition, Continued:

          Pre-need installment sales--The Company also sells pre-need cremation arrangements under installment plans. Under such plans, the customer makes an initial down-payment and pays the balance in monthly installments plus interest. To the extent that cash received is not trusted, the Company accounts for this cash as deferred pre-need revenue until the transaction qualifies for revenue recognition under the Company's accounting policies.

          Prior to January 1, 2001, due to the uncertainty of collections of these accounts, the Company recorded these transactions in accordance with the Company's revenue recognition accounting policies as cash was received.

          Worldwide travel sales--The Company sells a worldwide travel assurance plan which guarantees the provision of cremation services anywhere in the world to the extent the plan holder is more than 75 miles away from their legal residence at the time of death. The plan is underwritten by a third party carrier who receives a premium payment and is obligated to perform services if the above criteria is met. The Company recognizes revenue related to the sale of travel plans at the time of sale.

          Commission income--Under pre-need cremation services and merchandise arrangements funded through insurance purchased by customers from third party insurance companies, the Company earns a commission on the sale of the policies. Commission income, net of related expenses, are recognized at the point at which the commission is no longer subject to refund, generally 3 to 5 days after the contract is sold. Policy proceeds are paid to the Company as cremation services and merchandise are delivered.

          Direct and indirect costs--The Company expenses direct and indirect costs in the period incurred, with the exception of sales commissions, which are specifically identifiable to individual pre-need cremation arrangements. Sales commissions are initially recorded as deferred charges and other assets. When the related pre-need services are performed, such deferred charges are recorded to operations.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(2)  Summary of Significant Accounting Policies, Continued:

     Trust Funds:

          Depending upon the jurisdiction in which a pre-need arrangement is sold, the Company is required to place in trust or escrow certain, if not all, of the proceeds received from the sale of a pre-need arrangement. The trustors of such trusts are the purchasers of the pre-need arrangements. The Company does not have access to or control of the trust fund or escrow corpus and, therefore, such amounts are not reflected in the accompanying consolidated financial statements. Earnings on the trust funds and escrow deposits generally accumulate in the trust fund or escrow until the cremation service is performed and the funds are released to the Company. The earnings on the trust funds are provided to the Company to offset inflation in costs to provide the cremation services. Accordingly, the Company recognizes such earnings as additional revenue at the time the cremation service is performed and the funds are released to the Company. However, California and Florida allow the Company to withdraw non-refundable fees from the trust on an annual basis in consideration for administering the trust funds. California allows a maximum fee of four percent of beginning year trust fund corpus, subject to the trust fund's annual performance. The Florida trust fund allows the Company to withdraw the annual earnings of the fund as a fee, subject to
          meeting  certain  funding  requirements.   Such  fees  are  recognized
          currently as management fees in the accompanying consolidated statements of operations.

          The Company records deferred revenue to the extent it is not required to place in trust or escrow funds received with respect to pre-need cremation services and merchandise upon which the Company's revenue recognition criteria have not been met. Where revenue is deferred, the related commission costs are deferred until the pre-need contracts are fulfilled (see Note 2 - Deferred Obtaining Costs). Indirect costs of marketing pre-need cremation services are expensed in the period incurred.

          The fair value of the pre-need funeral trust assets summarized below were $41,944,000 and $36,328,000 at December 31, 2002 and 2001,
          respectively, which, in the opinion of management, exceeds the future obligations under such arrangements.

                                                                  2002                2001
                                                            ----------------    ---------------
          Cash and cash equivalents                         $    26,728,000     $    2,235,000
          Fixed income investment contracts                       1,171,000          3,140,000
          Mutual funds, stocks and treasury bills                14,045,000          2,072,000
          U.S. Government investments                                     -         28,881,000
                                                            ----------------    ---------------
                    Total                                   $    41,944,000     $   36,328,000
                                                            ================    ===============

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(2)  Summary of Significant Accounting Policies, Continued:

     Cash and Cash Equivalents:

          The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Property and Equipment:

          Property and equipment are stated at cost. The costs of ordinary maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized. Depreciation of property and equipment is computed based on the straight-line method over the following estimated useful lives of the assets:

          Leasehold improvements                  Useful life or remaining lease
                                                    term, whichever is shorter
          Furniture and fixtures                  5 to 7 years
          Equipment                               5 years
          Nautical equipment                      5 years
          Automobiles                             5 years

     Names and Reputations:

          In July 2001 the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and other Intangible Assets", which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company adopted FASB 142 effective January 1, 2002. The classification "Names and Reputations" meets the definition of goodwill under FASB
          142. For the 2001 and prior fiscal years, the Company amortized Names and Reputations over a period of 20 years from acquisition.

     Non-Compete Agreements:

          The Company amortizes its non-compete agreements over the expected period of benefit, not to exceed the contractual term of the agreements, generally 3 years. The Company monitors the recoverability of its non-compete agreements based on the projection of future undiscounted cash flows of the geographic area to which the non-compete agreement relates. If an impairment is indicated, then an adjustment is made to reduce the carrying amount of the intangible asset to its fair value.

          At December 31, 2002, the unamortized carrying value of this asset was nil (2001: $48,333). Accumulated amortization at December 31, 2002 and 2001 was $145,333 and $97,000 respectively.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(2)  Summary of Significant Accounting Policies, Continued:

     Advertising:

          Costs of advertising are expensed as incurred. Advertising expense was approximately $1,877,078 and $1,577,213 for the years ended December 31, 2002 and 2001, respectively.

     Income Taxes:

          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to their estimated net realizable value.

          As a result of the Company's continuing losses during the years ended December 31, 2002 and 2001, the Company recorded a valuation allowance of 100% against all of its deferred tax assets.

     Stock Option Plan:

          The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," and continues to apply Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation plans. The Company has adopted the amended disclosure provisions of SFAS No. 148, "Accounting for Stock Based Compensation - Transitional Disclosure" with respect to the effect of its use of the disclosure-only provisions of FASB 123 in accounting for stock-based compensation, and the effect of the method used on reported results.

     Deferred Obtaining Costs:

          Deferred obtaining costs (included in deferred charges and other assets) consist of sales commissions applicable to pre-need cremation service and merchandise sales. These costs are deferred and expensed in the period of performance of the services and delivery of merchandise covered by pre-need arrangements.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(2)  Summary of Significant Accounting Policies, Continued:

     Deferred Financing Costs:

          These costs are deferred and expensed as interest and finance cost over the life of the respective debt instrument. The amount so classified comprises fees and direct costs incurred on the obtaining and restructuring of long term debt.

     Computation of Earnings (Loss) Per Common Share:

          Basic and diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. For the years ended December 31, 2002 and 2001, options to purchase 608,728 and 607,296 shares, respectively, of common stock at prices ranging from $4.40 to $57.00 per share were not included in the computation of diluted loss per share because the effect would be anti-dilutive.

          Additionally, warrants and conversion rights to purchase 1,724,167 and 2,617,211 shares at December 31, 2001 and 2002 respectively at prices ranging from $1.20 to $57.00 per share were not included in the computation of diluted loss per share because the effect would be anti-dilutive.

     Fair Value of Financial Instruments:

          The carrying amounts of cash, current receivables and payables approximate their fair value due to the short-term nature of these instruments. The fair value of the Company's long-term fixed rate debt is estimated using future cash flows discounted at rates for similar types of borrowing arrangements and approximates its carrying value.

     Use of Estimates:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Comprehensive Income (Loss):

          Except for net loss, the Company does not have any transactions or other economic events that enter into other comprehensive loss during the years presented.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(3)  Changes in Accounting Principles:

     Revenue Recognition:

          In response to the Securities and Exchange Commission's issuance of Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB No. 101), effective January 1, 2000, the Company changed its accounting policies applicable to pre-need merchandise sales. The implementation of SAB No. 101 had no effect on the consolidated cash flows of the Company.

          In response to SAB No. 101, the Company changed its revenue recognition accounting policy with respect to merchandise sold in pre-need arrangements to include conditions beyond current state regulations. As of January 1, 2000, the Company included a definitive delivery date, the requirement that stored merchandise be segregated and specifically identified by customer, not subject to being used to fill other orders, and the test that exchange for a different piece of merchandise at a later date is remote. In addition, the merchandise must not be subject to claims of the Company's creditors, the risks and rewards of merchandise ownership must have transferred to the customer, and the Company's custodial risks are insurable and insured. Since the additional criteria had not been met for pre-need merchandise sales for the nine months ended December 31, 1999 a cumulative effect adjustment of $404,000 or $0.23 per diluted share, was recorded at January 1, 2000 representing the cumulative effect of deferring revenues of $488,000 on those sales for which additional revenue recognition criteria had not been met. The Company has deferred revenues of $5,097,000 and $8,224,013 respectively, for the years ended December 31, 2001 and 2002 as the additional criteria noted above had not been satisfied.

     Goodwill (Names and Reputations):

          In July 2001, the Financial Accounting Standards Board issued Statement No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. The Company adopted FASB 142 effective January 1,
          2002. The asset "Names and Reputations" meets the definition of goodwill under FASB 142.

          On implementation of FASB 142, management determined that the fair value of the Company as a single reporting unit under FASB 142 exceeded the carrying value of the net assets, including goodwill. The Company has subsequently completed the evaluation of the implied value of its goodwill, and determined that there is no impairment in value.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(3)  Change in Accounting Principles, Continued:

     Goodwill (Names and Reputations), Continued:

          For 2001 and prior fiscal years, the Company amortized Names and Reputations over a period of 20 years from acquisition, resulting in amortization expense of approximately $1,500,000 annually. There was no amortization recorded in 2002 due to the adoption of SFAS No. 142.

          With the requirement to adopt FASB 142, the Company will no longer amortize its acquired goodwill on a systematic basis. Rather it will test the value of Goodwill annually, and if it is determined that goodwill is impaired, the carrying value will be adjusted by a charge to operations in the year that such determination is made.

          An analysis of the historical carrying value of goodwill is as follows:

                                                                                2002                  2001
                                                                          ----------------      ----------------
          Cost
            Names and Reputations recorded on acquisition of:
            Predecessor Companies                                         $    26,809,237       $    26,809,237
            Washington crematory                                                  732,968               699,744
            Iowa crematory                                                        816,390               816,390
                                                                          ----------------      ----------------
                                                                               28,358,595            28,325,371
          Less:
            Accumulated amortization (1999 to 2001)                            (3,960,899)           (3,960,899)
                                                                          ----------------      ----------------
                    Net book value                                        $    24,397,696       $    24,364,472
                                                                          ================      ================


(4)  Property and Equipment:

     Property and equipment is summarized as follows:

                                                                     2002                  2001
                                                              ----------------      ----------------
     Furniture and fixtures                                    $      195,344         $     143,606
     Nautical equipment                                                     -               110,000
     Automobiles                                                      154,208                97,611
     Equipment                                                        496,532               416,971
     Leasehold improvements                                           194,931               191,882
                                                             -----------------     -----------------
     Total property and equipment                                   1,041,015               960,070
     Less accumulated depreciation and amortization                   520,256               411,601
                                                             -----------------     -----------------
               Property and equipment, net                     $      520,759         $     548,469
                                                             =================     =================

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(5)  Notes Payable:

                                                                                           2002              2001
                                                                                     --------------     -------------
     13% Convertible debentures
     Non-amortizing, interest accruing at 13% per annum payable (with interest at 6.5% per annum deferred as to payment until June 2003), due
     February 24, 2005. Includes accrued
     interest of $788,202 (2001: $650,890). See (a) below.                           $   5,788,202      $   5,650,890

     Acquisition debt
     Promissory notes bearing interest at 13% per annum, payable in monthly installments of $78,471, including interest due July 31, 2003. Secured by a first trust deed on all assets
     of the Company. See (b) below.                                                      1,782,057          2,391,940

     Acquisition debt - 2001
     Promissory note, non-amortizing, 13% interest due July 2003.
     Includes accrued interest of $45,208 (December 31, 2001: nil).
     See (b) below.                                                                        395,208            350,000

     13.75% mandatory convertible debentures
     Interest only payable monthly. See (c) below.                                         896,653                  -

     Professional services debt
     Notes payable, non-interest bearing, payable in monthly installments of
     $15,000, due November 2003 and February 2004.
     See (d) below.                                                                        250,110            369,872

     12% Convertible debentures
     Non-amortizing, interest accruing at 12% per year payable
     monthly, due July 31, 2003. See (e) below.                                                  -             75,000

     Other
     Note payable, non-amortizing, interest accruing at 19.98%
     payable monthly, due December 2002. See (f) below.                                          -            800,000

     Note payable to a private investor, non-interest bearing,
     non- amortizing, due on September 30, 2001. See (g) below.                                  -          1,000,000

     Note payable, interest accruing at 10% per annum, payable in monthly installments of $14,000, due July 2002.
     See (h) below.                                                                              -             94,102

     Notes payable, interest accruing at 9%, payable in monthly installments of $1,244 and $980, respectively, both notes
     due May 31, 2002.                                                                           -             10,876

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(5)  Notes Payable, Continued:

                                                                                           2002              2001
                                                                                     --------------     -------------
     Line of credit, interest accruing at 9%, interest only payable monthly, maximum limit $100,000, principal due
     April 1, 2002. (not renewed)                                                                -            90,000
                                                                                     --------------     -------------

                                                                                         9,112,230        10,832,680
     Less current portion                                                                2,357,265         2,890,215
                                                                                     --------------     -------------
                                                                                       $ 6,754,965       $ 7,942,465
                                                                                     ==============     =============


     (a)  13% Convertible debentures

          On December 30, 1999, the Company issued $5,000,000 of 13% convertible debentures due February 24, 2005. The debentures were issued with detachable warrants to acquire 25,000 common shares at $41.68 per share and 25,000 common shares at $50.00 per share. The fair value of the warrants, $670,409, was recorded as a deferred financing cost and a credit to additional paid-in-capital. The following assumptions were used in the Black-Scholes pricing model: expected volatility of 20%, risk free interest rate of 5.11%, and the expected life of the warrants of 4 years. The amortization of this deferred financing cost results in an effective interest rate of 15.8%. In addition, the debentures were convertible to common stock at an initial conversion ratio of 40:1 (adjustable based on certain anti-dilution rights), or a total of 125,000 common shares. The intrinsic value of the beneficial conversion feature, $562,000, was recorded as a credit to additional paid-in-capital and a discount to the related debt. The fair value of the Company's common stock was based on its quoted market price. The discount was recognized as interest expense over the period up to the initial conversion date, September 30, 2000. Under the terms of the debenture purchase agreement, the Company granted demand and piggy-back registration rights, at the Company's expense, for the resale of any shares received upon conversion or exercise of the debentures or warrants. The Company was also obligated to adjust the number of shares issuable under the convertible debentures and warrants if it issued additional shares of common stock under the following scenarios: (i) for less than $40.00 in cash, in which case the debenture was to be convertible at the lower price or (ii) the Company issued shares without consideration in a transaction that resulted in the issuance of shares for consideration of less than $40.00 per share, in which case the debenture was convertible at a price adjusted to give effect to the lower value of the share issuance.

          In December 2001, in exchange for the amendment of certain terms in the debenture agreements, the Company agreed to (i) issue 168,750 shares of the Company's common stock to the holders, (ii) reduce the conversion price to $3.00 per share, (iii) accelerate payment of certain deferred interest payments, (iv) reduce the warrant exercise price to $12.00, (v) effect a 4:1 reverse stock split on or before June 30, 2002, and (vi) restrict the amount of equity securities issued by the Company. The debenture holder agreed to (i) eliminate the "full ratchet" anti-dilution provision and (ii) amend certain debt coverage ratios. The debenture holder retained certain anti-dilution rights that allow it to maintain its proportionate ownership percentage in the Company.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(5)  Notes Payable, Continued

     (a)  13% Convertible debentures, Continued

          Under the terms of the debentures, interest at the rate of 6.5% per annum is deferred as to payment until May 31, 2003. Commencing June 1, 2003, monthly interest payments increase to 13% per annum, accrued interest representing the 6.5% per annum interest deferred in prior years becomes payable commencing June 1, 2003 at the rate of $15,000 per month, unless the Company provides written notice of its inability to do so due to insufficient cash flow.

          During 2002, the note holders exercised their pre-emptive right to acquire the amount of $71,563 of 13.75% convertible debentures, which debentures are automatically convertible into common shares at $1.20 per share on March 31, 2004. The note holders also exercised their pre-emptive rights to acquire 107,440 common shares at a cost of $116,035. The acquisition of the shares and the convertible debentures by the note holders effectively reduced accrued interest owed to them.

          The Company has an obligation under the Convertible debentures to maintain a specified fixed charge coverage ratio (the "Coverage Ratio"). Although the Company is current in respect to all of its payment obligations under the debentures, the Company did not maintain the Coverage Ratio for the quarters ended September 30, 2002 and December 31, 2002. If the holders provide the Company with written notice, the Company would have 30 days to meet the Coverage Ratio or the holders could accelerate the due date of the debentures, which would have a material adverse affect on the Company's business and results of operations. The holders have not provided the Company with written notice. A default under the debenture could cause the Company to default under other obligations.

     (b)  Acquisition debt

          Acquisition debt is comprised of two ($19,000,000 and $2,000,000) promissory notes to the owners of the Predecessor Companies.

          First restructuring

          On August 1, 1999, a $19,000,000 note issued in connection with the acquisition was amended as follows: i) $9,625,088 of the note became interest free in exchange for $76,000 cash, 34,375 warrants were issued to acquire common shares at $48 per share and payment due dates were amended to $386,776 on August 11, 1999, $4,172,476 on January 3, 2000 and $5,065,836 on July 31, 2000, and ii) $9,374,912 retained its
          9% interest rate and became due as follows: $3,739,008 on August 11, 1999, $701,740 on January 3, 2000 and $4,934,164 on July 31, 2000. The
          costs associated with the amendment and the fair value of the warrants issued were deferred and recognized as an adjustment to the notes' interest rate on a prospective basis from August 1, 1999. The fair value of the warrants issued was estimated to be $401,324 based on the Black-Scholes option pricing model using the following assumptions: dividends yield of zero; expected volatility 20%; risk free interest rate 4.61%; and expected life of 4 years.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(5)  Notes Payable, Continued:

     (b)  Acquisition debt, continued

          Second restructuring

          On July 31, 2000, the Company restructured both the $19,000,000 and $2,000,000 notes. The Company i) repaid $1,297,778 ($1,024,000 carrying value) outstanding under its $2,000,000 acquisition note, ii) repaid $341,396 under its $19,000,000 acquisition note resulting in a remaining balance of $4,724,440 outstanding and extended the due date on this amount to July 31, 2001. In consideration for the extension of the due date, the Company guaranteed the difference between $47,250 and the aggregate cash to be received on the sale of 844 shares of the Company's common stock held by the creditor monthly over the extension term (a total of 10,125 shares). As a result of the guarantee, the Company has paid and expensed $254,000 and $16,676, respectively, through December 31, 2001 and 2000. The Company has recorded a liability and deferred financing costs for the fair value of the guarantee and adjustments to the liability are recorded through interest expense.

          Third restructuring

          In August 2001, the Company paid $2 million of its $4.7 million note payable and restructured the remaining $2.7 million of its original acquisition debt. The remaining $2.7 million became due and payable on January 2, 2002, along with a cash loan fee of $168,000. The restructured amount accrued interest at 12% per annum, payable monthly. The Company also issued 13,750 shares of the Company's common stock valued at $224,000. The value of the shares and the cash loan fees were amortized to interest expense over the life of the note.

          Fourth restructuring

          In December 2001, the Company executed an agreement to restructure the remaining $2.7 million of acquisition debt, previously due January 2002. On December 28, 2001, the Company paid $333,000 of note principal, and agreed to amortize $963,000 over 18 months and make a lump-sum payment of $1,429,000 on July 31, 2003. As a part of the agreement, the Company paid $168,000 in loan fees related to previous loan restructurings, issued a 13% non-amortizing note payable of $350,000 due July 31, 2003 for additional loan fees related to this restructuring ("Acquisition debt - 2001") and issued the creditors 75,000 shares of the Company's common stock valued at $126,000. The value of the shares and the cash loan fees is being amortized to interest expense over the life of the note. The Company also agreed to release the creditors with respect to liability under the Leneda litigation, which was settled during the year. The Company also paid-out the remainder of all payments due under the creditor's consulting agreement in the amount of $355,000 and terminated the agreement.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(5)  Notes Payable, Continued:

     (c)  13.75% mandatory convertible debenture

          In 2002 the Company issued face value $1,071,653 of 13.75% convertible debentures in consideration for cash (including satisfaction of an outstanding note payable of $800,000) of $1,000,000 and settlement of $71,653 of accrued interest payable to a debenture holder holding certain pre-emptive rights to all corporate financings.

          The debenture holders may exercise their rights to acquire common shares at the price of $1.20 per share at any time prior to March 31, 2004, at which date the debentures automatically convert to common shares.

          The Company may retire the debentures for cash prior to conversion by paying the debenture holders a premium of 50% on the face value of the debt.

          The Company is to issue 83,333 shares as a loan fee valued at $107,000. The loan fee, together with the amount of $173,000 allocated to the conversion feature, are being accreted as interest and finance expense on a straight line basis over the term to maturity of the debenture. At December 31, 2002, the unaccreted amount of $175,000 has been recorded as a reduction of the carrying value of the debt.

     (d)  Professional services debt

          In November 2001, the Company issued non-interest bearing notes payable of $360,000 and $70,000, due November 2003 and February 2004, respectively, in payment of professional fees due. The $360,000 note is amortizing at $15,000 per month. The Company also issued 25,000 shares valued at $72,000 in connection with the debt settlement. The notes were discounted $65,000 to their approximate fair market value. The value of the shares and the discount is being amortized to interest expense over the respective lives of the notes. To the extent the Company complies with the terms of the notes, the note holder has agreed to forgive the $70,000 obligation. The notes are collateralized by certain assets of the Company.

          At December 31, 2002, the carrying value of the debt is net of unamortized discount of $30,658 (2001: $60,090).

     (e)  12% convertible debenture

          In August 2001, the Company borrowed $1,575,000 at 12% interest per annum, payable monthly, maturing January 2, 2002. Of the principal amount, $75,000 represented a loan fee. The Company also issued 3,947 shares of the Company's common stock valued at $41,000 and a warrant to purchase up to 7,500 shares of the Company's common stock at $41.68 per share (subsequently adjusted to $3.00 per share). The value of the shares, warrants and cash loan fees was amortized to interest expense over the life of the note. The debt was collateralized by certain assets of the Company's Portland, Oregon business.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(5)  Notes Payable, Continued:

     (e)  12% convertible debenture, continued

          In December 2001, as a condition of the sale of these assets, the Company entered into an agreement to restructure and extend the due date of the debt to July, 2002. Under the agreement, $1,500,000 of the $1,575,000 note payable and a $1,000,000 convertible debenture, were assumed by the purchaser of the Oregon Assets. The debt holder exchanged the remaining $75,000 of the note for a 13% debenture convertible at $0.33 per share maturing July 2002. Also, the Company issued the debt holder 75,000 shares of the Company's common stock valued at $120,000 and guaranteed the payment of the $1,500,000 assumed note. The value of the shares was amortized to interest expense over the life of the debenture. The debenture was converted to 225,000 shares on maturity.

     (f) On December 28, 2001, the Company issued a 19.98% non-amortizing note payable of $800,000 due December 28, 2002. The note payable was retired during the year by the issuance of $800,000 in face value of 13.75% mandatory convertible debentures (See c above).

     (g) On March 31, 2002, financing costs of 3,000 common shares valued at $150,000 were paid in connection with this loan and were amortized to interest expense over the life of the loan. This loan was repaid in 2002.

     (h) In November 2001, the Company issued a 10% interest, amortizing note payable for $120,000 due July 31, 2002 for professional services rendered. The debt was collateralized by certain assets of the Company.

     (i) The aggregate maturities of long-term debt at December 31, 2002 are as follows:

           Year Ended December 31,
               2003                                      $      2,357,265
               2004                                               966,763
               2005                                             5,788,202
                                                         ----------------
                                                         $      9,112,230
                                                         ================

(6)  Stockholders' Equity, Continued:

     Common Stock
     ------------

     Effective March 22, 2002, the Company completed a reverse split of its common stock on the basis of one share for each four shares previously issued. All references in these financial statements to share numbers and per share amounts give retroactive effect to the reverse stock split.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(6)  Stockholders' Equity, Continued:

     Common Stock
     ------------

     On May 31, 2002, the authorized capital of the Company was increased to 75,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

     Liabilities To Be Settled By Issue Of Shares
     --------------------------------------------

                                                                   December 31, 2002                  December 31, 2001
                                                            --------------------------------   ----------------------------
                                                               Number of                          Number of
                                                                Shares              Amount        Shares            Amount
                                                            ------------       -------------   -------------     ----------
         Deferred compensation to executives                     400,807        $   260,525               -       $       -

         Restructuring fees on long-term debt                          -                  -         327,083         390,000

         Settlement of accrued liabilities                             -                  -          21,250         406,342
                                                            ------------       -------------   -------------     ----------
                                                                 400,807        $   260,525         348,333       $ 796,342
                                                            ============       =============   =============     ==========


     Employee Stock Option Plan
     --------------------------

     In 1999, the Board of Directors of the Company adopted the 1999 Stock Incentive Plan (Stock Option Plan) for the grant of qualified incentive stock options (ISO), non-qualified stock options, deferred stock and restricted stock. The exercise price for any option granted may not be less than fair value (110% of fair value for ISOs granted to certain employees). Under the Stock Option Plan, 225,000 shares are reserved for issuance.

     During the year ended December 31, 2001, 484,296 options to acquire common stock were granted at an exercise price of $3.64 to $56.08 per share, which was equal to the market value on such date. The options vest one year from the date of grant and expire three years from the date of grant. 35,438 options were canceled during 2001. At December 31, 2001, 9,750 were available for grant.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(6)  Stockholders' Equity, Continued:

     Employee Stock Option Plan, Continued
     -------------------------------------

     Effective April 12, 2002, the Board of Directors of the Company adopted the 2002 Stock Incentive Plan (2002 Plan) for the grant of qualified incentive stock options (ISO), non-qualified stock options, deferred stock and restricted stock. The exercise price for any option granted may not be less than fair value (110% of fair value for ISOs granted to certain employees). Under the 2002 Plan, 750,000 shares are reserved for issuance.

     Executive Stock Options
     -----------------------

     Under the terms of five year employment agreements commencing January 1, 2001, each of three Executive officers were granted options to acquire 130,682 shares at a price of $4.40 per share annually for the term of their contracts. One executive terminated his employment in 2002 and options granted to him in 2001 and 2002 were cancelled. At December 31, 2002, stock options representing 522,728 shares have vested and are unexercised (2001:
     392,046), all at the exercise price of $4.40 per share.

     Stock Compensation
     ------------------

     The following table is a summary of the Company's stock options outstanding as of December 31, 2002 and 2001 and the changes during the years then ended.

                                                             2002                     2001
                                                  ------------------------------------------------------
                                                                   Average                    Average
                                                                   Exercise                   Exercise
                                                     Number         Price        Number        Price
                                                  ------------------------------------------------------
         Outstanding, beginning of year              607,296      $  14.52       158,438      $  39.08
         Granted                                     392,046      $   4.40       484,296      $   5.40
         Cancelled and expired                      (390,614)     $      -       (35,438)     $      -
                                                  ------------------------------------------------------
         Outstanding, end of year                    608,728      $   7.19       607,296      $  14.52
                                                  ------------------------------------------------------
         Exercisable end of year                     608,728      $   7.19       275,256      $  24.20
                                                  ======================================================

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(6)  Stockholders' Equity, Continued:

     Stock Compensation, Continued
     -----------------------------

     The  following   table  further   describes  the  Company's  stock  options
     outstanding as of December 31, 2002:

         Number of          Weighted            Weighted
          Options       average remaining        average           Number
        Outstanding       life (years)       exercise price      exercisable

             56,875            1.5           $        10.00           56,875
              9,125            0.2           $        48.50            9,125
             18,750            0.5           $        53.00           18,750
              1,250            0.5           $        55.72            1,250
            522,728            3.0           $         4.40          522,728
       ------------                                              -----------
            608,728                                                  608,728
       ============                                              ===========


     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock based compensation plans.

     No expense was recorded under the intrinsic value method during any of the reporting periods. If the Company had elected to recognize compensation cost for its stock options based on the fair value at the grant dates for awards under those plans, in accordance with SFAS 123, net earnings and earnings per share for the years ended December 31, 2002 and 2001 would have been as follows:

                                                                     2002               2001
                                                               --------------      --------------
       Net loss:  as reported                                  $ (6,705,576)       $ (10,151,168)
           compensation cost measured by
             fair value method                                      447,775              635,998
                                                               --------------      --------------
           pro forma net loss                                  $ (7,150,351)       $ (10,787,166)
                                                               ==============      ==============
       Basic and diluted loss per common share:
           as reported                                         $     (1.88)        $       (5.09)
                                                               ==============      ==============
           pro forma                                           $     (2.00)        $       (5.41)
                                                               ==============      ==============

     Stock Compensation
     ------------------

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used in the Black-Scholes option-pricing model; dividend yield nil, expected volatility 32%, risk free interest rate 6.0%, and expected life of 3 years.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(6)  Stockholders' Equity, Continued:

     Stock Compensation, Continued
     -----------------------------

     The weighted-average fair value of options granted during December 31, 2002 and 2001 was $4.40 and $5.00 per share, respectively.

     Warrants and conversion rights outstanding
     ------------------------------------------

     The following stock purchase warrants and conversion rights are outstanding at December 31, 2002:

                                                                                                      Number of shares
                                                                  Expiration                         subject to warrants
         Granted in connection with:                                 Date               Price       and conversion rights
                                                                     ----               -----       ---------------------
         13.0% Convertible Debenture                          February 24, 2005         $3.00                 1,666,667

         13.0% Convertible Debenture                          December 24, 2004         $3.00                    50,000

         13.75% Mandatory Convertible Debenture               March 31, 2004            $1.20                   893,044

         12.0% Convertible Debenture                          December 21, 2005         $3.00                     7,500
                                                                                                           -------------
                                                                                                              2,617,211
                                                                                                           =============


(7)  Commitments and Contingencies:

     Employment Agreements
     ---------------------

     The Company entered into employment agreements with both its President and its Chief Financial Officer in 2001 for a five year period ending December 31, 2005. Each officer receives an annual base salary of $200,000, a minimum annual bonus of $100,000, stock options to purchase 130,682 shares at a price of $4.40 annually, and automobile, business and entertainment allowances of a minimum of $24,000 annually. The agreements also provide that where one executive receives benefits in excess of the base salary the other executive will receive payment to equalize.

     In the event of termination by the Company without cause, or by the executive with cause, the agreements provide for a lump sum payment to the executive equal to three times the annual base salary, plus the greater of $500,000 or three times the highest annual bonus paid.

     Consultants Agreements
     ----------------------

     The services of the Chief Operating Officer are retained under a consulting agreement entered into during 2002, expiring June 30, 2005. The Company is obligated to pay $144,000 annually and issue stock options for the purchase of 50,000 shares.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(7)  Commitments and Contingencies, Continued:

     Consultants Agreements, Continued
     ---------------------------------

     The Company has retained the services of its former President and Chief Operating Officer under an agreement dated 2002 expiring no earlier than January 31, 2004, in consideration for annual fees of $85,200.

     Leases
     ------

     The Company leases facilities under operating lease agreements expiring through July 2009. The Company also leases certain equipment and automobiles under operating lease agreements expiring at various dates. Rent expense for the years ended December 31, 2002 and 2001 was $710,000 and $645,000respectively.

     Future   minimum   lease   payments  for  the  upcoming  five  years  under
     non-cancelable operating leases in effect December 31, 2002 are as follows:

         Year ending December 31,
             2003                                         $       736,890
             2004                                                 739,042
             2005                                                 689,257
             2006                                                 620,184
             2007                                                 516,506


     Earn out Provisions
     -------------------

     In connection with the acquisition of a business in Washington State in 1999, the Company is required to pay additional purchase consideration of 1% of gross revenue and 7.5% of net income related to the acquired business, annually, to December 31, 2003.

     Leneda Litigation
     -----------------

     On May 15, 2000, Leneda, Inc. dba Neptune Society of San Diego County, San Bernardino County, Riverside County, and Imperial County filed a Complaint for service mark infringement, breach of contract, unfair business practices, and interference with prospective economic advantage in the United States District Court in and for the Central District of California. Both Leneda and the Company operate under the service mark "Neptune Society," and the concurrent use of that mark was the subject of a lawsuit before the U.S Patent and Trademark Office, which stretched from 1986 to 1995. The Company and Leneda were parties to that lawsuit, which was resolved through a settlement agreement that, in essence, divided up the territories in which the parties could use the mark. Leneda received exclusive rights in four southern California counties and the Company received rights for use in some limited areas in the Los Angeles, California area and outside of California. Subsequent to the settlement, the Company entered into an arrangement with Leneda whereby Leneda would perform at-need services for certain of the pre-need contracts sold within Leneda's territories by the Company. Leneda's lawsuit alleges that the Company unlawfully used a trademark, "Neptune Society", for certain services in a prohibited geographic area defined by the settlement agreement.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(7)  Commitments and Contingencies, Continued:

     Leneda Litigation, Continued
     ----------------------------

     On October 22, 2001, the Company entered into a settlement and confidentiality agreement, effective August 8, 2001 (the "Settlement Agreement"), by and among Leneda, Inc., a California corporation, doing business as Neptune Society of San Diego County, Neptune Society of San Bernardino County, Neptune Society of Riverside County and Neptune Society of Imperial County ("Leneda"); the Registrant, Neptune Management Corporation, a California corporation, Neptune Society of Florida, Inc., a Florida corporation, Heritage Alternatives, Inc., a California corporation, Heritage Alternative, L.P., Neptune-Los Angeles, Ltd., Neptune-Santa Barbara, Ltd., Neptune-St. Petersburg, Ltd., Neptune-Fort Lauderdale, Ltd., and Neptune-Miami, Ltd. (collectively, "Neptune Society"), and Emanuel
     Weintraub, individually ("Weintraub"). The Settlement Agreement provided for dismissal of the lawsuit filed by Leneda (the "Leneda Litigation"). The "Neptune Society" service mark is the subject of the United States Patent and Trademark Office's Trademark Trial and Appeals Board Concurrent Use Order No. 871 and a 1995 Settlement Agreement pertaining thereto.

     Under the terms of the Settlement Agreement, Neptune Society and Leneda entered into a Service Agreement under which Leneda agreed to be the sole service provider of fulfillment cremation services for a total of 7,300 existing pre-need contracts (the "Relevant Contracts"), which were either executed in or otherwise indicate that the contract holder resided within the counties of San Diego, San Bernardino, Riverside and Imperial, all located in the State of California. These Fulfillment services under these contracts will be provided by Leneda for a specified price, which will be paid from the proceeds of the amount trusted for the beneficiary of the Relevant Contract with the remaining balance in the trust, if any, paid to the Neptune Society in accordance with the terms of the trust. Neptune Society also granted to Leneda a security interest in the Relevant Contracts to secure performance of Neptune Society's obligations under the Services Agreement and the Settlement Agreement. Leneda and Neptune Society each agreed to implement appropriate procedures to ensure that the service mark would be used in a manner consistent with the United States Patent and Trademark Office's Trademark Trial and Appeals Board Concurrent Use Order No. 871 and a 1995 Settlement Agreement. Neptune Society's insurers agreed to pay Leneda $900,000 under the terms of the Settlement Agreement.

     In connection with the Settlement Agreement, Neptune Society agreed to release any and all claims for indemnification against Weintraub under the terms of the Share Purchase Agreement dated March 26, 1999. Weintraub agreed to subordinate a security interest in the Relevant Contracts to Leneda.

     Other Litigation
     ----------------

     The Company is from time to time subject to routine litigation arising in the normal course of business. Management, with the advice of legal counsel, believes that the results of any such routine litigation or other pending legal proceedings will not have a material effect on the Company.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(8)  Comparative Figures:

     Certain of the amounts for the 2001 comparative year have been reclassified to conform to the presentation adopted for 2002.


(9)  Income Taxes:

     Income tax expense for the years ended December 31, 2002 and 2001 is summarized below.

                                                      2002            2001
                                                 ------------     ------------
         Current expense:
           Federal                               $        -       $        -
           State                                          -                -
                                                 ------------     ------------
         Total current                                    -                -
                                                 ------------     ------------

         Deferred expense:
           Federal                                        -                -
           State                                          -                -
                                                 ------------     ------------
         Total deferred                                   -                -
                                                 ------------     ------------
         Income tax expense                      $        -        $       -
                                                 ============     =============


     Income tax (benefit) differs from the expected statutory amount as follows:

                                                      2002            2001
                                                 ------------     ------------
         Expected income tax expense
           (benefit)                             $  (2,347,000)   $ (3,451,937)
         State income tax, net of federal
           benefit                                    (382,000)       (600,701)
         Nondeductible goodwill                              -         832,602
         Change in valuation allowance               2,136,000       2,780,000
         Other                                         593,000         440,036
                                                 ------------     ------------
                                                 $           -    $          -
                                                 ============     =============

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(9)  Income Taxes, Continued:

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities is presented below:

                                                                    2002                        2001
                                                              ----------------            ---------------
        Deferred tax assets:
          Deferred revenue                                     $    6,896,000              $   3,976,400
          Net operating loss                                        3,764,000                  3,350,600
          Other                                                        64,000                     84,600
                                                              ----------------            ---------------
         Total gross deferred tax assets                            10,724,000                  7,411,600
        Valuation allowance                                        (7,939,000)                (5,802,600)
                                                              ----------------            ---------------
                 Net deferred tax assets                            2,785,000                  1,609,000

        Deferred tax liability -
          deferred commissions                                     (2,785,000)                (1,609,000)
                                                              ----------------            ---------------
                 Net deferred taxes                            $            -              $           -
                                                              ================            ===============


     The Company's deferred tax asset is partially offset by a valuation allowance. Management will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets will be recognized in the future.

     The net operating loss carryforwards for federal income tax purposes of approximately $9,410,000 start to expire in the year 2019. State income tax loss carryforwards of approximately $6,762,000 start to expire in the year 2006.


(10) Selected Quarterly Financial Data (Unaudited):

     The quarterly results of operations for fiscal 2002 and 2001 were as follows:

                                                                   In Thousands, Except Per Share Data
                                                                   -----------------------------------
                                                      First           Second             Third           Fourth
                                                     Quarter          Quarter           Quarter          Quarter
                                                 ------------------------------------------------------------------
     Fiscal 2002:
       Net revenues                              $     2,777       $     3,115      $     2,778       $     3,112
       Gross profit                                    1,388             1,687            1,258             1,075
       Operating loss                                   (689)             (755)          (1,301)           (1,309)
       Loss before cumulative effect of
         change in accounting principle               (1,188)           (1,371)          (1,833)           (2,314)
       Net loss                                       (1,188)           (1,371)          (1,833)           (2,314)

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(10) Selected Quarterly Financial Data (Unaudited), Continued:

                                                                   In Thousands, Except Per Share Data
                                                                   -----------------------------------
                                                      First           Second             Third           Fourth
                                                     Quarter          Quarter           Quarter          Quarter
                                                 ------------------------------------------------------------------
     Fiscal 2002, Continued:

       Basic loss per share before
         cumulative effect of change in
         accounting principle                    $    (0.54)           (0.35)            (0.45)           (0.66)
       Basic net loss per share (1)              $    (0.54)           (0.35)            (0.45)           (0.66)

     Fiscal 2001:

       Net revenues                              $     2,689       $     3,184      $     3,854       $     3,302
       Gross profit                                    1,304             1,797            2,250             1,416
       Operating loss                                 (1,172)           (1,243)            (412)           (4,809)
       Loss before cumulative effect of
         change in accounting principle               (1,791)           (1,669)          (1,083)           (5,608)
       Net loss                                       (1,791)           (1,669)          (1,083)           (5,608)

       Basic loss per share before
         cumulative effect of change in
         accounting principle                    $    (0.92)           (0.88)            (0.52)           (2.68)
       Basic net loss per share (1)              $    (0.92)           (0.88)            (0.52)           (2.68)

(11) Subsequent Events:

     New Sales Policy For Merchandise
     --------------------------------

     On January 1, 2003 the Company implemented a full merchandise delivery policy under all new pre-need contracts sold in all locations except in 3 states where merchandise delivery under pre-need contracts is not permitted. The effect of this revised business practice is that all merchandise sold and delivered and administrative fees charged will be recognized as revenue at the time the pre-need contract is sold in all locations except in 3 states where merchandise delivery under pre-need contracts is not permitted. For the 2002 and 2000 years, as well as for most of the 2001 year, the Company's merchandise sales did not meet the revenue recognition criteria under generally accepted accounting principles, and accordingly merchandise sales revenue was deferred together with the related sales commission until the cremation service was provided.

     Revenue for pre-need cremation services ("fulfillments") will continue to be received from trusted funds. Trusted funds are not recognized in the Company's accounts until released to the Company on provision of services.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(11) Subsequent Events, Continued:

     Private Placement
     -----------------

     In February, 2003 the Company completed a private placement of 307,692 units at a price of $0.65 per unit for proceeds of $200,000. Each unit comprises one share and a warrant for the purchase of an additional share at a price of $0.72 per share within one year, and $0.79 per share in the second year.


(12) New Accounting Pronouncements:

     In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections (Issued 4/02)" which the Company does not believe will materially affect the financial statements of the Company.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(12) New Accounting Pronouncements, Continued:

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan, as previously required under Emerging Issues Task Force ("EITF") Issue 94-3. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes that this SFAS will not have a significant impact on the results of operations or financial position of the Company.

     In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions--an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." These pronouncements will not affect the Company because they are either not relevant to the business, or the Company will not adopt their elective provisions.

     In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

     In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Among other things, the Interpretation requires guarantors to recognize, at fair value, their obligations to stand ready to perform under certain guarantees. Interpretation 45 is effective for guarantees issued or modified on or after January 1, 2003. The Company does not expect the adoption of this pronouncement to have a material impact to the Company's financial position or results of operations.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 2002 AND 2001


(12) New Accounting Pronouncements, Continued:

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

                   THE NEPTUNE SOCIETY, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002




                                    CONTENTS

                                                                         Page
                                                                         ----


Financial Statements:
  Balance Sheets                                                          F-37
  Statements of Operations                                                F-38
  Consolidated Statements of Cash Flows                             F-39 - F-40
  Notes to Consolidated Financial Statements                        F-41 - F-44

                              NEPTUNE SOCIETY, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                        September 30, 2003       December 31, 2002
                                                                        ------------------       -----------------
                                                                            (Unaudited)              (Audited)
                    ASSETS                                                       $                       $
Current assets:
  Cash                                                                           412,175                 775,966
  Accounts receivable, net                                                     1,945,670               1,818,162
  Prepaid expenses and other current assets                                      129,456                 106,642
                                                                        ------------------       -----------------
        Total current assets                                                   2,487,301               2,700,770
                                                                        ------------------       -----------------
Accounts receivable, net - non current                                           226,444                 252,305

Property and equipment, net                                                      344,743                 520,759

Names and reputations                                                         24,406,031              24,397,696

Deferred financing costs                                                         836,698                 810,347

Deferred charges and other assets                                              6,933,671               6,963,738
                                                                        ------------------       -----------------
                                                                              35,234,888              35,645,615
                                                                        ==================       =================
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities                                     2,290,180               2,688,839
  Current portion of long-term debt                                            1,331,202               2,357,265
                                                                        ------------------       -----------------
          Total current liabilities                                            3,621,382               5,046,104
                                                                        ------------------       -----------------
Notes payable                                                                  7,290,439               6,754,965
                                                                        ------------------       -----------------
Other long-term liabilities                                                      420,000                 389,662
                                                                        ------------------       -----------------
Deferred pre-need revenues                                                    19,705,281              19,702,742
                                                                        ------------------       -----------------
Liabilities to be settled by issue of shares                                     317,600                 260,525
                                                                        ------------------       -----------------
Stockholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares authorized,
    none issued or outstanding                                                         -                       -
  Common stock, $.001 par value, 75,000,000 shares authorized,
    5,773,205 and 4,280,423 shares issued and outstanding at
    September 30, 2003 and December 31, 2002 respectively                          5,773                   4,280
  Additional paid-in capital                                                  32,219,889              31,072,881
  Accumulated deficit                                                        (28,345,476)            (27,585,544)
                                                                        ------------------       -----------------
           Total stockholders' equity                                          3,880,186               3,491,617
                                                                        ------------------       -----------------
                                                                              35,234,888              35,645,615
                                                                        ==================       =================



The accompanying notes form an integral part of these consolidated financial statements.

                              NEPTUNE SOCIETY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      THREE MONTHS ENDED                            NINE MONTHS ENDED
                                            September 30, 2003   September 30, 2002     September 30, 2003   September 30, 2002
                                            ------------------   ------------------     ------------------   ------------------
                                               (Unaudited)          (Unaudited)            (Unaudited)          (Unaudited)
                                                   $                      $                      $                   $
Revenue
   Services and merchandise                    4,940,650              2,562,381            14,215,563           8,015,748
   Management and finance fees                   204,182                216,237               613,212             655,121
   Insurance commissions                         239,862                      -               239,862                   -
                                            ------------------   ------------------     ------------------   ------------------
                   Total revenue               5,384,694              2,778,618            15,068,637           8,670,869
                                            ------------------   ------------------     ------------------   ------------------
Costs and expenses                               999,200                807,856             2,805,276           2,503,330

Gross profit                                   4,385,494              1,970,762            12,263,361           6,167,539

Sales commissions and obtaining  costs         1,551,647                789,420             4,373,389           2,080,666

Operating Expenses
      Salaries and payroll costs               1,121,393              1,192,108             3,112,143           3,108,732
      Compensation-stock based                   102,300                 81,243               425,277             237,301
      Premises rent and utilities                159,140                167,365               607,990             530,215
      Insurance                                   98,592                 51,576               356,540             248,935
      Communications                             157,726                166,140               373,170             299,983
      Other operating services and supplies      313,114                598,867             1,461,397           1,676,698
      Amortization and depreciation               78,339                 72,107               184,059             203,897
      Professional fees                          136,610                153,388               359,294             526,469
      Employee settlements                         9,894                                      306,378
                                            ------------------   ------------------     ------------------   ------------------
                   Total operating expenses    2,177,108              2,482,794             7,186,248           6,832,230
                                            ------------------   ------------------     ------------------   ------------------
Operating profit (loss)                          656,739             (1,301,452)              703,724          (2,745,357)

      Interest and finance expense               444,203                531,684             1,463,656           1,647,273
                                            ------------------   ------------------     ------------------   ------------------
Net income (loss) for the period                 212,536             (1,833,136)             (759,932)         (4,392,630)
                                            ==================   ==================     ==================   ==================
Net income (loss) per share -
Basic                                               0.04                  (0.45)                (0.15)              (1.29)
Diluted                                             0.03                  (0.45)                (0.15)              (1.29)

Weighted average numbers of shares -
Basic                                          5,573,205              4,077,251             5,053,928           3,394,493
Diluted                                        6,177,205              4,077,251             5,053,928           3,394,493



The accompanying notes form an integral part of these consolidated financial statements.

                              NEPTUNE SOCIETY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              NINE MONTHS ENDED
                                                                 -----------------------------------------
                                                                 September 30, 2003     September 30, 2002
                                                                 ------------------     ------------------
                                                                     (Unaudited)            (Unaudited)
Cash flows provided by (used in)

Operating Activities
Net loss for the period                                               (759,932)            (4,392,630)
Adjustments to reconcile net loss to
     net cash provided by operating activities:
          Depreciation and amortization                                184,059                203,897
          Accretion of discount on notes payable                       129,946                 93,045
          Non-cash interest and amortization of deferred
               finance costs                                           607,267                951,189
          Stock compensation                                           129,375                237,301
          Compensation expense to be settled by stock                  398,304
          Compensation expense deferred                                150,338
          Changes in operating assets and liabilities:
          Accounts receivable                                         (101,647)              (541,335)
          Prepaid expenses and other current assets                    (22,814)                12,322
          Deferred financing costs                                     (36,000)
          Deferred charges and other assets                             30,067             (2,269,456)
          Accounts payable and accrued liabilities                    (398,659)               371,051
          Deferred pre-need revenues                                     2,539              5,880,402
                                                                 ------------------     ------------------
           Net cash provided by operating activities                   312,843                545,786
                                                                 ------------------     ------------------
Investing activities
     Acquisitions, net of cash acquired - Description?                  (8,335)               (10,240)
     Purchase of property and equipment                                 (8,042)              (115,271)
                                                                 ------------------     ------------------
           Net cash used in investing activities                       (16,377)              (125,511)
                                                                 ------------------     ------------------
Financing activities
     Proceeds of common stock issued                                   200,000              1,500,000
     Payments on notes payable                                        (860,257)            (1,820,129)
     Proceeds from issuance of debt, net                                                      200,000
                                                                 ------------------     ------------------
           Net cash used in financing activities                      (660,257)              (120,129)
                                                                 ------------------     ------------------
(Decrease) increase in cash in the period                             (363,791)               300,146
                                                                 ------------------     ------------------
Cash, beginning of period                                              775,966                213,219
                                                                 ------------------     ------------------
Cash end of period                                                     412,175                513,365
                                                                 ==================     ==================


The accompanying notes form an integral part of these consolidated financial statements.

Supplemental disclosure of cash flow information

   Cash paid during the period for Interest                            890,328                603,039

Non-cash investing and financing activities in the period

   Acquisition debt refinanced with other long term debt            1,500,000

   Discount on debenture payable                                                              280,000
   Accrued liabilities settled by issuance of stock                                           796,342

   Stock issued on conversion of debentures                                                    75,000
   Stock issued to settle deferred compensation                       311,102
   Stock issued in payment of accrued interest on notes payable        41,230                 116,035

   Stock issued in settlement of accounts payable                      30,127
   Stock and stock purchase warrants issued as refinancing fees       436,667


The accompanying notes form an integral part of these consolidated financial statements.

                              NEPTUNE SOCIETY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2003


(1)  Basis of Presentation

     These  unaudited  interim  financial   statements  have  been  prepared  in
accordance with the instructions to SEC Form SB-2. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such instructions. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10 - K for the year ended December 31, 2002.

     In the opinion of the Company's management, all adjustments considered necessary for a fair presentation of these unaudited interim financial statements have been included and all such adjustments are of a normal recurring nature. Operating results for the nine month period ended September 30, 2003 are not necessarily indicative of the results that can be expected for the year ended December 31, 2003.

(2)  Liquidity

     At September 30, 2003, the Company had current assets of approximately $2,487,000 offset by current liabilities of approximately $3,621,000, for a working capital deficiency of $1,134,000. We project we will realize sufficient cash from operating activities over the upcoming 12 months to satisfy in full our existing obligations as they fall due.

(3)  Comparative Figures

     On January 1, 2003 the Company implemented a full merchandise delivery policy for new pre-need contracts sold in all locations except in three States where merchandise delivery under pre-need contracts is not permitted. The effect of this revised business practice is that all revenue relating to merchandise sold and delivered and administrative fees charged under pre-need contracts is recognized as revenue at the time the pre-need contracts are sold in all locations except in those three States. For the comparative three and nine month periods ended September 30, 2002, the Company's merchandise sales policy did not meet the revenue recognition criteria under generally accepted accounting principles, and accordingly merchandise sales revenue was deferred together with the related sales commissions paid, until the cremations service was provided.

     All selling and obtaining costs related to pre-need revenue are charged to operations in the same period as the related revenue is recognized.

     Revenue for pre-need cremation services ("fulfillments") will continue to be received from trusted funds. Trusted funds are not recognized in the Company's accounts until released to the Company on the provision of services.

     The direct comparability of the results of operations between the periods presented is affected by the new delivery policy for the above reasons.

     Certain of the figures for the comparative three and nine month periods ended September 30, 2002 have also been reclassified to conform to the presentation adopted for the current fiscal quarter.

(4)  Debt Financing and Restructuring of 13.0% Debentures

     By an agreement dated July 31, 2003 with Capex, LLP of Denver, Colorado, the Company borrowed $1,500,000 for the purpose of making a portion of the final payment of $1.8 million in acquisition debt related to its 1999 purchase of the Neptune Society business. The remaining $300,000 was paid from working capital. In connection with the debt financing, the Company also restructured its obligation under the 13% Debentures held by Capex and another debenture holder.

     This restructuring favorably amended the previous fixed charge coverage ratio obligation and cured certain possible conditions of default under the debentures. The restructured debentures, in the aggregate principal amount of $7.4 million, are repayable over the upcoming four years, with the Company holding the right to prepay the debentures at any time without penalty.

     Amended payments of principal under the additional and restructured debentures are as follows, for the year ended December 31:

                2003        $390,072
                2004      $1,680,371
                2005      $1,855,284
                2006      $2,502,028
                2007        $910,993
                          -----------
                          $7,338,748
                          ===========

     The company issued 600,000 shares of its stock to the lenders as a refinancing fee. A term of the refinancing was the replacement of the conversion rights of the original debentures, whereby the lender could convert the debt into stock at a price of $3.00 per share until February 24, 2005, into detached warrants for the purchase of the same number of shares at the same price for a period of 5 years. The value of the shares and warrants issued ($420,000 and $16,667 respectively) were recorded to deferred financing costs and are being amortized to operations over the extended maturity of the financing.

(5)  Stockholder's Equity

     (a) Stock Issued during the Nine Months Ended September 30, 2003:

          307,692 Units were sold at a price of $0.65 per Unit to a private company controlled by the family of the Company's President (total proceeds of $200,000). Each Unit comprises one share and one warrant for the purchase of an additional one share at a price of $0.72 per share within one year, or $0.79 per share within two years.

          81,000 shares were issued at a value of $0.65 per share in settlement of deferred compensation owed to three officers of the Company.

          63,432 shares were issued at $0.65 to the holders of 13% Convertible Debentures in payment of accrued interest of $41,230. The note holders subscribed for the shares under pre-emptive rights granted under the
     Debentures, entitling them to participate proportionately in stock issuances by the Company.

          215,501 shares were issued to an executive officer in settlement of $140,075 of deferred compensation owing to him for the 2002 and prior years.

          182,118 shares in total were issued to officers and directors in consideration of compensation expense for the current six month period. The shares were recorded at an aggregate value of $118,377.

          43,039 shares in total were issued in settlement of accounts payable of $30,127.

          600,000 shares were issued as a refinancing fee in connection with the Capex, LLP debt financing completed July 31, 2003 (Note 4). The shares were recorded at a value of $420,000.

     (b) Stock options and grants in the nine month period ended September 30, 2003.

          Stock options were granted to five officers of the Company to acquire up to a total of 180,000 shares at a price of $0.70 per share. Options to acquire 150,000 shares at a price of $0.65 per share for a three year period were granted to the Company's CEO. The stock options vest after one year.

     (c) Pro forma compensation expense for stock options

          Pro forma information regarding the effect on operations as required by SFAS 123 and SFAS 148, has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant is based on the following assumptions:

             Expected life -- 3 Years
             Risk - free interest rate -- 1.5%
             Dividend yield -- -0-
             Volatility -- 21%

     This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumption can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

     For purpose of SFAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The company's pro forma information is as follows:

          Net loss as reported                                 $ (759,932)
          Compensation recognized under APB 25                      0
          Compensation expense under SFAS 123                     (7,721)
                                                               -----------
          Pro forma net loss                                   $ (767,653)
                                                               ===========


(6)  Employment and Consulting Agreements - changes in the period

     The present employment agreement of the Company's President/CEO was extended through December 31, 2007, with provision for conversion of deferred compensation owing into common stock at a price equal to fair market value less 10%.

     The Company entered into agreements to retain the services of five key officers and executives through January and February 2006. The agreements, which are substantially similar, provide for total annual base salaries of $721,000 in each of the upcoming 3 years, with minimum annual bonuses averaging 19% of base salaries, such bonuses payable in stock or cash at the option of the Board of Directors. The Company may terminate each of the agreements by the payment of 4 to 6 months' salary.

     An existing agreement in effect with an executive of the Company, for a base salary of $144,000 per annum, was replaced under the above.

     The Company has entered into a separation agreement with its former Chief Financial Officer, under which his employment agreement was cancelled. The agreement requires the payment of a total of $600,000 in equal monthly payments, over a five year period, beginning April, 2003. The Company had previously made provisions for deferred compensation and related costs, totaling approximately $405,000, in the 2001 and 2002 years with respect to the former officer's services. The separation agreement also provides for a final conditional payment of $100,000 if the Company has net free cash of at least $1,000,000 after all normal operating expenses for the final year of the agreement. There is also provision for the acceleration of payments in the event of certain specified events, such as a change of control of the Company, sale of substantially all of the Company's assets, sale of a location, or payment of dividends to stockholders.

================================================================================



                        5,494,492 Shares of Common Stock



                                 [COMPANY LOGO]






--------------------------------------------------------------------------------



                                  Common Stock



                                   PROSPECTUS






                          ______________________, 2003





================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                                                     Amount
         Securities and Exchange Commission Registration Fee..........................         $         557
         Legal Fees and Expenses......................................................                20,000
         Accounting Fees and Expenses.................................................                 7,000
         Printing and Engraving Expenses..............................................                   500
         Miscellaneous Expenses.......................................................                   500
                                                                                              --------------
                  Total...............................................................           $    28,557


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Registrant's bylaws, the Registrant shall indemnify all of its officers and directors for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as now enacted or hereafter amended. Unless otherwise approved by the Registrant's board of directors, the Registrant shall not indemnify any of its employees who are not otherwise entitled to indemnification pursuant to our bylaws.

     Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Registrant's Articles of Incorporation and Bylaws also contain provisions stating that no director shall be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Florida law (for unlawful payment of dividends, or unlawful stock purchases or redemptions) or (4) a transaction from which the director derived an improper personal benefit. The intention of the foregoing provisions is to eliminate the liability of our directors or our stockholders to the fullest extent permitted by Florida law.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Sales of unregistered securities within the past three years:

     On March 15, 2000, in connection with the Registrant's acquisition of Cremation Society of Iowa, the Registrant issued John Bethel and David Noftsger, the co-founders and shareholders of Cremation Society of Iowa, options for each of them to purchase 2,500 shares of common stock at $52.00 per share as consideration for entering into employment and non-competition agreements. The Registrant issued 7,500 shares to Mr. Bethel and 7,500 shares to Mr. Noftsger. The shares were issued in reliance upon an exemption from registration under
Section 4(2) under the Securities Act.

     On July 17, 2000, the Registrant acquired a Portland, Oregon funeral and cremation business for the following consideration: a three-year $1,000,000 convertible debenture and 78,450 common shares of the Registrant. The Registrant also granted stock options to purchase 2,500 shares of common stock to Michael Ashe vesting July 1, 2001, at an exercise price of $53.00 per share, expiring July 1, 2003. The three-year $1,000,000 convertible debenture bearing interest at the rate of 8%, payable in monthly installments, and was assumed by Western Management Services, L.L.C., an Oregon limited liability company, in connection with its purchase of our Oregon funeral and cremation business. The shares were issued in reliance upon an exempt from registration under Section 4(2) under the Securities Act.

     On August 9, 2000, the Registrant issued 125,000 shares of common stock at $56.00 per share for total proceeds of $7,000,000 pursuant to a private placement. The Registrant also issued 37,500 shares of common stock to Systematic Investments Establishment as a finder's fee in connection with the private placement. This offering was made to Engelbert Schreiber, Jr., a non-U.S. person, outside the United States. The Registrant paid Standard Securities Capital Corporation an agency fee of $75,000 in connection with the transaction. The securities were issued pursuant to an exemption from registration pursuant to Regulation S promulgated under the Securities Act.

     In March 2001, the Registrant issued 2,500 additional shares of its common stock to John Bethel and David Noftsger, the co-founders and shareholders of Cremation Society of Iowa, in consideration for deletion of the "Contingent Purchase Price" provisions of the Cremation Society of Iowa, Inc. The shares were issued to two shareholders pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act of 1933, as amended.

     In June 2001, the Registrant issued 292 shares of common stock to the former owners of the Spokane, Washington property in a private transaction pursuant to the purchase agreement. The agreement required an adjustment to the number of original shares issued to the extent the Registrant's stock traded below a certain price on January 2, 2001. The Registrant's stock traded below that price which triggered the issuance of the above mentioned shares. The shares were issued to two shareholders pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act of 1933, as amended.

     In June 2001, the Registrant granted options exercisable to acquire 392,046 shares of stock at $4.40 under certain Executive Employment Agreements. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     In August 2001, the Registrant issued 140,423 shares of common stock to the former owners of the Portland Business in a private transaction pursuant to the purchase agreement. The agreement required an adjustment to the number of original shares issued to the extent the Registrant's stock traded below a certain average price for a sixty day period immediately prior to July 5, 2001. the Registrant's stock traded below that price which triggered the issuance of the above mentioned shares. The shares were issued to two shareholders pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act of 1933, as amended.

     In August 2001, the Registrant issued Green Leaf Investors I, LLC, 3,948 shares of common stock and a warrant exercisable to acquire 7,500 shares of common stock at $24.00 per share for a period of one year. The shares and warrant were issued in a private transaction as a loan fee in connection with a short term $1,500,000 loan, pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     In August, 2001, the Registrant issued a total of 13,750 shares of its common stock to Weintraub's nominees, each an accredited investor as that term is defined under Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended. The shares were issued pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act.

     In December 2001, the Registrant issued a total of 75,000 shares of its common stock to Weintraub's nominees, each an accredited investor as that term is defined under Rule 501(a) of Regulation D, promulgated under the Securities
Act of 1933, as amended. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under
Section 4(2) of the Securities Act.

     In February, 2002, the Registrant issued 25,000 shares, and cancelled 3,750 shares previously issued in October 2001, of the Registrant's common stock to Dorsey & Whitney LLP in connection with a fee restructuring agreement to restructure our obligations of approximately $460,000 in accrued and unpaid legal fees and expenses. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under
Section 4(2) of the Securities Act.

     In March, 2002, the Registrant issued Green Leaf Investors I, LLC in a private transaction 75,000 shares of common stock as a loan extension fee and a convertible debenture in the principal amount of $75,000 convertible into shares of common stock at $0.333333 per share, subject to certain anti-dilution rights. The shares and the convertible debenture were issued pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     In March 2002, the Registrant issued CapEx, L.P. 101,250 shares of common stock and D.H. Blair Investment Banking Corp. 67,500 shares of common stock in a private transaction as a debenture restructuring fee. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     In March, 2002, the Registrant issued 6,250 shares of its common stock in connection with the employment of certain senior staff. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     On April 1, 2002, the Registrant completed a private placement of 1,388,889 shares of common stock at $1.08 per share to raise $1,500,000. The Registrant used the proceeds to satisfy its obligation under a $1,000,000 note the Registrant issued to Private Investment Company, Ltd. The shares were issued in a private transaction to non-U.S. persons outside the United States pursuant to an exemption from the registration requirements available under Regulation S of the Securities Act.

     On April 1, 2002, the Registrant completed a private placement of 13.75% convertible debentures in the principal amount of $1,000,000 to CCD Consulting Commerce Distribution AG in consideration of $200,000 in cash and the satisfaction of a promissory note in the principal amount of $800,000. The convertible debenture is exercisable for shares of common stock of the Registrant at $1.20 per share. The convertible debentures were issued in a private transaction to non-U.S. persons outside the United States pursuant to an exemption from the registration requirements available under Regulation S of the Securities Act.

     In April 2002, the Registrant issued 64,449 shares of common stock to CapEx, L.P. and 42,992 shares of common stock to D.H. Blair Investment Banking Corp. at $1.08 per share in connection with their exercise of preemptive rights granted under the terms of a Debenture and Warrant Amendment Agreement dated effective December 31, 2001. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under
Section 4(2) of the Securities Act. In addition, the Registrant issued 13.75% convertible debentures in the principal amount of $42,992 to CapEx, L.P. and $28,661 to D.H. Blair Investment Banking Corp. in connection with their exercise of preemptive rights granted under the terms of a Debenture and Warrant Amendment Agreement dated effective December 31, 2001. The convertible debentures are convertible into common stock at $1.20 per share. The convertible debentures were issued in a private transaction pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     In August 2002, the Registrant issued 225,000 shares of common stock to Green Leaf Investors I, LLC upon conversion of a 13%, $75,000 convertible debenture due July 31, 2002. The convertible debenture was issued in a private transaction pursuant to an exemption from the registration requirement available under Section 3(a)(9) of the Securities Act.

     In May 2002, the Registrant issued 6,250 shares of our common stock as compensation in connection with the employment of certain senior staff. The shares will be issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act.

     In September, 2002, the Registrant issued 40,000 shares to two Directors in payment of Directors fees. The shares were issued in a private transaction pursuant to an exemption from the registration requirements available under
Section 4(2) of the Securities Act of 1933, as amended.

     In December 2002, the Registrant granted options exercisable to acquire 392,046 shares of stock at $4.40 under certain Executive Employment Agreements. The shares were issued in a private transaction pursuant to an exemption from the registration requirement available under Section 4(2) of the Securities Act.

     In February 2003, the Registrant granted options under the 2002 Stock Option Plan to certain senior executives to acquire up to 80,000 shares at a price of $0.70 per share, expiring February 1, 2006, and 150,000 shares at a price of $0.65 per share expiring February 24, 2006. The options vest on February 1, 2004. In March 2003, the Registrant granted options under the 2002 Stock Option Plan to certain senior executives to acquire up to 100,000 shares at a price of $0.70 per share, expiring on March 1, 2006. The options vest on March 1, 2004. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     In February 2003, the Registrant issued 81,000 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $52,650 to three senior executives. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     In February 2003, the Registrant issued 39,622 shares of common stock at $0.65 per share pursuant to the exercise of preemptive rights. The consideration for the shares was paid by canceling deferred interest payable to the holders of these preemptive rights in the amount of $25,754. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     In February 2003, the Registrant issued 307,962 units, each unit consisting of one share of common stock and one warrant to acquire an additional share of common stock to 570421 BC, Ltd., a private company controlled by the family of an executive officer and director. The units were issued at $0.65 per unit, and the proceeds of $200,000 the Registrant received were used for working capital purposes. The warrants are exercisable at the price of $0.72 per share by February 19, 2004 and thereafter until February 19, 2005 at the price of $0.79 per share. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     In February 2003, the Registrant issued 23,810 units at $0.65 per unit, each unit consisting of one share of common stock and one warrant exercisable to acquire one additional common share at $0.72 per share until February 19, 2004 and thereafter at $0.79 per share until February 19, 2005. The units were issued pursuant to the exercise of preemptive rights, and the consideration for the units was paid by canceling deferred interest payable to the holders of the preemptive rights in the amount of $15,476.These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4 (2) of the Securities Act of 1933, as amended.

     On April 25, 2003, the Registrant issued 107,750 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $70,037 to our Chief Executive Officer. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     On April 25, 2003, the Registrant issued a total of 55,000 shares of common stock to two members of the Registrant 's compensation committee as compensation for their services. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under
Section 4(2) of the Securities Act of 1933, as amended.

     On April 30, 2003, the Registrant issued a total of 125,000 shares of common stock to five officers of the Registrant as signing bonuses under the terms of their employment or consulting agreements with the Registrant. See "Item 11. Executive Compensation - Employment and Consulting Agreements Subsequent to December 31, 2002" in our Form 10 - K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on May 1, 2003, for further information on these employment and consulting agreements. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     On May 29, 2003, the Registrant issued 107,751 shares of common stock at $0.65 per share in settlement of deferred compensation in the amount of $70,038 to our Chief Executive Officer. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     On May 31, 2003, the Registrant issued 43,039 shares of common stock at a price of $0.70 per share in settlement of accounts payable of $30,127. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.

     On June 18, 2003, the Registrant issued 2,118 shares of common stock at a price of $0.65 per share in consideration of compensation to an employee. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4 (2) of the Securities Act of 1933, as amended.

     On July 8, 2003, the Registrant issued 83,333 shares of common stock to Commerce Consulting Distribution AG, a non-U.S. person outside of the United
States. The shares were issued as a refinancing fee under the terms of a debenture purchase agreement dated March 27, 2002.

     On July 31, 2003, the Registrant issued 600,000 shares to the holders of its 13% debentures in consideration of restructuring fees. The Registrant also issued warrants for the purchase of a total of 1,666,667 shares up to July 31, 2008 at a price of $3.00 per share, with the number of shares subject to increase in connection with future equity issuances by the Registrant. The Registrant also extended the expiry date of 50,000 warrants previously issued to the debenture holders to July 31, 2008. These securities were issued in a private transaction pursuant to an exemption from the registration requirements available under Section 4(2) of the Securities Act of 1933, as amended.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Subject to the rules regarding incorporation by reference, furnish the exhibits as required by Item 601 of Regulation S-K.

     Except for contracts made in the ordinary course of business, the following are the material contracts that we have entered into within the two years preceding the date of this Registration Statement:

                                    EXHIBITS
(a)


Exhibit
Number              Description
-------             -----------
3.1(1)              Articles of  Incorporation  of L R Associates,  Inc.,  filed
                    January 4, 1985
3.2(1)              Articles of Amendment of L R Associates,  Inc. changing name to Lari Corp., filed August 3, 1998
3.3(1)              Articles of Amendment of Lari Corp. changing name to Neptune
                    Society, filed April 26, 1999
3.4(1)              Articles of Amendment of The Neptune Society, Inc. filed May
                    9, 2000, effecting a combination of the Corporation's shares of common stock
3.5(1)              Articles of Amendment of The Neptune Society, Inc. effective as of  March  22,  2002,  related  to a  combination  of the
                    Corporation's shares of common stock
3.6(6)              Articles of Amendment of The Neptune Society, Inc.
3.7(1)              Bylaws of Neptune Society  (previously filed as Exhibit 3.6)
5.1                 Opinion of Eric Littman
10.1(1)             Form of Stock Option Plan
10.2(1)             Share Purchase  Agreement dated for reference March 26, 1999 by and  between  Lari  Acquisition  Company,  Inc.,  Emanuel
                    Weintraub  Inter Vivos  Trust,  Emanuel  Weintraub,  Neptune
                    Management  Corp.,  Heritage  Alternatives,   Inc.,  Neptune
                    Pre-Need Plan, Inc. and Lari Corp.
10.3(1)             Share Purchase Agreement dated March 31, 1999 by and between
                    Lari  Acquisition  Company,  Inc.,  Lari Corp.  and  Stanley
                    Zicklin
10.4(1)             Share Purchase Agreement dated March 31, 1999 by and between
                    Lari Acquisition Company, Inc., Lari Corp. and Jill Schulman
10.5(1)             Agreement   dated   August  1,  1999  by  and  between  Lari
                    Acquisition  Company,  Inc.,  Neptune  Society  and  Stanley
                    Zicklin
10.6(1)             Agreement   dated   August  1,  1999  by  and  between  Lari
                    Acquisition   Company,   Inc.,  Neptune  Society,   Emmanuel
                    Weintraub and Emmanuel  Weintraub  Inter Vivos Trust
10.7(1)             Interest  Purchase  Agreement  dated for reference March 31,
                    1999 by and between  Neptune  Management  Corp.  Lari Corp.,
                    Lari Acquisition  Company,  Inc. and the limited partners of
                    Neptune-Los  Angeles,  Ltd.,  Neptune-Santa  Barbara,  Ltd.,
                    Neptune-Miami,    Ltd.,   Neptune-St.    Petersburg,   Ltd.,
                    Neptune-Ft.   Lauderdale,   Ltd.,   Neptune-Nassau,    Ltd.,
                    Neptune-Yonkers, Ltd.
10.8(1)             Interest  Purchase  Agreement  dated for reference March 31,
                    1999 by and between Heritage Alternatives, Inc., Lari Corp.,
                    Lari Acquisition Company, Inc. and the limited partners of Heritage Alternatives, L.P.
10.9(1)             Consulting  Agreement  dated  March 31,  1999 by and between
                    Lari Acquisition Company, Inc. and Emanuel Weintraub
10.10(1)            Amendment to  Consulting  Agreement  dated August 1, 1999 by and  between  Lari  Acquisition  Company,  Inc.  and Emanuel
                    Weintraub
10.11(1)            $19,000,000  Promissory  Note dated  March 31,  1999 by Lari
                    Acquisition Company, Inc.
10.12(1)            Amendment  to  $19,000,000  Promissory  Note dated August 1,
                    1999 by Lari Acquisition  Company,  Inc. in favor of Emanuel
                    Weintraub Inter Vivos Trust
10.13(1)            $2,000,000  Promissory  Note  dated  March 31,  1999 by Lari
                    Acquisition Company, Inc.
10.14(1)            Amendment to $2,000,000 Promissory Note dated August 1, 1999 by Lari  Acquisition  Company,  Inc.  in  favor  of  Emanuel
                    Weintraub Inter Vivos Trust
10.15(1)            Pre-Need  Trust  Agreement  dated  October  1,  1993  by and between Neptune Management Corp. and Sunbank/South  Florida,
                    N.A.
10.16(1)            Asset Purchase Agreement dated March 31, 1992 by and between
                    Heritage  Cremation  Services,  Inc., Joseph Estephan,  Elie
                    Estephan and Emanuel Weintraub

Exhibit
Number              Description
-------             -----------
10.17(1)            Form of Commissioned Contractor Agreement
10.18(1)            Agency  Agreement  dated for reference  July 22, 1999 by and between  Neptune  Society and  Standard  Securities  Capital
                    Corporation
10.19(1)            Amendment  to Agency  Agreement  dated August 5, 1999 by and between  Neptune  Society and  Standard  Securities  Capital
                    Corporation
10.20(1)            Form of Subscription Agreement
10.21(1)            Form of Registration Rights Agreement
10.22(1)            Debenture and Warrant Purchase  Agreement dated November 24,
                    1999.
10.23(1)            Form of Convertible Debenture
10.24(1)            Asset  Purchase  Agreement  dated  December 31, 1999, by and among  Neptune  Society,  Crematory  Society of  Washington,
                    Inc., and John C. Ayres.
10.25(1)            Asset Purchase  Agreement dated March 15, 2000, by and among
                    Neptune  Society,  Cremation  Society  of Iowa,  Inc.,  Dave
                    Noftsger, and John Bethel
10.26(1)            Asset Purchase Agreements and Merger Agreement dated July 5,
                    2000,  by and  among  Neptune  Society,  Heritage  Memorial,
                    Community  Memorial  Centers,  David Schroeder,  and Michael
                    Ashe
10.27(1)            Agency  Agreement  dated for reference  July 31, 2000 by and between  Neptune  Society and  Standard  Securities  Capital
                    Corporation
10.28(2)            Employment  Agreement  by and  between the Company and Marco
                    Markin
10.29(2)            Employment  Agreement  by and  between the Company and David
                    Schroeder
10.30(2)            Employment  Agreement  by and between the Company and Rodney
                    M. Bagley
10.31(2)            Memorandum of  Understanding  by and between the Company and
                    Private Investment Company
10.32(2)            Loan  Agreement   dated  August  8,  2001  with  Green  Leaf
                    Investors I, LLC, a California limited liability company
10.33(2)            Warrant issued to Green Leaf
10.34(2)            Guaranty issued to Green Leaf
10.35(3)            Second Debt Restructuring Agreement
10.36(3)            Third Debt Restructuring Agreement
10.37(4)            Asset Purchase Agreement effective as of January 31, 2002 by and between Western Management  Services,  L.L.C., an Oregon
                    limited  liability  company,   Wilhelm  Mortuary,   Inc.,  a
                    corporation  incorporated  under  the  laws of the  State of
                    Oregon,   and  The   Neptune   Society,   Inc.,   a  Florida
                    corporation,   and  Neptune  Society  of  America,  Inc.,  a
                    California corporation
10.38(4)            Service  Agreement  effective  as of March 8,  2002,  by and between  Western  Management  Services,  L.L.C.,  an  Oregon limited liability company, and The Neptune Society,  Inc., a
                    Florida Corporation.
10.39(4)            Note  Extension  And  Assumption  Agreement  effective as of
                    January  31,  2002,  and  is  made  by and  between  Western
                    Management  Services,  L.L.C.,  an Oregon limited  liability company, Wilhelm Mortuary, Inc., an Oregon corporation,  The
                    Neptune  Society,  Inc.,  a  Florida  corporation,   Neptune
                    Society of America,  Inc.,  a  California  corporation,  and
                    Green Leaf Investors I, LLC, a California  limited liability company.
10.40(4)            Convertible  Debenture in the  principal  amount of $75,000, due July 31, 2002,  issued to Green Leaf Investors I, LLC, a
                    California limited liability company.
10.41(4)            Debenture and Warrant  Amendment  Agreement  effective as of
                    December 31, 2001, by and between The Neptune Society, Inc., a Florida  corporation,  CapEx,  L.P.,  a  Delaware  limited partnership,  and D.H. Blair Investment Banking Corp., a New
                    York corporation.
10.42(4)            Form of CapEx, L.P. Debenture Amendment
10.43(4)            Form  of  D.H.  Blair  Investment  Banking  Corp.  Debenture
                    Amendment
10.44(4)            Form of Warrant Amendment
10.45(5)            Form of Debenture
10.46(8)            Employment  Agreement by and between the Company and Douglas
                    Irving

Exhibit
Number              Description
-------             -----------
10.47(8)            Employment  Agreement  by and  between  the Company and Doug
                    Irving
10.48(8)            Employment  Agreement  by and  between the Company and Barry
                    Maynes
10.49(8)            Employment  Agreement  by and  between  the Company and Gary
                    Harris
10.50(8)            Employment  Agreement by and between the Company and Matthew
                    Markin
10.51(8)            Employment  Agreement by and between the Company and Matthew
                    Hoogendoorn
10.52(8)            Amendment to Employment Agreement by and between the Company and Marco Markin
10.53(9)            Debenture Purchase and Amendment  Agreement  effective as of
                    July 31,  2003 by and between  The  Neptune  Society,  Inc.,
                    CapEx, L.P. and D.H. Blair Investment Banking Corp.
10.54(9)            Form of Amended and Restated  Debenture  dated July 31, 2003 issued to CapEx, L.P. in the principal amount of $5,029,344
10.55(9)            Form of Amended and Restated  Debenture  dated July 31, 2003 issued  to  D.H.  Blair  Investment  Banking  Corp.  in  the principal amount of $2,352,896
10.56(9)            Form of Warrant issued to CapEx, L.P.
10.57(9)            Form of  Warrant  issued to D.H.  Blair  Investment  Banking
                    Corp.
10.58(9)            Form  of  Security  Agreement
23.1                Consent  of  Stonefield Josephson, Inc.
                    Consent of Eric Littman (included in Exhibit 5.1)
-------------------
(1)  Previously filed on February 12, 2001.
(2)  Previously  filed as an exhibit to Form 10-Q (for the Period ended June 30,
     2001) on August 14, 2001.
(3) Previously filed as an exhibit to Form 10-Q/A (for the Period ended June 30, 2001) on August 20, 2001.
(4) Previously filed as an exhibit to Form 10-K (for the period ended December 31, 2001) on April 2, 2002.
(5) Previously filed on Form 10-Q (for the period ended March 31, 2002) on May 15, 2002.
(6)  Previously filed on Form 8-K on June 3, 2002.
(7) Previously filed on Form 10-Q (for the period ended September 30, 2002) on November 14, 2002.
(8) Previously filed on Form 10-K (for the period ended December 31, 2002) on May 1, 2003.
(9) Previously filed on Form 10-QSB (for the period ended June 30, 2003) on August 19, 2003.


ITEM 17. UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sherman Oaks, state of California, on December 24, 2003.



                                    The Neptune Society, Inc.


                                    By: /S/ Marco Markin
                                        ---------------------------------------
                                           Marco Markin
                                           Chief Executive Officer and Director


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sherman Oaks, state of California, on December 24, 2003.




                                    By: /S/ Matthew Hoogendoorn
                                        ----------------------------------------
                                        Matthew Hoogendoorn
                                        Chief Financial Officer and Director

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of Marco Markin and Matthew Hoogendoorn his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                      Title                          Date

/s/ Marco Markin               Chief Executive Officer        December 24, 2003
----------------------------   and Director (principal
Marco Markin                   executive officer)




/s/ Matthew Hoogendoorn        Chief Financial Officer,       December 24, 2003
----------------------------   Secretary and Director
Matthew Hoogendoorn            (principal financial officer)



/s/ Bryan G. Symington Smith   Director                       December 24, 2003
----------------------------
Bryan G. Symington Smith



/s/ Brent Lokash               Director                       December 24, 2003
----------------------------
Brent Lokash